Exhibit 10.7

EXECUTION VERSION

REORGANIZATION AND CONTRIBUTION AGREEMENT

BY AND AMONG

SEAMLESS NORTH AMERICA, LLC,

GRUBHUB, INC.,

GRUBHUB HOLDINGS INC.,

PIZZA 1 CO.,

PIZZA 2 CO.,

SLW INVESTOR, LLC,

AND

SEAMLESS HOLDINGS CORPORATION

Dated as of May 19, 2013

ARTICLE VIII TERMINATION; FEES AND EXPENSES		74

8.1	Termination	74
8.2	Effect of Termination	76
8.3	Fees and Expenses	76

ARTICLE IX SURVIVAL AND INDEMNIFICATION		76

9.1	In General; Survival of Representations and Warranties	76
9.2	Indemnification	77
9.3	Limitations on Indemnification Obligations	79
9.4	Indemnification Procedures	80
9.5	Settlement of Indemnification Claims	82
9.6	Exclusive Remedy	86
9.7	Termination Upon IPO or Change of Control	86
9.8	Tax Treatment of Indemnification	87
9.9	Purpose of Indemnification	87

ARTICLE X TAX MATTERS		87

10.1	Transfer Taxes	87
10.2	Cooperation on Tax Matters	87
10.3	Filing of Tax Returns	87
10.4	Tax Proration	89
10.5	Contest Provisions	90
10.6	FIRPTA Certificate	91
10.7	Overlap	91
10.8	Additional Tax Matters	91

ARTICLE XI MISCELLANEOUS		92

11.1	Amendment	92
11.2	Thin Crust Equityholder Representative	92
11.3	Thin Crust Equityholder Corp. Stockholder Representative	93
11.4	Deep Dish Stockholder Representative	94
11.5	Waiver	94
11.6	Notices	95
11.7	Specific Performance	98
11.8	Interpretation	99
11.9	Severability	100
11.10	Entire Agreement	100
11.11	Binding Effect; Third Party Beneficiaries; Assignment	100
11.12	Failure or Indulgence Not Waiver	100
11.13	Governing Law	100
11.14	CONSENT TO JURISDICTION	100
11.15	WAIVER OF JURY TRIAL	101
11.16	Counterparts; Electronic Signatures	101

EXHIBITS

Exhibit A	–	Joinder Agreement
Exhibit B	–	Parent Stockholders’ Agreement
Exhibit C	–	Tax Matters Agreement
Exhibit D	–	Registration Rights Agreement
Exhibit E	–	Amended Deep Dish Charter
Exhibit F	–	Amended Parent Charter
Exhibit G	–	Deep Dish Certificate of Merger
Exhibit H	–	Deep Dish Surviving Corporation Charter
Exhibit I	–	Thin Crust Certificate of Merger
Exhibit J	–	Stock Repurchase Agreement
Exhibit K	–	Option Plan

REORGANIZATION AND CONTRIBUTION AGREEMENT

This REORGANIZATION AND CONTRIBUTION AGREEMENT, dated as of May 19, 2013 (this “Agreement”), is by and among Seamless North America, LLC, a Delaware limited liability company (“Thin Crust”), GrubHub, Inc., a Delaware corporation (“Deep Dish”), GrubHub Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Deep Dish (“Parent”), Pizza 1 Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“DD Acquisition Sub”), Pizza 2 Co., a Delaware corporation and a wholly owned subsidiary of Parent (“TC Acquisition Sub”), SLW Investor, LLC, a Delaware limited liability company (“Thin Crust Equityholder LLC”), Seamless Holdings Corporation, a Delaware corporation (“Thin Crust Equityholder Corp.”) and the other equityholders (the “Joining Thin Crust Equityholders”) of Thin Crust who become party hereto by executing a joinder agreement in the form attached as Exhibit A (a “Joinder Agreement”). Benjamin C. Spero, an individual (“Thin Crust Equityholder Representative”), Justin Sadrian, an individual (“Thin Crust Equityholder Corp. Stockholder Representative”) and Steven Spurlock, an individual (“Deep Dish Stockholder Representative”) are each parties to this Agreement solely in their respective capacities as representatives of the Thin Crust Equityholders, Thin Crust Equityholder Corp. Stockholders and Deep Dish Stockholders, respectively.

WHEREAS, Thin Crust, together with its Subsidiaries, provides online and mobile food ordering services (the “Thin Crust Business”);

WHEREAS, Deep Dish, together with its Subsidiaries, provides online and mobile food ordering services (the “Deep Dish Business”);

WHEREAS, Thin Crust and Deep Dish wish to combine the Thin Crust Business and the Deep Dish Business (as so combined, the “Business”);

WHEREAS, the boards of directors or boards of managers, as applicable, of each of Thin Crust, Deep Dish, Parent, DD Acquisition Sub, TC Acquisition Sub, Thin Crust Equityholder LLC and Thin Crust Equityholder Corp. have approved this Agreement and deem it advisable and in the best interests of their respective stockholders or equityholders, as applicable, to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein;

WHEREAS, the Transactions include (i) the recapitalization of Deep Dish, (ii) the merger of DD Acquisition Sub with and into Deep Dish with Deep Dish as the surviving corporation, (iii) the merger of TC Acquisition Sub with and into Thin Crust Equityholder Corp. with Thin Crust Equityholder Corp. as the surviving corporation, (iv) the contribution by Thin Crust Equityholder LLC of Thin Crust Preferred Units for an equal number of shares of Parent Preferred Stock and the contribution by each other Remaining Thin Crust Equityholder of Thin Crust Common Units for an equal number of shares of Parent Common Stock and (v) the repurchase by Parent of shares of Parent Common Stock and Preferred Stock held by the Deep Dish Sellers;

WHEREAS, the Deep Dish Recapitalization is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code;

WHEREAS, the Organization Transactions are part of an integrated transaction in which (i) each Deep Dish stockholder, (ii) each Thin Crust Equityholder Corp. stockholder, (iii) Thin Crust Equityholder LLC, and (iv) the other Remaining Thin Crust Equityholders are treated as transferring (a) Deep Dish shares, (b) Thin Crust Equityholder Corp. shares, (c) Thin Crust Preferred Units, and (d) Thin Crust Common Units, respectively, to Parent in a transaction qualifying under section 351 of the Code;

WHEREAS, it is intended that (i) the Thin Crust Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to such transaction;

WHEREAS, it is intended that (i) the Deep Dish Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to such transaction;

WHEREAS, simultaneously with the execution and delivery of this Agreement certain stockholders of Thin Crust Equityholder Corp., certain stockholders of Deep Dish, Thin Crust Equityholder LLC and Parent have entered into a Parent Stockholders’ Agreement in the form attached hereto as Exhibit B (the “Parent Stockholders’ Agreement”); and (ii) Parent, Thin Crust Equityholder Corp. and ARAMARK Holdings Corporation have entered into a Tax Matters Agreement in the form attached hereto as Exhibit C (the “Tax Matters Agreement”);

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement (i) Deep Dish has entered into employment agreements with certain employees of Deep Dish (the “Deep Dish Employment Agreements”), and (ii) Parent has entered into addendums to employment agreements or letter agreements with certain employees of Thin Crust (the “Thin Crust Employment Agreements” and, together with the Deep Dish Employment Agreements, the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that the term “Affiliate” excludes any portfolio company owned by any equityholder in Deep Dish or any Thin Crust Equityholder that is a private equity fund or a venture capital fund.

(b) “Amended Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Thin Crust, by and among Thin Crust, Thin Crust Equityholder LLC and Aramark, dated June 6, 2011, as amended pursuant to Amendment No. 1, dated October 14, 2011 and Amendment No. 2, dated November 15, 2012.

(c) “Antitrust Laws” means the HSR Act and other similar foreign or domestic competition or antitrust Laws.

(d) “Aramark” means ARAMARK Corporation, a Delaware corporation.

(e) “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

(f) “Certificate” means a certificate representing Equity Securities of a Person.

(g) “Claim” means any claim, suit, action, arbitration, charge, complaint, demand, hearing, criminal prosecution, investigation, or proceeding, whether at law or at equity.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the Regulations issued thereunder.

(i) “Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease. commitment or plan, whether oral or written, but in each case, intending to be legally binding upon the parties thereto.

(j) “Court” means any court or arbitral tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

(k) “Deep Dish Capital Stock” means, collectively, Deep Dish Common Stock and Deep Dish Preferred Stock.

(l) “Deep Dish Closing Date Percentage” means the amount, expressed as a percentage, obtained by dividing (y) the aggregate number of shares of Parent Common Stock held by all Deep Dish Post-Merger Equityholders (on an as-converted to Parent Common Stock basis), immediately after giving effect to the Closing; by (z) the aggregate number of shares of Parent Common Stock held by the Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders, collectively (on an as-converted to Parent Common Stock basis), immediately after giving effect to the Closing.

(m) “Deep Dish Disclosure Schedule” means the Deep Dish Disclosure Schedule delivered by Deep Dish to Thin Crust concurrently with the execution of this Agreement.

(n) “Deep Dish Equityholders” means the holders of capital stock of Deep Dish immediately prior to the Deep Dish Effective Time.

(o) “Deep Dish Exchange Ratio” means 1.01197.

(p) “Deep Dish Fundamental Representations” means (i) those representations and warranties set forth in Sections 3.1, 3.3 and 3.23 and (ii) the representations and warranties contained in the letters of transmittal delivered by the Deep Dish Equityholders in connection with the Deep Dish Merger.

(q) “Deep Dish Intellectual Property” means all Intellectual Property owned by Deep Dish and the Deep Dish Subsidiaries, purported to be owned by Deep Dish or a Deep Dish Subsidiary or used or held for use by Deep Dish or the Deep Dish Subsidiaries in the Deep Dish Business. “Deep Dish Intellectual Property” includes the Deep Dish Software Products.

(r) “Deep Dish Investor Agreements” means, collectively, (i) the Amended and Restated Investors’ Rights Agreement, dated as of September 8, 2011, by and among Deep Dish and the stockholders of Deep Dish party thereto, (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 8, 2011, by and among Deep Dish and the stockholders of Deep Dish party thereto, (iii) the Amended and Restated Voting Agreement, dated as of September 8, 2011, by and among Deep Dish and the stockholders of Deep Dish party thereto, (iv) the Amendment to Series E Financing Agreements, dated as of September 19, 2011, by and among Deep Dish and the stockholders of Deep Dish party thereto, (v) the Series A Preferred Stock Purchase Agreement, dated as of November 9, 2007, by and among Deep Dish and the stockholders of Deep Dish party thereto, and (vi) the Series B Preferred Stock Purchase Agreement, dated as of March 9, 2009, by and among Deep Dish and the stockholders of Deep Dish party thereto.

(s) “Deep Dish Key Employee” means an employee of Deep Dish or any Deep Dish Subsidiary with a level of seniority or title of a “Vice President” or above.

(t) “Deep Dish Material Adverse Effect” means, with respect to Deep Dish and the Deep Dish Subsidiaries, any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations, financial conditions of Deep Dish and the Deep Dish Subsidiaries taken as a whole, other than an effect resulting from a Deep Dish Excluded Matter or (ii) has had, or would reasonably be expected to have, a material adverse effect on Deep Dish’s or any Deep Dish Subsidiary’s ability to consummate the Transactions. “Deep Dish Excluded Matter” means either one or all of the following: (i) any change in general economic conditions, capital or financing markets or any change that generally affects any industry in which Deep Dish or any Deep Dish Subsidiary operates (other than any such change, effect or event materially disproportionately affecting Deep Dish or any of the Deep Dish Subsidiaries relative to other businesses operating in the same industry and geography as Deep Dish and the Deep Dish Subsidiaries); (ii) changes in laws, Regulations or GAAP (other than any such change, effect or event materially disproportionately affecting Deep Dish or any of the Deep Dish Subsidiaries relative to other businesses operating in the same industry and geography as Deep Dish and the Deep Dish

Subsidiaries); (iii) acts of war, terrorism, military actions or any escalation or worsening thereof (other than to the extent any such act materially disproportionately affects Deep Dish or any of the Deep Dish Subsidiaries relative to other businesses operating in the same industry and geography as Deep Dish and the Deep Dish Subsidiaries); (iv) the parties’ entry into this Agreement or the announcement or consummation of the Transactions; or (v) any action expressly required to be taken pursuant to this Agreement or any matter specifically disclosed in the Deep Dish Disclosure Schedule as a liability (but only to the extent described therein).

(u) “Deep Dish Material Contract” means any of the following Contracts or agreements to which Deep Dish or any Deep Dish Subsidiary is a party:

(i) Contracts between Deep Dish or any Deep Dish Subsidiary and any other Person relating to the provision by such other Person of food and related products and services through Deep Dish or any Deep Dish Subsidiary (each such Person, a “Deep Dish Restaurant Client”) pursuant to which the aggregate dollar value of orders from Deep Dish or any Deep Dish Subsidiary to such Deep Dish Restaurant Client for the fiscal year ended December 31, 2012 was at least $210,000 or for the fiscal year ended December 31, 2011 was at least $210,000;

(ii) Contracts, excluding those responsive to part (i) above, involving payment by or to Deep Dish or the applicable Deep Dish Subsidiary in excess of $100,000 for the fiscal year ended December 31, 2012 or for the fiscal year ended December 31, 2011;

(iii) Contracts with any of the Deep Dish Suppliers;

(iv) Contracts for the employment of any Deep Dish Key Employee or any severance, change-of-control, or employee separation agreement with any Deep Dish Key Employee, or any collective bargaining agreement or Contract with any labor union;

(v) Contracts relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its material assets, or any guaranty of an obligation of a third party;

(vi) Contracts relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(vii) Contracts limiting the freedom of Deep Dish or any of its Subsidiaries, or that would limit the freedom of Thin Crust or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time;

(viii) Contracts involving the in-bound or out-bound license of Intellectual Property (other than licenses for off-the-shelf software);

(ix) Contracts under which Deep Dish or any Deep Dish Subsidiary has an obligation to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property (other than pursuant to any Contracts for the provision of any of Deep Dish’s services or Deep Dish Software Products to Deep Dish’s end-user customers or other third parties that have been entered into in the ordinary course of business consistent with past practice);

(x) Contracts or group of related Contracts which are not cancelable by Deep Dish or the applicable Deep Dish Subsidiary without penalty or premium on twelve (12) months’ or less notice;

(xi) Contracts with any Governmental Entity;

(xii) acquisition or divestiture agreements, whether by merger, stock or asset sale or otherwise, entered into at any time during the five (5) years prior to the date hereof;

(xiii) the Deep Dish Leases;

(xiv) Contracts under which it is lessee of or holds or operates any personal property, owned by any other party, which involves annual rental payments of greater than $50,000 or group of such Contracts with the same Person which involve consideration in excess of $50,000 in the aggregate;

(xv) Contracts under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $50,000 or group of such Contracts with the same Person which involve consideration in excess of $50,000 in the aggregate;

(xvi) Contract appointing any agent to act on its or their behalf or any power of attorney; or

(xvii) partnership, joint venture or other similar Contract, in each case involving a share of profits, losses, costs, or liabilities with any other Person.

(v) “Deep Dish Permitted Liens” means: (i) Liens expressly disclosed in the footnotes to the Deep Dish Financial Statements, (ii) non-material Liens or those which arise by operation of Law in the ordinary course of business and which do not detract in any material respect from the value of the property subject thereto or impair the operations of Deep Dish or the Deep Dish Subsidiaries, (iii) purchase money Liens incurred in the ordinary course of business to secure the purchase price of equipment or assets or Liens securing Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or assets, (iv) leases encumbering leased real and personal property and (v) liens for Taxes not yet due and payable or the validity of which is being contested in good faith and for which adequate and reasonable reserves are set forth in the Deep Dish Financial Statements, and all of which contested Taxes are disclosed in Schedule 3.16.

(w) “Deep Dish Post-Merger Equityholders” means the Deep Dish Equityholders who become stockholders of Parent as a result of the Deep Dish Merger.

(x) “Deep Dish Pro Rata Share” means, with respect to any Deep Dish Post-Merger Equityholder, the quotient, expressed as a percentage, obtained by dividing (i) the number of shares of Parent Capital Stock held by such Deep Dish Post-Merger Equityholder (on an as-converted to Parent Common Stock basis) by (ii) the number of shares of Parent Capital Stock held by all Deep Dish Post-Merger Equityholders (on an as-converted to Parent Common Stock basis).

(y) “Deep Dish Recapitalization Approval” means the affirmative vote of the holders of at least (i) 66 2/3% of all outstanding shares of Deep Dish Preferred Stock, (ii) a majority of all outstanding shares of Deep Dish Capital Stock, voting together as a single class and (iii) a majority of all outstanding shares of each series of Deep Dish Capital Stock, in each case approving (i) the Deep Dish Recapitalization, (ii) the Repurchase and (iii) the termination of the Deep Dish Investor Agreements.

(z) “Deep Dish Sellers” means Michael Evans, Chuck Templeton, Leo Capital Holdings, LLC and Origin Ventures II, L.P.

(aa) “Deep Dish Shares” means shares of (i) preferred stock, par value $0.0001 per share and (ii) common stock, par value $0.0001 per share, of Deep Dish.

(bb) “Delaware Courts” means, collectively, (i) any Federal court sitting in the State of Delaware, (ii) the Delaware Court of Chancery and (iii) any other state courts sitting in the State of Delaware.

(cc) “DGCL” means the General Corporation Law of the State of Delaware.

(dd) “Disclosure Schedules” means the Deep Dish Disclosure Schedule and the Thin Crust Disclosure Schedule.

(ee) “Employee Program” means (A) each employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (B) each stock option, stock purchase, bonus or other incentive award, severance pay, deferred compensation, employment, executive compensation, change in control, supplemental income, vacation and similar employee benefit plan, program, policy, agreement, and arrangement; and (C) each other plan or arrangement providing compensation or benefits to any employee or non-employee director. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ff) “Equity Securities” means shares of capital stock, membership or partnership units or interests, or other equity interests, all securities convertible into, or exchangeable for, any of them, and all options, warrants, or other rights to purchase any of them.

(gg) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the Regulations issued thereunder.

(hh) “ERISA Affiliate” of an entity means any other entity that is or would have ever been considered a single employer with such entity under Section 4001(b) of ERISA or part of the same “controlled group” as such entity for purposes of Section 302(d)(3) of ERISA.

(ii) “Fundamental Representations” means, collectively, the Deep Dish Fundamental Representations, Thin Crust Fundamental Representations and Thin Crust Equityholders Fundamental Representations.

(jj) “GAAP” means United States generally accepted accounting principles.

(kk) “Governmental Entity” means any national, Federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative, or arbitral body or public or private tribunal.

(ll) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the Regulations issued thereunder.

(mm) “Indebtedness” means, with respect to any Person, all indebtedness (including all accrued interest and any prepayment penalties or fees) of such Person for borrowed money from others, or otherwise classified as “indebtedness” in accordance with GAAP.

(nn) “Indemnification Committee” shall have the meaning ascribed to such term in the Parent Stockholders’ Agreement.

(oo) “Indemnity Issuance” means any of a Deep Dish Indemnity Issuance, a Thin Crust Indemnity Issuance or a SHC Tax Indemnity Issuance.

(pp) “Individual Thin Crust Equityholders” means, collectively, any holder of Thin Crust Units (including the Joining Thin Crust Equityholders), other than Thin Crust Equityholder Corp. and Thin Crust Equityholder LLC.

(qq) “Intellectual Property” means (i) all intellectual property rights, including patents, patent applications, trademarks, trademark applications, tradenames, servicemarks, servicemark applications, trade dress, logos and designs, software, source codes, copyrights and copyright applications, (ii) rights in know-how, trade secrets and confidential or proprietary information, (iii) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (iv) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

(rr) “IRS” means the United States Internal Revenue Service.

(ss) “knowledge” means, (y) as applied to Thin Crust, the actual collective knowledge of Jonathan Zabusky, Theodore Pastva, Margo Drucker and Karen Miller, and the knowledge that each such person would reasonably be expected to obtain after reasonable due inquiry, and (z) as applied to Deep Dish, the actual collective knowledge of Matthew Maloney, Michael Evans, Adam DeWitt, Ethel Spyratos and Jennifer Haughey, and the knowledge that each such person would reasonably be expected to obtain after reasonable due inquiry. For purposes of this definition, “reasonable due inquiry” means due inquiry of the respective direct reports of each such individual.

(tt) “Law” means all laws (including any common law), statutes, ordinances, directives and Regulations of any Governmental Entity, including all Orders of Courts having the effect of law in any jurisdiction.

(uu) “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, bailment, levy, encumbrance, charge, easement, rights of first refusal, servitude or transfer restriction or security interest of any kind whatsoever in or on such asset (including the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call, appreciation right or similar right of a third party with respect to such securities. For the avoidance of doubt, the non-exclusive license of an Intellectual Property right shall not in itself constitute a Lien.

(vv) “Loss” or “Losses” means any and all damages (including lost profits, opportunity costs, multiples or similar items), liabilities, losses, diminution in value, deficiencies, obligations, Liens, assessments, orders, actions, causes of action, judgments, Taxes, fines, penalties, costs and expenses (including, subject to Section 9.4, reasonable fees, disbursements and expenses of attorneys, accountants, consultants and other advisors), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing). For purposes of determining any Loss constituting a diminution in value (or similar measure of damages), the parties shall utilize the same valuation methodology used to determine “V” for such Loss pursuant to Section 9.5(b).

(ww) “Mergers” means the Deep Dish Merger and the Thin Crust Merger, collectively.

(xx) “Material Divestiture” means any divestiture, abandonment, or other disposition of assets, contracts, or rights that, when combined with any and all other divestitures, abandonments or other dispositions of assets, contracts or rights of either Thin Crust or Deep Dish or their respective Subsidiaries made in connection with the transactions contemplated hereby, in the aggregate generated more than 15% of the pro forma combined annual revenues for the Thin Crust Business and the Deep Dish Business for the 12 months ended February 28, 2013.

(yy) “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

(zz) “Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Entity.

(aaa) “Organizational Documents” means, with respect to any Person, each instrument or other document that (i) defines the existence of such Person, including its certificate of formation or limited partnership or articles or certificate of incorporation, as filed or recorded with an applicable Governmental Entity, or (ii) governs the internal affairs of such Person, including its partnership agreement, limited liability company agreement, stockholders’ agreement, or by-laws.

(bbb) “Organization Transactions” means the Deep Dish Merger, the Thin Crust Merger, the Contribution, and other transactions contemplated by this Agreement (but excluding the Deep Dish Recapitalization and the Repurchase).

(ccc) “Parent Capital Stock” means collectively the Parent Common Stock and the Parent Preferred Stock.

(ddd) “Parent Charter Approval” means the affirmative vote of the holders of a majority of the outstanding capital stock of Parent (i) approving the filing of the Amended Parent Charter and (ii) electing the individuals who are directors of Deep Dish to be directors of Parent effective immediately prior to the Deep Dish Effective Time.

(eee) “Parent Preferred Stock” means the Series A Preferred Stock of Parent, $0.0001 par value per share.

(fff) “Permits” means all permits, licenses, and authorizations from, and registrations, with, any Governmental Entity.

(ggg) “Person” shall be construed broadly to mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

(hhh) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

(iii) “Repurchase” means the repurchase of shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 6.11.

(jjj) “Registration Rights Agreement” means the Registration Rights Agreement, in the form attached hereto as Exhibit D.

(kkk) “Regulation” means any rule, regulation, or binding policy or interpretation of any Governmental Entity.

(lll) “Related Agreements” means this Agreement, the Registration Rights Agreement, the Parent Stockholders’ Agreement and the Tax Matters Agreement.

(mmm) “Remaining Thin Crust Equityholders” means, collectively, Thin Crust Equityholder, LLC and the Individual Thin Crust Equityholders.

(nnn) “SHC Tax Indemnified Parties” means, collectively, the Deep Dish Post-Merger Equityholders and the Thin Crust Equityholders (other than the Thin Crust Equityholder Corp. Stockholders).

(ooo) “SHC Tax Pro Rata Share” means, with respect to any SHC Tax Indemnified Party, the quotient, expressed as a percentage, obtained by dividing (i) the number of shares of Parent Capital Stock held by such SHC Tax Indemnified Party (on an as-converted to Parent Common Stock basis) by (ii) the number of shares of Parent Capital Stock held by all SHC Tax Indemnified Parties (on an as-converted to Parent Common Stock basis).

(ppp) “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

(qqq) “Subsidiary” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, 50% or greater of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

(rrr) “Tax Closing Date Percentage” means the amount, expressed as a percentage, obtained by dividing (y) the aggregate number of shares of Parent Common Stock held by all SHC Indemnified Parties (on an as-converted to Parent Common Stock basis), immediately after giving effect to the Closing; by (z) the aggregate number of shares of Parent Common Stock held by the Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders, collectively (on an as-converted to Parent Common Stock basis), immediately after giving effect to the Closing.

(sss) “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

(ttt) “Tax Returns” means any return, declaration, report, and claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

(uuu) “Taxes” (including, with correlative meaning, the terms “Tax” and “Taxable”) means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, escheat or unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any Governmental Entity, (b) liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any consolidated or unitary group or being (or having been) included or required to be included in any Tax Return related thereto pursuant to Treasury Regulations Section 1.1502-6(a) or any similar provision of state, local or foreign Law or otherwise, and (c) liability for the payment of any amount of the type described in clause (a) or clause (b) above as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(vvv) “TC Stockholder Approval” means the affirmative vote of the holders of at least a majority of the TC Acquisition Sub Common Stock approving the Thin Crust Merger.

(www) “Thin Crust Closing Date Percentage” means the amount, expressed as a percentage, obtained by dividing (y) the aggregate number of shares of Parent Common Stock held by all Thin Crust Equityholders (on an as-converted to Parent Common Stock basis), immediately after giving effect to the Closing; by (z) the aggregate number of shares of Parent Common Stock held by the Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders, collectively (on an as-converted to Parent Common Stock basis), immediately after giving effect to the Closing.

(xxx) “Thin Crust Common Unit” means a Common Unit, as defined in the Amended Operating Agreement.

(yyy) “Thin Crust Disclosure Schedule” means the Thin Crust Disclosure Schedule delivered by Thin Crust to Deep Dish concurrently with the execution of this Agreement.

(zzz) “Thin Crust Equityholders” means the Thin Crust Equityholder Corp. Stockholders and the equityholders of Thin Crust (other than Thin Crust Equityholder Corp.) immediately prior to the Contribution.

(aaaa) “Thin Crust Equityholder Corp. Stockholders” means the holders of capital stock of Thin Crust Equityholder Corp. immediately prior to the Thin Crust Effective Time.

(bbbb) “Thin Crust Equityholders Fundamental Representations” means (i) those representations and warranties set forth in Sections 5.1(a), (b), and (e), 5.2(a), (b), (e), and (h), and 5.3(a), (b) and (d).

(cccc) “Thin Crust Fundamental Representations” means those representations and warranties set forth in Sections 4.1, 4.3 and 4.23.

(dddd) “Thin Crust Intellectual Property” means all Intellectual Property owned by Thin Crust and the Thin Crust Subsidiaries, purported to be owned by Thin Crust or a Thin Crust Subsidiary or used or held for use by Thin Crust or the Thin Crust Subsidiaries in the Thin Crust Business. “Thin Crust Intellectual Property” includes the Thin Crust Software Products.

(eeee) “Thin Crust Key Employee” means an employee of Thin Crust or any Thin Crust Subsidiary with a level of seniority or title of a “Vice President” or above.

(ffff) “Thin Crust Material Adverse Effect” means, with respect to Thin Crust and the Thin Crust Subsidiaries, any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations, financial conditions of Thin Crust and the Thin Crust Subsidiaries taken as a whole, other than an effect resulting from a Thin Crust Excluded Matter or (ii) has had, or would reasonably be expected to have, a material adverse effect on Thin Crust’s or any Thin Crust Subsidiary’s ability to consummate the Transactions. “Thin Crust Excluded Matter” means either one or all of the following: (i) any change in general economic conditions, capital or financing markets or any change that generally affects any industry in which Thin Crust or any Thin Crust Subsidiary operates (other than any such change, effect or event materially disproportionately affecting Thin Crust or any of the Thin Crust Subsidiaries relative to other businesses operating in the same industry and geography as Thin Crust and the Thin Crust Subsidiaries); (ii) changes in laws, Regulations or GAAP (other than any such change, effect or event materially disproportionately affecting Thin Crust or any of the Thin Crust Subsidiaries relative to other businesses operating in the same industry and geography as Thin Crust and the Thin Crust Subsidiaries); (iii) acts of war, terrorism, military actions or any escalation or worsening thereof (other than to the extent any such act materially disproportionately affects Thin Crust or any of the Thin Crust Subsidiaries relative to other businesses operating in the same industry and geography as Thin Crust and the Thin Crust Subsidiaries); (iv) the parties’ entry into this Agreement or the announcement or consummation of the Transactions; or (v) any action expressly required to be taken pursuant to this Agreement or any matter specifically disclosed in the Thin Crust Disclosure Schedule as a liability (but only to the extent described therein).

(gggg) “Thin Crust Material Contract” means any of the following Contracts or agreements to which Thin Crust or any Thin Crust Subsidiary is a party:

(i) (a) Contracts between Thin Crust or any Thin Crust Subsidiary and any other Person relating to the provision by such other Person of food and related products and services through Thin Crust or any Thin Crust Subsidiary (each such Person, a “Thin Crust Restaurant Client”) pursuant to which the aggregate dollar value of orders from Thin Crust or any Thin Crust Subsidiary to such Thin Crust Restaurant Client for the fiscal year ended September 30, 2012 was at least $500,000 or for the fiscal year ended September 30, 2011 was at least $500,000; and (b) Contracts between Thin Crust or any Thin Crust Subsidiary and any other Person relating to the provision by Thin Crust or any Thin Crust Subsidiary of online and mobile food ordering services to such other Person (each such Person, a “Thin Crust Corporate Client”) pursuant to which the aggregate dollar value of orders for such Thin Crust Corporate Client for the fiscal year ended September 30, 2012 was at least $800,000 or for the fiscal year ended September 30, 2011 was at least $800,000;

(ii) Contracts, excluding those responsive to part (i) above, involving a payment by Thin Crust or the applicable Thin Crust Subsidiary in excess of $100,000 for the fiscal year ended September 30, 2012 or for the fiscal year ended September 30, 2011;

(iii) Contracts with any of the Thin Crust Suppliers;

(iv) Contracts for the employment of any Thin Crust Key Employee or any severance, change-of-control or employee separation agreement with any Thin Crust Key Employee, or any collective bargaining agreement or Contract with any labor union;

(v) Contracts relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its material assets, or any guaranty of an obligation of a third party;

(vi) Contracts relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(vii) Contracts limiting the freedom of Thin Crust or any of its Subsidiaries to freely engage in any line of business or with any Person anywhere in the world or during any period of time;

(viii) Contracts involving the in-bound or out-bound license of Intellectual Property (other than licenses for off-the-shelf software);

(ix) Contracts under which Thin Crust or any Thin Crust Subsidiary has an obligation to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property (other than pursuant to any Contracts for the provision of any of Thin Crust’s services or Thin Crust Software Products to Thin Crust’s end-user customers or other third parties that have been entered into in the ordinary course of business consistent with past practice);

(x) Contracts or group of related Contracts which are not cancelable by Thin Crust or the applicable Thin Crust Subsidiary without penalty or premium on twelve (12) months’ or less notice;

(xi) Contracts with any Governmental Entity;

(xii) acquisition or divestiture agreements, whether by merger, stock or asset sale or otherwise, entered into at any time during the five (5) years prior to the date hereof;

(xiii) the Thin Crust Leases;

(xiv) Contracts under which it is lessee of or holds or operates any personal property, owned by any other party, which involves annual rental payments of greater than $50,000 or group of such Contracts with the same Person which involve consideration in excess of $50,000 in the aggregate;

(xv) Contracts under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $50,000 or group of such Contracts with the same Person which involve consideration in excess of $50,000 in the aggregate;

(xvi) Contract appointing any agent to act on its or their behalf or any power of attorney; or

(xvii) partnership, joint venture or other similar Contract, in each case involving a share of profits, losses, costs, or liabilities with any other Person.

(hhhh) “Thin Crust Permitted Liens” means: (i) Liens expressly disclosed in the footnotes to the Thin Crust Financial Statements, (ii) non-material Liens or those which arise by operation of Law in the ordinary course of business and which do not detract in any material respect from the value of the property subject thereto or impair the operations of Thin Crust or the Thin Crust Subsidiaries, (iii) purchase money Liens incurred in the ordinary course of business to secure the purchase price of equipment or assets or Liens securing Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or assets, (iv) leases encumbering leased real and personal property and (v) liens for Taxes not yet due and payable or the validity of which is being contested in good faith and for which adequate and reasonable reserves are set forth in the Thin Crust Financial Statements, and all of which contested Taxes are disclosed in Schedule 4.16.

(iiii) “Thin Crust Preferred Unit” means a Preferred Unit, as defined in the Amended Operating Agreement.

(jjjj) “Thin Crust Pro Rata Share” means, with respect to any Thin Crust Equityholder, the quotient, expressed as a percentage, obtained by dividing (i) the number of shares of Parent Capital Stock held by such Thin Crust Equityholder (on an as-converted to Parent Common Stock basis) by (ii) the number of shares of Parent Capital Stock held by all Thin Crust Equityholders (on an as-converted to Parent Common Stock basis), in each case after giving effect to the Thin Crust Merger and the Contribution.

(kkkk) “Thin Crust Requisite Stockholder Approval” means the approval of the Thin Crust Merger (i) in the case of Thin Crust Equityholder Corp., by the holders of at least a majority of the common stock, $0.01 par value of Thin Crust Equityholder Corp., and (ii) in the case of TC Acquisition Sub, by the holders of at least a majority of the TC Acquisition Sub Common Stock.

(llll) “Thin Crust Units” means, collectively, Thin Crust Common Units and Thin Crust Preferred Units.

(mmmm) “Transactions” means the Deep Dish Recapitalization, Deep Dish Merger, the Thin Crust Merger, the Contribution, the Repurchase and the other transactions contemplated by this Agreement.

1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Defined Term	Section
2012 Deep Dish Balance Sheet	3.5(a)
2012 Thin Crust Balance Sheet	4.5(a)
Actual TC Tax Distributions	10.8(e)
Agreement	Lead-In
Amended Deep Dish Charter	2.2

Defined Term	Section
Amended Parent Charter	2.3(a)
Business	Recitals
Capitalization Representations	9.1(b)
Closing	2.1
Cashed Out TC Shares	2.4(g)(i)
Closing Date	2.1
Confidentiality Agreement	6.2
Contribution	2.5
DD Acquisition Sub	Lead-In
DD Acquisition Sub Common Stock	2.3(h)(iv)
Deductible	9.3(a)
Deep Dish	Lead-In
Deep Dish Balance Sheet Date	3.6
Deep Dish Benefit Plans	3.14(a)
Deep Dish Business	Recitals
Deep Dish Certificate of Merger	2.3(c)
Deep Dish Closing Conditions	11.7
Deep Dish Common Stock	3.2(a)
Deep Dish Competing Transaction	6.6(b)
Deep Dish Effective Time	2.3(c)
Deep Dish Employment Agreements	Recitals
Deep Dish Financial Statements	3.5(a)
Deep Dish Indemnity Issuance	9.5(b)(i)
Deep Dish Leased Real Property	3.17(b)
Deep Dish Leases	3.17(b)
Deep Dish Merger	2.3(a)
Deep Dish Option	3.2(b)
Deep Dish Preferred Stock	3.2(a)
Deep Dish Recapitalization	2.2
Deep Dish Registered Intellectual Property	3.18(a)
Deep Dish Sales Incentive	3.22
Deep Dish Sellers	6.11
Deep Dish Software Products	3.18(d)(viii)
Deep Dish Stock Certificate	2.3(i)
Deep Dish Stockholder Representative	Lead-In
Deep Dish Subsidiaries	3.2(d)
Deep Dish Subsidiary Interests	3.2(e)
Deep Dish Substituted Option	6.8(c)
Deep Dish Supplier	3.20
Deep Dish Surviving Corporation	2.3(b)
Disqualified Individual	6.10
Employment Agreements	Recitals
End Date	8.1(b)
Environmental Law	3.13(b)(ii)
Exchange Agent	2.9(a)

Defined Term	Section
Hazardous Material	3.13(b)(i)
HSR Act Filings	6.4(a)
Indemnification Claim	9.5(a)(i)
Indemnified Group	9.5(a)(i)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Indemnity Cap	9.3(d)
Joinder Agreement	Lead-In
Latest Deep Dish Balance Sheet	3.5(a)
Latest Thin Crust Balance Sheet	4.5(a)
Open Source Software	3.18(d)(ix)
Option Plan	6.8(a)
Parent	Lead-In
Parent Common Stock	3.2(d)
Parent Preferred Stock	3.2(d)
Parent Stockholders’ Agreement	Recitals
Permitted Repurchase	6.1(e)
Recalculated TC Tax Distributions	10.8(e)
Repurchase Offer	6.11(a)
Repurchase Period	6.11(a)
SHC Tax Indemnity Issuance	9.5(b)(i)
Substituted Options	6.8(c)
Tax Matters Agreement	Recitals
TC Acquisition Sub	Lead-In
TC Acquisition Sub Common Stock	2.4(g)(iii)
Thin Crust	Lead-In
Thin Crust Balance Sheet Date	4.6
Thin Crust Benefit Plans	4.14(a)
Thin Crust Business	Recitals
Thin Crust Certificate of Merger	2.4(c)
Thin Crust Closing Conditions	11.7
Thin Crust Competing Transaction	6.6(a)
Thin Crust Effective Time	2.4(c)
Thin Crust Employment Agreements	Recitals
Thin Crust Equityholder Corp.	Lead-In
Thin Crust Equityholder Corp. Common Stock	2.4(g)(i)
Thin Crust Equityholder Corp. Stockholder Representative.	Lead-In
Thin Crust Equityholder LLC.	Lead-In
Thin Crust Equityholder Representative.	Lead-In
Thin Crust Financial Statements	4.5(a)
Thin Crust Indemnity Issuance	9.5(b)(i)
Thin Crust Leased Real Property	4.17(b)
Thin Crust Leases	4.17(b)
Thin Crust LLC Equityholders	4.2(a)

Defined Term	Section
Thin Crust Merger	2.4(a)
Thin Crust Option	4.2(b)
Thin Crust Registered Intellectual Property	4.18(a)
Thin Crust Sales Incentives	4.22
Thin Crust Software Products	4.18(d)(viii)
Thin Crust Stock Certificate	2.8(b)
Thin Crust Subsidiaries	4.2(e)
Thin Crust Supplier	4.20
Thin Crust Substituted Option	6.8(b)
Thin Crust Surviving Corporation	2.4(a)
Third-Party Claim	9.4(a)
Third-Party IP	3.18(d)(iii)
Waived Parachute Payment	6.10

ARTICLE II

THE REORGANIZATION AND CONTRIBUTION

2.1 The Closing. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to the provisions of Section 8.1, and subject to the satisfaction of the conditions set forth in ARTICLE VII, the consummation of the Mergers and the Contribution (the “Closing”) will take place in the order set forth in this ARTICLE II as soon as practicable, but in no event later than 10:00 a.m. (Pacific Standard Time) on the third (3rd) Business Day (the “Closing Date”) following the date on which all the conditions set forth in ARTICLE VII capable of satisfaction prior to the Closing shall have been satisfied (or waived in accordance with Section 11.4), unless another time and/or date is agreed to by Thin Crust and Deep Dish. The Closing shall take place at the offices of Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, CA 94025, or such other place as Thin Crust and Deep Dish otherwise agree.

2.2 The Deep Dish Recapitalization. Immediately prior to the Closing, Deep Dish shall file an amended and restated certificate of incorporation in the form of Exhibit E (the “Amended Deep Dish Charter”), and the Equity Securities of Deep Dish outstanding immediately prior to the filing of the Amended Deep Dish Charter shall be reclassified in the manner set forth in the Amended Deep Dish Charter upon the effectiveness of such filing (the “Deep Dish Recapitalization”). Schedule 2.2 sets forth the equity capitalization of Deep Dish as of the date hereof and, based thereon, a sample illustration of the equity capitalization of Deep Dish after the Deep Dish Recapitalization.

2.3 The Deep Dish Merger.

(a) Immediately prior to the Closing, at the Deep Dish Effective Time, DD Acquisition Sub shall be merged with and into Deep Dish (the “Deep Dish Merger”) in accordance with Section 251(g) of the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of DD Acquisition Sub shall cease and Deep Dish shall be the surviving corporation (the “Deep Dish Surviving Corporation”).

(b) The Deep Dish Merger shall have the effects set forth in this Agreement and in Section 251(g) of the DGCL.

(c) Immediately following the Deep Dish Recapitalization and the filing of the Amended Parent Charter, the parties shall cause the Deep Dish Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit G (the “Deep Dish Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Deep Dish Merger. The Deep Dish Merger shall become effective at the time the Deep Dish Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Deep Dish Effective Time”).

(d) The certificate of incorporation of Deep Dish Surviving Corporation in effect immediately after the Deep Dish Effective Time shall be the certificate of incorporation of Deep Dish, amended to conform to the form set forth on Exhibit H.

(e) The bylaws of Deep Dish Surviving Corporation shall be amended and restated as of the Deep Dish Effective Time to conform to the bylaws of DD Acquisition Sub as in effect immediately prior to the Deep Dish Effective Time.

(f) The officers of Deep Dish Surviving Corporation immediately after the Deep Dish Effective Time shall be the individuals identified on Schedule 2.3(g). The directors of Deep Dish Surviving Corporation and Parent immediately after the Effective Time shall be the same as the directors of Deep Dish immediately prior to the Effective Time.

(g) At the Deep Dish Effective Time, by virtue of the Deep Dish Merger pursuant to Section 251(g) of the DGCL, and without any further action on the part of Parent, DD Acquisition Sub, Deep Dish or any stockholder of any of the foregoing Persons:

(i) each share of Deep Dish Preferred Stock outstanding immediately prior to the Deep Dish Effective Time shall be converted into one share of Parent Preferred Stock;

(ii) each share of Deep Dish Common Stock outstanding immediately prior to the Deep Dish Effective Time shall be converted into one share of Parent Common Stock;

(iii) all shares of Deep Dish Capital Stock held by Deep Dish immediately prior to the Deep Dish Effective Time shall be cancelled and extinguished without any conversion thereof; and

(iv) each share of the common stock, par value $0.0001 per share, of DD Acquisition Sub (the “DD Acquisition Sub Common Stock”) outstanding immediately prior to the Deep Dish Effective Time shall be converted into, and exchanged for, (1) one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Deep Dish Surviving Corporation and (1) one newly and validly issued, fully paid and nonassessable share of Series A preferred stock, par value $0.0001 per share, of Deep Dish Surviving Corporation. Each certificate evidencing ownership of shares of DD Acquisition Sub Common Stock shall evidence ownership of such shares of capital stock of Deep Dish Surviving Corporation; and

(v) each share of Parent Common Stock held by Deep Dish shall be contributed to Parent and shall thereafter be retired.

(h) At the Deep Dish Effective Time, holders of certificates representing shares of Deep Dish Capital Stock that were outstanding immediately prior to the Deep Dish Effective Time shall cease to have any rights as stockholders of Deep Dish, and the stock transfer books of Deep Dish shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Deep Dish Effective Time. No further transfer of any such shares of Deep Dish Capital Stock shall be made on such stock transfer books after the Deep Dish Effective Time. If, after the Deep Dish Effective Time, a valid certificate previously representing any of such shares Deep Dish Capital Stock (a “Deep Dish Stock Certificate”) is presented to Deep Dish Surviving Corporation or Parent, such Deep Dish Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

2.4 The Thin Crust Merger.

(a) At the Thin Crust Effective Time, TC Acquisition Sub shall be merged with and into Thin Crust Equityholder Corp. (the “Thin Crust Merger”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of TC Acquisition Sub shall cease and Thin Crust Equityholder Corp. shall be the surviving corporation (the “Thin Crust Surviving Corporation”).

(b) The Thin Crust Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

(c) At the Closing, immediately following the Deep Dish Effective Time, the parties shall cause the Thin Crust Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit I (the “Thin Crust Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Thin Crust Merger. The Thin Crust Merger shall become effective at the time the Thin Crust Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Thin Crust Effective Time”).

(d) The certificate of incorporation of the Thin Crust Surviving Corporation in effect immediately after the Thin Crust Effective Time shall be the certificate of incorporation of Thin Crust Equityholder Corp. immediately prior to the Thin Crust Effective Time, except that the certificate of incorporation of Thin Crust Equityholder Corp. shall be amended to conform to the certificate of TC Acquisition Sub as in effect immediately prior to the Thin Crust Effective Time.

(e) The bylaws of the Thin Crust Surviving Corporation shall be amended and restated as of the Thin Crust Effective Time to conform to the bylaws of TC Acquisition Sub as in effect immediately prior to the Thin Crust Effective Time.

(f) The directors and officers of the Thin Crust Surviving Corporation immediately after the Thin Crust Effective Time shall be the individuals identified on Schedule 2.4(f).

(g) Subject to Section 2.8, at the Thin Crust Effective Time, by virtue of the Thin Crust Merger and without any further action on the part of Parent, TC Acquisition Sub, Thin Crust Equityholder Corp. or any stockholder of any of the foregoing Persons:

(i) each share of common stock of Thin Crust Equityholder Corp., par value $0.01 per share (the “Thin Crust Equityholder Corp. Common Stock”) outstanding immediately prior to the Thin Crust Effective Time shall be converted into the right to receive that number of shares of Parent Common Stock equal to (A) 62,639,821, divided by (B) the aggregate number of shares of Thin Crust Equityholder Corp. Common Stock outstanding immediately prior to the Thin Crust Effective Time and held by Persons other than Thin Crust Equityholder Corp., TC Acquisition Sub or Parent or any direct or indirect wholly-owned subsidiary of Parent, rounded to four decimal places; provided that the number of outstanding shares of Thin Crust Equityholder Corp. Common Stock in clause (B) shall exclude Thin Crust Equityholder Corp. Common Stock cancelled for cash in lieu of Parent Common Stock pursuant to Section 2.4(i) (the “Cashed out TC Shares”) and paid for with funds of Thin Crust Equityholder Corp. in excess of the $2,600,000 referred to in Section 5.2(g), and not with funds of Parent or any of its other Subsidiaries. For the avoidance of doubt, if any Cashed Out TC Shares are paid for with funds of Parent or any of its Subsidiaries (including the $2,600,000 referred to in Section 5.2(g)), the total number of shares of Parent Common Stock into which the common stock of Thin Crust Equityholder Corp. is converted pursuant to this Section 2.4(g)(i) will be reduced by the number of shares of Parent Common Stock that would have been issuable to the holders of such Cashed Out TC Shares.

(ii) each share of Thin Crust Equityholder Corp. Common Stock held by Thin Crust Equityholder Corp., TC Acquisition Sub or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Thin Crust Effective Time shall be cancelled and extinguished without any conversion thereof; and

(iii) each share of the common stock, par value $0.0001 per share, of TC Acquisition Sub (the “TC Acquisition Sub Common Stock”) outstanding immediately prior to the Thin Crust Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of Thin Crust Surviving Corporation. Each certificate evidencing ownership of shares of TC Acquisition Sub Common Stock shall evidence ownership of such shares of capital stock of Thin Crust Surviving Corporation.

(h) At the Thin Crust Effective Time, holders of shares of Thin Crust Equityholder Corp. Common Stock that were outstanding immediately prior to the Thin Crust Effective Time shall cease to have any rights as stockholders of Thin Crust Equityholder Corp., and the stock transfer books of Thin Crust Equityholder Corp. shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Thin Crust Effective Time. No further transfer of any such shares of Thin Crust Equityholder Corp. Common Stock shall be made on such stock transfer books after the Thin Crust Effective Time.

(i) Notwithstanding the foregoing, pursuant to Section 4.7(b) of the certificate of incorporation of Thin Crust Equityholder Corp., in the event that, due to restrictions under the Securities Act of 1933, as amended, or other foreign or state securities law, a Thin Crust Equityholder Corp. Stockholder may not acquire shares of Parent Common Stock pursuant to the Thin Crust Merger, subject to Section 2.7, Parent shall cause the Exchange Agent to pay such Thin Crust Equityholder Corp. Stockholder cash in lieu of the Parent Common Stock otherwise issuable to such Thin Crust Equityholder Corp. Stockholder in the Thin Crust Merger in cancellation of the shares of Thin Crust Equityholder Corp. Common Stock held by such Thin Crust Equityholder Corp. Stockholder, based on the fair market value of the Parent Common Stock, which is agreed to be $6.28 per share. Upon receipt of such cash, such Thin Crust Equityholder Stockholder shall have no right to receive any other consideration in the Thin Crust Merger. At the Closing, Parent shall deposit with the Exchange Agent by wire transfer of immediately available funds, sufficient cash to fund the purchase of Parent Common Stock pursuant to this Section 2.4(i) based on the fair market value of the Parent Common Stock determined by the Board of Directors of Thin Crust in good faith.

2.5 The Contribution. At the Closing, immediately following the Thin Crust Effective Time, (i) Thin Crust Equityholder LLC shall contribute all of its right, title and interest in and to any and all Thin Crust Preferred Units held by it for an equal number of shares of Parent Series A Preferred Stock and (ii) each other Remaining Thin Crust Equityholder shall contribute all of its right, title and interest in and to any and all Thin Crust Common Units held by it for an equal number of shares of Parent Common Stock (the “Contribution”).

2.6 Post-Contribution Parent Officers.

Effective as of immediately following the consummation of the Contribution, the individuals identified on Schedule 2.6(b) shall be appointed to serve as officers of Parent, with the titles set forth across from their names on Schedule 2.6(b), until their respective successors are duly elected or appointed and qualified in accordance with the DGCL, the Parent Stockholders’ Agreement, and the bylaws of Parent, as applicable.

2.7 Exchange.

(a) Prior to the Deep Dish Effective Time, Parent shall appoint Wilmington Trust, N.A. as agent (the “Exchange Agent”) for the purpose of issuing the applicable shares of Parent Capital Stock pursuant to Section 2.3, Section 2.4 and Section 2.5 for the shares of Deep Dish Capital Stock, Thin Crust Equityholder Corp. Common Stock and Thin Crust Units. Promptly after the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Deep Dish Capital Stock, each holder of Thin Crust Equityholder Corp. Common Stock, and each holder of Thin Crust Units (other than Thin Crust Equityholder Corp.) at the Effective Time a letter of transmittal and instructions (in the form agreed upon by Deep Dish and Thin Crust between the date of this Agreement and Closing) for use in such exchange.

(b) Upon surrender of a Certificate (if the applicable Equity Securities are certificated) for cancellation to the Exchange Agent, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Equity Securities shall be entitled to receive in exchange for each share of Deep Dish Capital Stock, Thin Crust Equityholder Corp. Common Stock, or Thin Crust Units as the case may be, the shares of Parent Capital Stock (or the cash consideration set forth in Section 2.4(i)) that such holder has the right to receive therefor pursuant to the provisions of Section 2.3, Section 2.4, or Section 2.5, as the case may be, and (ii) the Certificate (if the applicable Equity Securities are certificated) so surrendered shall forthwith be canceled. The Exchange Agent shall, promptly after receipt of each properly surrendered Certificate (or upon the receipt of a properly completed letter of transmittal, if the applicable Equity Securities are uncertificated), cause the exchange described in the preceding sentence to be reflected in Parent’s book-entry system to give effect to such issuances (it being understood that in connection with such recording, the Exchange Agent shall round down the aggregate number of shares of Parent Common Stock to which a Person is entitled under this Article II to the nearest whole share). Until so surrendered, each outstanding share of Deep Dish Capital Stock, Thin Crust Equityholder Corp. Common Stock, or Thin Crust Units, whether certificated or uncertificated, will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the applicable consideration pursuant to Section 2.3 or Section 2.4. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any merger consideration, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, Deep Dish Surviving Corporation or the Thin Crust Surviving Corporation with respect to such Certificate.

(c) Neither Parent nor either of Deep Dish Surviving Corporation or the Thin Crust Surviving Corporation shall be liable to any holder or former holder of shares Deep Dish Capital Stock, Thin Crust Equityholder Corp. Common Stock, or Thin Crust Units, for any portion of the applicable consideration attributable to each of such shares or units pursuant to this ARTICLE II to the extent delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Any Person who has not surrendered their Certificates in accordance with this Section 2.7 prior to the first anniversary of the Closing Date shall thereafter look only to Parent for satisfaction of its claims for any Equity Securities of Parent issuable (or cash consideration payable) with respect to the shares of Deep Dish Capital Stock, Thin Crust Equityholder Corp. Common Stock, or Thin Crust Units, previously represented by such Certificates without any interest thereon.

2.8 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Thin Crust Effective Time may become applicable to the Thin Crust Merger, then any shares of Thin Crust Equityholder Corp. Common Stock that, as of the Thin Crust Effective Time, have not been voted in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded under Section 262 of the DGCL shall not be converted into or represent the right to receive shares of Parent Common Stock pursuant to Section 2.8, and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such share carrying appraisal rights shall not be perfected, or if any such share shall lose its status as a share carrying appraisal rights, then, as of the later of the Thin Crust Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive the merger consideration to which such share is entitled pursuant to Section 2.4.

(b) Thin Crust Equityholder Corp. shall give Deep Dish and Thin Crust Equityholder LLC (i) prompt notice of any written demand received by Thin Crust Equityholder Corp. prior to the Thin Crust Effective Time to require Thin Crust Equityholder Corp. to purchase shares of Thin Crust Equityholder Corp. Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to Thin Crust Equityholder Corp. prior to the Thin Crust Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Thin Crust Equityholder Corp. shall not make any payment or settlement offer prior to the Thin Crust Effective Time with respect to any such demand unless Deep Dish and Thin Crust Equityholder LLC shall have consented in writing to such payment or settlement offer.

2.9 Withholding. Parent shall be entitled to deduct and withhold from any payment otherwise paid or delivered in connection with the Transactions to any recipient such amounts that Parent is required to deduct and withhold with respect to any such payments or deliveries under the Code or any provision of state, local, provincial or foreign Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or delivered to the recipient in respect of whom such withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DEEP DISH

Subject to the qualifications and exceptions set forth in the Deep Dish Disclosure Schedule, Deep Dish hereby represents and warrants to Thin Crust as follows.

3.1 Organization, Existence and Authority.

(a) Deep Dish has been duly formed and is validly existing as a corporation in good standing under the laws of Delaware and has all requisite organizational power and authority to carry on its business as now being conducted. Deep Dish is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 3.1, which constitute all of the jurisdictions in which the conduct of the business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Deep Dish Material Adverse Effect.

(b) Each of Parent, DD Acquisition Sub and TC Acquisition Sub has been duly formed and is validly existing as a corporation in good standing under the laws of Delaware and has all requisite organizational power and authority to carry on its business as now being conducted and has been newly formed solely for purposes of the Transactions.

3.2 Capitalization; Subsidiaries; Investments.

(a) The authorized capital stock of Deep Dish consists of 70,000,000 shares of common stock, par value $0.0001 per share (“Deep Dish Common Stock”) and 49,280,511 shares of preferred stock, par value $0.0001 per share (“Deep Dish Preferred Stock”). On the date hereof, (i) 13,858,570 shares of Deep Dish Common Stock are issued and outstanding and (ii) 48,181,051 shares of Deep Dish Preferred Stock are issued and outstanding. As of the date hereof, all outstanding shares of Deep Dish Common Stock and Deep Dish Preferred Stock are owned of record by the Persons set forth on Schedule 3.2(a) in the amounts set forth opposite their respective names. Except as set forth in this Section 3.2(a) and on Schedule 3.2(b), there are no Equity Securities of Deep Dish, or any securities convertible into or exchangeable or exercisable for Equity Securities of Deep Dish, outstanding as of the date hereof. Upon consummation of the transactions contemplated by the Deep Dish Recapitalization, the authorized capital stock of Deep Dish will consist of 330,000,000 shares of Deep Dish Common Stock and 38,568,233 shares of Deep Dish Preferred Stock.

(b) Schedule 3.2(b) sets forth each outstanding option to purchase Equity Securities of Deep Dish (each, a “Deep Dish Option”), including the name of the holder of such Deep Dish Option, the date of grant or issuance of such Deep Dish Option, the number of shares of Deep Dish Common Stock subject to such Deep Dish Option, the exercise price per share of such Deep Dish Option, the extent to which such Deep Dish Option is vested to the date of this Agreement and whether and to what extent the vesting and exercisability of such Deep Dish Option may accelerate in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, whether actual or contingent).

(c) Except as set forth on Schedule 3.2(c), there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the Equity Securities of Deep Dish or any of the Deep Dish Subsidiaries to which Deep Dish, any of the Deep Dish Subsidiaries or any of the Deep Dish Equityholders is a party, by which Deep Dish, any of the Deep Dish Subsidiaries or any of the Deep Dish Equityholders is bound, or of which Deep Dish has knowledge, or (ii) agreements or understandings to which Deep Dish, any of the Deep Dish Subsidiaries or any of the Deep Dish Equityholders is a party, by which Deep Dish, any of the Deep Dish Subsidiaries or any of the Deep Dish Equityholders is bound, or of which Deep Dish has knowledge relating to preemptive rights relating to any Equity Securities of Deep Dish or any Deep Dish Subsidiary, or the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Equity Securities of Deep Dish or any of the Deep Dish Subsidiaries. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby does not implicate any rights or obligations under the Organizational Documents of Deep Dish or any of the Deep Dish Subsidiaries that have not been complied with or waived.

(d) Schedule 3.2(d) sets forth a true and correct list of all Subsidiaries of Deep Dish, including Parent, DD Acquisition Sub and TC Acquisition Sub (each, a “Deep Dish Subsidiary” and collectively, the “Deep Dish Subsidiaries”). The authorized capital stock of

Parent consists of 100 shares of common stock, par value $0.0001 per share (“Parent Common Stock”). On the date hereof, 100 shares of Parent Common Stock are issued and outstanding. The authorized capital stock of DD Acquisition Sub consists of 100 shares of DD Acquisition Sub Common Stock. On the date hereof, 100 shares of DD Acquisition Sub Common Stock are issued and outstanding. The authorized capital stock of TC Acquisition Sub consists of 100 shares of TC Acquisition Sub Common Stock. On the date hereof, 100 shares of TC Acquisition Sub Common Stock are issued and outstanding.

(e) Deep Dish owns, free and clear of all Liens, 100% of all issued and outstanding Equity Securities of the Deep Dish Subsidiaries (the “Deep Dish Subsidiary Interests”), and except for the Deep Dish Subsidiary Interests, neither Deep Dish nor any Deep Dish Subsidiary owns any Equity Securities in, or controls, directly or indirectly, any other Person, and neither Deep Dish nor any Deep Dish Subsidiary is, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

(f) Each Deep Dish Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Each Deep Dish Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have a Deep Dish Material Adverse Effect. Each Deep Dish Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign entity in each jurisdiction listed on Schedule 3.2(f), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Deep Dish Material Adverse Effect.

(g) The Deep Dish Subsidiary Interests are as set forth in Schedule 3.2(g). All outstanding Equity Securities of each Deep Dish Subsidiary (i) have been duly authorized and validly issued and not subject to preemptive rights or similar rights created by statute, the Organizational Documents of such Deep Dish Subsidiary or any agreement to which such Deep Dish Subsidiary is a party, and (ii) have been offered, sold, issued and delivered by such Deep Dish Subsidiary in compliance with all applicable Laws. Except as set forth on Schedule 3.2(g), such Deep Dish Subsidiary does not have any other Equity Securities (whether voting or non-voting) authorized, designated, issued, reserved for issuance, issuable or outstanding and there are no securities convertible into or exchangeable or exercisable for Equity Securities of any Deep Dish Subsidiary outstanding as of the date hereof.

(h) Except as set forth on Schedule 3.2(h), Deep Dish is the record and beneficial owner of the Deep Dish Subsidiary Interests free and clear of all Liens and, at the Closing upon consummation of the Contribution, Thin Crust will acquire the Deep Dish Subsidiary Interests free and clear of all Liens other than Liens constituting Deep Dish Permitted Liens.

3.3 Authorization

.

(a) Deep Dish has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements and the consummation by Deep Dish of the Transactions, have been duly authorized by all necessary corporate action on the part of Deep Dish. This Agreement has been duly executed and delivered by Deep Dish and constitutes a valid and binding obligation of Deep Dish enforceable against Deep Dish in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) Each of Parent, DD Acquisition Sub and TC Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the Transactions to which each is a party. Except for (i) the Deep Dish Recapitalization Approval, (ii) the Parent Charter Approval, and (iii) the TC Stockholder Approval, the execution and delivery of this Agreement and the Related Agreements and the consummation by each of Parent, DD Acquisition Sub and TC Acquisition Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent, DD Acquisition Sub and TC Acquisition Sub, as applicable. This Agreement has been duly executed and delivered by Parent, DD Acquisition Sub and TC Acquisition Sub and constitutes a valid and binding obligation of each such Deep Dish Subsidiary enforceable against each such Deep Dish Subsidiary in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles. The TC Stockholder Approval is the only stockholder approval of TC Acquisition Sub necessary to consummate the Mergers. The Deep Dish Recapitalization Approval is the only stockholder approval of Deep Dish necessary to consummate the Deep Dish Recapitalization. The Parent Charter Approval is the only stockholder approval of Parent necessary to effect the filing the Amended Parent Charter.

3.4 Consents and Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any party to any Deep Dish Material Contract or Deep Dish Lease is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Related Agreements, except where the failure to obtain or make any such consent, approval authorization, designation, declaration or filing (i) would not be material to the Deep Dish Business and (ii) as set forth on Schedule 3.4.

(b) The execution and delivery by Deep Dish or any Deep Dish Subsidiary of this Agreement and the Related Agreements to which Deep Dish or any Deep Dish Subsidiary is or will be a party and the consummation of the Transactions, do not and will not (i) conflict with or result in any breach of any provision of the Organizational Documents of Deep Dish or any Deep Dish Subsidiary, (ii) result in the creation or imposition of any Lien of any nature upon the properties or assets of Deep Dish or any Deep Dish Subsidiary, (iii) except as set forth on Schedule 3.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any Deep Dish Material Contract or Deep Dish Lease, or (iv) violate in any material respect any Law or Order applicable to Deep Dish or any Deep Dish Subsidiary or any of their respective properties or assets.

(c) Assuming (i) the Thin Crust Requisite Stockholder Approval, (ii) the Deep Dish Recapitalization Approval, and (iii) Parent Charter Approval are obtained, the execution and delivery by Parent, DD Acquisition Sub and TC Acquisition Sub of this Agreement and the Related Agreements to which such Deep Dish Subsidiary is or will be a party and the consummation of the Transactions to which such Deep Dish Subsidiary is a party, do not and will not (i) conflict with or result in any breach of any provision of the Organizational Documents of such Deep Dish Subsidiary, (ii) result in the creation or imposition of any Lien of any nature upon the properties or assets of such Deep Dish Subsidiary, (iii) except as set forth on Schedule 3.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any Deep Dish Material Contract or Deep Dish Lease, or (iv) violate in any material respect any Law or Order applicable to such Deep Dish Subsidiary or any of their respective properties or assets.

3.5 Financial Statements.

(a) Deep Dish has made available to Thin Crust the following information (collectively, the “Deep Dish Financial Statements”): (i) the audited consolidated balance sheet of Deep Dish and the Deep Dish Subsidiaries, as of December 31, 2012 (the “2012 Deep Dish Balance Sheet”) and December 31, 2011, and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of Deep Dish and the Deep Dish Subsidiaries, as of February 28, 2013 (the “Latest Deep Dish Balance Sheet”), and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the two (2) month period then ended, subject to normal year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes.

(b) Except as set forth on Schedule 3.5(b), the Deep Dish Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of Deep Dish and the Deep Dish Subsidiaries as of the dates and for the periods indicated, and have been prepared based on the books and records of Deep Dish in accordance with GAAP consistently applied throughout the periods covered thereby (except as set forth in the notes thereto).

(c) As of the date hereof, neither Deep Dish nor any of the Deep Dish Subsidiaries has any Indebtedness.

3.6 Absence of Undisclosed Liabilities . Neither Deep Dish nor any Deep Dish Subsidiary has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (a) stated or adequately reserved against in the 2012 Deep Dish Balance Sheet, (b) incurred in the ordinary course of business since the date of the 2012 Deep Dish Balance Sheet (the “Deep Dish Balance Sheet Date”), consistent with past practice or otherwise pursuant to the terms and conditions of this Agreement, (c) under, and in accordance with the terms of, Contracts to which Deep Dish or any Deep Dish Subsidiary is a party, other than in respect of a breach, (d) the Deep Dish Benefit Plans (but not liabilities or obligations from the failure by Deep Dish or any Deep Dish Subsidiary to maintain Deep Dish Benefit Plans in accordance with the terms thereof or applicable Law), or (e) as set forth on Schedule 3.6.

3.7 Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since the Deep Dish Balance Sheet Date there has not been any event that has caused or is reasonably likely to cause a Deep Dish Material Adverse Effect. Except as set forth on Schedule 3.7, since the Deep Dish Balance Sheet Date, Deep Dish has caused the Deep Dish Business to be conducted in the ordinary course consistent with past practices. Without limiting the foregoing, except as set forth on Schedule 3.7, since the Deep Dish Balance Sheet Date neither Deep Dish nor any of its Subsidiaries has:

(a) redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on (other than dividends paid to Deep Dish or a Deep Dish Subsidiary) or made any other distributions (whether in cash or in kind) with respect to, any shares of its capital stock or other Equity Securities, except for distributions to pay Taxes in amounts calculated consistently with the applicable Organizational Documents or applicable Laws or otherwise made in compliance with Section 6.1(c)(ii);

(b) sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of any of its material tangible or intangible assets;

(c) made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies of Deep Dish or any of the Deep Dish Subsidiaries;

(d) made any material capital expenditures not provided for in a budget approved in accordance with standard practices;

(e) made any material loans or advances to, or guarantees for the benefit of, any Persons;

(f) instituted, settled, or been made a party to any material Claim;

(g) acquired any other material business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(h) made or changed any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(i) incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person, except for Indebtedness incurred in the ordinary course of business in a principal amount not, in the aggregate, in excess of $100,000 for Deep Dish and each Deep Dish Subsidiary taken as a whole;

(j) issued, sold, pledged, disposed of, encumbered or transferred any Equity Securities of Deep Dish or any Deep Dish Subsidiary, in each case other than issuances of options under the Second Amended Stock Option Plan of Deep Dish, and issuances of Equity Securities upon the exercise of options granted under such plan (or any predecessor plan);

(k) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(l) (i) accelerated or delayed, in any material respect, the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) delayed or accelerated payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; or (iii) made any material changes to cash management policies;

(m) write up, write down or write off the book value of any assets, individually or in the aggregate, for Deep Dish and the Deep Dish Subsidiaries taken as a whole, in excess of $100,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(n) entered into, or performed, any transaction with, or for the benefit of, any Deep Dish stockholder or any Affiliate of Deep Dish, in each case other than compensation payments made to officers, directors and employees in the ordinary course of business consistent with past practice; or

(o) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.

3.8 Litigation. Except as disclosed on Schedule 3.8, (a) there is no, and during the three (3) year period prior to the date hereof, there has been no, material Claim pending or, to the knowledge of Deep Dish, threatened against or affecting Deep Dish or any Deep Dish Subsidiary and (b) there is no Order outstanding against Deep Dish or any Deep Dish Subsidiary.

3.9 Contracts. Schedule 3.9 sets forth a true and accurate list of the Deep Dish Material Contracts, other than the Deep Dish Material Contracts with the Deep Dish Restaurant Clients. Except as set forth on Schedule 3.9, (a) each Deep Dish Material Contract is in full force and effect and enforceable against, and to Deep Dish’s knowledge, by, Deep Dish or the applicable Deep Dish Subsidiary in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity, (b) neither Deep Dish nor any Deep Dish Subsidiary is in breach of or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any Deep Dish Material Contract nor, to Deep Dish’s knowledge, is any other party thereto, (c) neither Deep Dish nor any Deep Dish Subsidiary has given nor has Deep Dish or any

Deep Dish Subsidiary received from any other Person, any notice regarding the existence of any breach of, or default under, any Deep Dish Material Contract and (d) neither Deep Dish nor any Deep Dish Subsidiary has received notice that the counterparty with respect to any Deep Dish Material Contract is terminating such Deep Dish Material Contract. Deep Dish has made available to Thin Crust or its representatives correct and complete copies of all Deep Dish Material Contracts.

3.10 Compliance with Laws.

(a) Each of Deep Dish and each Deep Dish Subsidiary is in compliance, and has complied, in all material respects with all applicable Laws. Except as set forth on Schedule 3.10, neither Deep Dish nor any Deep Dish Subsidiary has received any written communication since January 1, 2010, nor, to Deep Dish’s knowledge, has Deep Dish or any Deep Dish Subsidiary received any other communication since January 1, 2010 from any Governmental Entity that alleges that Deep Dish or such Deep Dish Subsidiary is not in compliance with any applicable Law.

(b) Deep Dish and the Deep Dish Subsidiaries hold all material Permits that are required to conduct the Deep Dish Business, such Permits are valid and in full force and effect, and since January 1, 2010, neither Deep Dish nor any Deep Dish Subsidiary has received written notice of any Claim relating to the revocation or modification of any such material Permit. Deep Dish and the applicable Deep Dish Subsidiaries are in compliance in all material respects with such material Permits.

3.11 Employment and Labor Relations.

(a) Each of Deep Dish and each Deep Dish Subsidiary (i) is in compliance in all material respects with all applicable Laws, collective bargaining agreements and arrangements, Orders and binding customs respecting labor and employment, including Laws relating to fair employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and (ii) with respect to their respective employees (A) has withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (B) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (C) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(b) There are no actions, suits, claims or administrative matters pending or, to the knowledge of Deep Dish, threatened against Deep Dish or any Deep Dish Subsidiary with respect to their respective employees or threatened against any of their respective employees. There are no pending or, to the knowledge of the Deep Dish, threatened claims or actions against

Deep Dish, any Deep Dish Subsidiary or any trustee under any worker’s compensation policy. Neither Deep Dish nor any Deep Dish Subsidiary is party to or bound by any conciliation agreement, consent decree or other agreement or Order with any Governmental Entity with respect to employment practices. The services provided by Deep Dish’s and each Deep Dish Subsidiary’s employees are terminable at will, except as set forth in Schedule 3.11(b), and without liability to Deep Dish or any Deep Dish Subsidiary. Each Person providing services to Deep Dish or any Deep Dish Subsidiary has been properly classified as an independent contractor or employee for all purposes, and neither Deep Dish nor any Deep Dish Subsidiary has any direct or indirect liability with respect to any misclassification of any such Person, or with respect to any employee leased from another employer or any employee currently or formerly classified as exempt from overtime wages.

(c) Except as set forth in Schedule 3.11(c), (a) neither Deep Dish nor any Deep Dish Subsidiary is a party to any collective bargaining agreement or similar agreement, (b) there are no unfair labor practice complaints pending against Deep Dish or any Deep Dish Subsidiary or threatened in writing against any of them before the National Labor Relations Board and (c) no strike, labor dispute, slowdown or stoppage is pending or, to the knowledge of Deep Dish, threatened against Deep Dish or any Deep Dish Subsidiary.

(d) Schedule 3.11(d) contains a list of the directors and officers of Deep Dish and each Deep Dish Subsidiary and each Deep Dish Key Employee, describing for each such Person his or her position or title, business location, and employment or similar agreement, if any. No Deep Dish Key Employee has informed Deep Dish or any Deep Dish Subsidiary (whether orally or in writing) of any plan to terminate employment with or services for Deep Dish or any Deep Dish Subsidiary and, to the knowledge of Deep Dish, no such Person has any current intention to terminate such employment or service.

(e) Except as set forth on Schedule 3.11(e), since January 1, 2010, neither Deep Dish nor any of the Deep Dish Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or Regulation affecting any site of employment of Deep Dish or any Deep Dish Subsidiary, and, during the 90-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Deep Dish or any Deep Dish Subsidiary.

3.12 Affiliate Transactions . Except as set forth in this Agreement or on Schedule 3.12, there are no loans, leases or other agreements or transactions between Deep Dish or any Deep Dish Subsidiary, on the one hand, and any present or former equityholder, member, director, or officer of Deep Dish or any Deep Dish Subsidiary, or any of their respective Affiliates, or any Deep Dish Key Employee, on the other hand. Except as set forth in Schedule 3.12, no equityholder, member, director, or officer of Deep Dish or any Deep Dish Subsidiary, or any Deep Dish Key Employee, owns directly or indirectly (through an Affiliate or otherwise), on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor of Deep Dish or any Deep Dish Subsidiary, any Deep Dish Restaurant Client or Deep Dish Supplier, or any organization which has a Contract or arrangement with Deep Dish or any Deep Dish Subsidiary. Except as set forth in Schedule 3.12, no Affiliate of Deep Dish, nor any present or former equityholder, member, director, or officer of Deep Dish or any Deep Dish Subsidiary, nor any Deep Dish Key Employee, owns any assets that are used by Deep Dish or any of the Deep Dish Subsidiaries, or are necessary for use in connection with the Deep Dish Business.

3.13 Environmental Matters.

(a) Except as set forth on Schedule 3.13, neither Deep Dish nor any of the Deep Dish Subsidiaries or their respective predecessors has generated, transported, used, handled, processed, stored, treated, disposed of or managed any Hazardous Material other than in accordance with all Environmental Laws. No Hazardous Material, other than in accordance with all Environmental Laws, (i) has been or is threatened to be spilled, released, discharged, disposed, or transported from any real property owned, leased or operated by Deep Dish or any of the Deep Dish Subsidiaries or their respective predecessors; (ii) is present in, on, or under any such property except as necessary for Deep Dish and the Deep Dish Subsidiaries to operate in the ordinary course and in material compliance with all Environmental Laws; or (iii) has been transported from any such property for treatment, storage, or disposal at any other place. Deep Dish and each of the Deep Dish Subsidiaries are, and at all times have been, in compliance in all material respects with all Environmental Laws, and with all Permits required under such Environmental Laws. Neither Deep Dish nor any of the Deep Dish Subsidiaries is aware of any fact or circumstance which could involve Deep Dish or any Deep Dish Subsidiary in any litigation, or impose upon Deep Dish or any Deep Dish Subsidiary any liability, arising under any Environmental Laws. Deep Dish has provided to Thin Crust copies of all documents, records and information available to Deep Dish and each of the Deep Dish Subsidiaries concerning any environmental or health and safety matter materially relevant to Deep Dish or any of the Deep Dish Subsidiaries, whether generated by Deep Dish, any of the Deep Dish Subsidiaries or others.

(b) For purposes of this Agreement, (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil or waste oil, toxic substance, pollutant, contaminant or other substance, including asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation, that may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; and (ii) “Environmental Law” shall mean any environmental or health and safety-related law, Regulation, rule, ordinance, by-law, condition or binding decision of any government entity at the foreign, federal, state, or local level.

3.14 ERISA Compliance.

(a) Schedule 3.14(a) sets forth a true, complete and correct list of every Employee Program that is sponsored, contributed to or maintained by Deep Dish or any Deep Dish Subsidiary or with respect to which Deep Dish or any Deep Dish Subsidiary has or may have any liability (the “Deep Dish Benefit Plans”).

(b) Each Deep Dish Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or advisory letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Deep Dish Benefit Plan and, to the knowledge of Deep Dish, no event or omission has occurred that would reasonably be expected to cause any Deep Dish Benefit Plan to lose such qualification.

(c) (i) Each Deep Dish Benefit Plan is, and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Deep Dish, threatened with respect to any Deep Dish Benefit Plan or any fiduciary or service provider thereof, and, to the knowledge of Deep Dish, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Deep Dish Benefit Plans either have been made or, if not yet due, have been accrued in accordance with the terms of the applicable Deep Dish Benefit Plan and applicable Law.

(d) No Deep Dish Benefit Plan is, and none of Deep Dish, any Deep Dish Subsidiary or any of their respective ERISA Affiliates maintains or has ever maintained any defined benefit pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, a multiple employer plan, as defined in Section 413(c) of ERISA, a multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA or a Multiemployer Plan, and none of Deep Dish, any Deep Dish Subsidiary nor any of their respective ERISA Affiliates has incurred any liability under Title IV of ERISA that has not been paid in full.

(e) None of the Deep Dish Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and none of Deep Dish, any Deep Dish Subsidiary nor any of their respective ERISA Affiliates has ever promised to provide such post-termination benefits.

(f) (i) Each Deep Dish Option was duly authorized no later than the date on which such grant was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of Deep Dish or an appropriate committee thereof, as applicable, and any required shareholder approval by the necessary number of votes or written consents. Each Deep Dish Option was granted in accordance with the terms of the applicable Deep Dish equity plan and all applicable Laws. The per share exercise price of each Deep Dish Option is no less than the fair market value of a share of Deep Dish common stock on the date of grant of such Deep Dish Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code and no Deep Dish Option is otherwise subject to Section 409A of the Code. (ii) Each Deep Dish Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. (iii) No compensation has been or will be included in the gross income of any “service provider” of Deep Dish or any Deep Dish Subsidiary (within the meaning of Section 409A of the Code) as a result of the operation of Section 409A of the Code.

(g) Except as set forth on Schedule 3.14(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Deep Dish or any Deep Dish Subsidiary; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of Deep Dish or any Deep Dish Subsidiary.

(h) No Deep Dish Benefit Plan is subject to the laws of any jurisdiction outside the United States.

3.15 Insurance Coverage. Schedule 3.15 contains a list of the insurance policies currently maintained by Deep Dish and each Deep Dish Subsidiary. The insurance policies set forth on Schedule 3.15 are in full force and effect. Except for the matters set forth on Schedule 3.15, there are no claims pending against Deep Dish or any Deep Dish Subsidiary under any insurance policies set forth on Schedule 3.15 currently in effect and covering the property, business or employees of Deep Dish or any Deep Dish Subsidiary, and all premiums due and payable with respect to such policies have been paid to date. Neither Deep Dish nor any Deep Dish Subsidiary has received written notice of any threatened termination of any such policies or arrangements. Schedule 3.15 sets forth by year, for the current policy year and for each of the two (2) preceding policy years, all claims under such policies.

3.16 Taxes. Schedule 3.16 contains a list of the states, territories and jurisdictions (whether foreign or domestic) in which Deep Dish and any of the Deep Dish Subsidiaries have filed Tax Returns. Except as set forth on Schedule 3.16:

(a) Deep Dish and each of the Deep Dish Subsidiaries have timely filed all Tax Returns that are due, taking into account extensions of time in which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects;

(b) all Tax Returns filed since January 1, 2011 have been made available to Thin Crust and all documents relating to any audits or proceedings against Deep Dish or the Deep Dish Subsidiaries by any taxing authority have been made available to Thin Crust;

(c) all Taxes required to be paid by Deep Dish and each of the Deep Dish Subsidiaries (whether or not shown on a Tax Return) have been paid;

(d) the unpaid Taxes of Deep Dish and the Deep Dish Subsidiaries did not, as of the date of the Latest Deep Dish Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Latest Deep Dish Balance Sheet, and since the date of the Latest Deep Dish Balance Sheet, neither Deep Dish nor any Deep Dish Subsidiary has incurred any Tax outside the ordinary course of business or otherwise inconsistent with past practices;

(e) Deep Dish is and always has been a corporation for U.S. federal, state and local income tax purposes for every state in which it is subject to Tax;

(f) Fango, LLC and HelpUDeliver, LLC are and always have been, partnerships or disregarded entities for U.S. federal, state and local income tax purposes for every state in which they are subject to Tax;

(g) neither Deep Dish nor any of the Deep Dish Subsidiaries is a party to any Tax allocation, indemnification or sharing arrangement;

(h) there are no Liens for Taxes upon any of the assets of Deep Dish or any of the Deep Dish Subsidiaries other than Deep Dish Permitted Liens for Taxes;

(i) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity against Deep Dish or any of the Deep Dish Subsidiaries;

(j) there is no action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing pending against or with respect to Deep Dish or any of the Deep Dish Subsidiaries regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to Deep Dish or any of the Deep Dish Subsidiaries regarding Taxes;

(k) neither Deep Dish nor any of the Deep Dish Subsidiaries has waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made which waiver or extension is still outstanding and no such request has been made by any Governmental Entity;

(l) no claim has ever been made by a taxing authority in a jurisdiction where Deep Dish or any Deep Dish Subsidiary does not file Tax Returns that either Deep Dish or such Deep Dish Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

(m) neither Deep Dish nor any of the Deep Dish Subsidiaries has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by Contract, or otherwise;

(n) Deep Dish and each of the Deep Dish Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(o) neither Deep Dish nor any Deep Dish Subsidiary has, or has ever had, a permanent establishment in any jurisdiction other than the United States or any State or subdivision thereof, and has not engaged in a trade or business in any jurisdiction other than the United States or any State or subdivision thereof or been subject to tax on its net income in any jurisdiction other than the United States or any State or subdivision thereof;

(p) neither Deep Dish nor any Deep Dish Subsidiary has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law;

(q) Deep Dish is not an “investment company” within the meaning of Section 351 of the Code;

(r) Neither Deep Dish nor any Deep Dish Subsidiary has taken any action or knows of any fact or circumstance that (or failed to take any action, which failure) would prevent the Organization Transactions from qualifying under Section 351 of the Code; and

(s) notwithstanding anything to the contrary in this Agreement, Deep Dish makes no representation or warranty as to the existence, amount or availability of any net operating or capital loss carryover of Deep Dish or any of the Deep Dish Subsidiaries.

3.17 Title to Properties; Condition of Assets.

(a) Neither Deep Dish nor any Deep Dish Subsidiary owns any real property.

(b) Schedule 3.17(b) contains a list of all real property leases (such real property included in such leases, the “Deep Dish Leased Real Property”) to which Deep Dish or any Deep Dish Subsidiary is a party (the “Deep Dish Leases”). Each Deep Dish Lease is in full force and effect and has not been modified or amended except as disclosed on Schedule 3.17(b). Deep Dish or the applicable Deep Dish Subsidiary holds a valid and existing leasehold interest under each such Deep Dish Lease free and clear of any Liens except Deep Dish Permitted Liens.

(c) The Deep Dish Leased Real Property constitutes all of the real property used, held of use or occupied by Deep Dish and the Deep Dish Subsidiaries in connection with the conduct of the Deep Dish Business.

(d) Neither Deep Dish nor any Deep Dish Subsidiary has received written notice alleging that Deep Dish or any of the Deep Dish Subsidiaries, as the case may be, is in breach or default under any of the Deep Dish Leases. To the knowledge of Deep Dish, no other party to any Deep Dish Lease is in breach or default under any of the Deep Dish Leases, and, to the knowledge of Deep Dish, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination or acceleration under any of the Deep Dish Leases.

(e) Deep Dish or the applicable Deep Dish Subsidiary is in peaceful and undisturbed possession of each parcel of Deep Dish Leased Real Property, and to the knowledge of Deep Dish, there are no contractual or legal restrictions that preclude or restrict the ability to use the Deep Dish Leased Real Property for the purposes for which it is currently being used. No Deep Dish Leased Real Property is subleased by Deep Dish or any Deep Dish Subsidiary to any third party.

(f) Except as set forth on Schedule 3.17(f), all tangible personal property and equipment of Deep Dish and the Deep Dish Subsidiaries is, in the aggregate, in all material respects in good condition and repair, reasonable wear and tear excepted, is usable in the ordinary course of business and is adequate for the uses for which it is presently being used.

3.18 Intellectual Property.

(a) Schedule 3.18(a) sets forth a list of all registered Intellectual Property, and Intellectual Property that is the subject of an application for registration with any Governmental Entity (including domain name registrations), in each case, owned or purported to be owned by Deep Dish or any Deep Dish Subsidiary (the “Deep Dish Registered Intellectual Property”), and the Deep Dish Registered Intellectual Property has been duly registered in, maintained (including the payment of maintenance fees), filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency anywhere in the world and are not expired, cancelled or abandoned and, to the knowledge of Deep Dish, are valid and enforceable, except in each case any Deep Dish Registered Intellectual Property that Deep Dish or any Deep Dish Subsidiary, as applicable, knowingly abandoned based upon a reasonable business decision. Deep Dish or the Deep Dish Subsidiaries own all right, title and interest in and to, or has a right to use as currently used in or as currently proposed to be used in Deep Dish’s and any Deep Dish Subsidiary’s businesses, all Deep Dish Intellectual Property, free and clear of all Liens granted by Deep Dish or any Deep Dish Subsidiary, other than Deep Dish Permitted Liens; provided, however, that the foregoing is not intended to be a representation with respect to non-infringement, which is addressed in Section 3.18(d) below.

(b) Except as set forth on Schedule 3.18(b), neither Deep Dish nor any Deep Dish Subsidiary has transferred ownership of, or granted any license (except for the nonexclusive license of the Deep Dish Software Products in object code form, or the provision of any of Deep Dish’s services in the ordinary course of business, in either case pursuant to standard end-user customer agreements that do not materially differ in substance from Deep Dish or any Deep Dish Subsidiary’s standard forms of such agreements provided to Thin Crust) with respect to, any Intellectual Property to any other Person.

(c) Schedule 3.18(c) contains a complete and accurate list of all licenses and similar agreements pursuant to which Deep Dish or any Deep Dish Subsidiary holds rights to third-party Intellectual Property (excluding (i) standard, generally commercially available, “off-the-shelf” third-party software products in object code form and standard commercially available services that are not and will not to any extent be incorporated into or used to develop or provide Deep Dish Software Products or any other of Deep Dish or any Deep Dish Subsidiary’s products or services, or (ii) Open Source Software (as defined below) used or held for use by Deep Dish or any Deep Dish Subsidiary for any purpose).

(d) Except as set forth on Schedule 3.18(d):

(i) neither Deep Dish nor any Deep Dish Subsidiary has received any written notice from any Person challenging in any respect the validity, enforceability, or right of Deep Dish or such Deep Dish Subsidiary to use any Deep Dish Intellectual Property or any rights thereunder (other than office actions and similar communications received from any Governmental Entity in the normal course of prosecuting applications for issuance or registration of any Deep Dish Intellectual Property or any renewals or recordations thereof), including any written correspondence from third parties offering to license patents to Deep Dish or any Deep Dish Subsidiary;

(ii) except with respect to continuing obligations under written agreements set forth on Schedule 3.18(b), neither Deep Dish nor any Deep Dish Subsidiary has any obligation to grant to any Person licenses or other rights to any Deep Dish Intellectual Property;

(iii) neither the operation of the Deep Dish Business, nor any activity by Deep Dish or any Deep Dish Subsidiary infringes, misappropriates or violates (or in the last three (3) years has infringed, misappropriated or violated) (A) any rights of any Person under any Intellectual Property (“Third-Party IP”), other than the rights of any Person under any patent, and (B) to the knowledge of Deep Dish, the rights of any Person under any patent;

(iv) no Deep Dish Intellectual Property is jointly owned by Deep Dish or any Deep Dish Subsidiary, on the one hand, with any other Person, on the other hand, and no claim brought against Deep Dish or any Deep Dish Subsidiary regarding the rights of others in or to any Deep Dish Intellectual Property owned by or purported to be owned by Deep Dish or any Deep Dish Subsidiary is pending or, to the knowledge of Deep Dish, has been threatened in writing;

(v) to the knowledge of Deep Dish, there is no, nor has there been in the last three (3) years any, infringement or violation by any Person of any Deep Dish Intellectual Property owned by Deep Dish or any Deep Dish Subsidiary;

(vi) Deep Dish and the Deep Dish Subsidiaries own all applicable rights, title and interest in and to the Intellectual Property created by all current and former employees and consultants of Deep Dish or any Deep Dish Subsidiary in the scope of the employment or engagement, as applicable, of such employees;

(vii) Deep Dish and all Deep Dish Subsidiaries, as applicable, have taken reasonable security measures to protect the confidentiality of any and all trade secrets owned by Deep Dish or any Deep Dish Subsidiary or used or held for use by the Deep Dish Subsidiaries;

(viii) (A) neither Deep Dish nor any of the Deep Dish Subsidiaries has granted any current or contingent rights, licenses or interests in or to the source code of the software products developed by or on behalf of Deep Dish or any of the Deep Dish Subsidiaries (the “Deep Dish Software Products”), and (B) since the development of the source code of the Deep Dish Software Products, neither Deep Dish nor any of the Deep Dish Subsidiaries has provided or disclosed the source code of the Deep Dish Software Products to any person or entity other than employees or consultants of Deep Dish or any of the Deep Dish Subsidiaries;

(ix) (A) none of the Deep Dish Software Products contain, incorporate, link or call to or otherwise use open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU

General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) (collectively, “Open Source Software”), and (B) the incorporation, linking, calling or other use of any Open Source Software by or on behalf of Deep Dish or any Deep Dish Subsidiary in any Deep Dish Software Product does not (1) obligate Deep Dish or any Deep Dish Subsidiary to disclose, make available, license, offer or deliver any portion of the source code of any Deep Dish Software Product or the subject matter of any other Deep Dish Intellectual Property to any third party other than the Open Source Software or (2) impose any restriction on the consideration to be charged for the distribution of any Deep Dish Software Product (other than the Open Source Software) or the subject matter of any other Intellectual Property owned by Deep Dish or any Deep Dish Subsidiary;

(x) to the knowledge of Deep Dish, the Deep Dish Software Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Deep Dish Software Products or equipment upon which the Deep Dish Software Products operate, or the integrity of the data, information or signals the Deep Dish Software Products produce;

(xi) immediately following the Closing, Thin Crust will have the same rights and privileges in the Deep Dish Intellectual Property owned or purported to be owned by Deep Dish immediately prior to the Closing; and

(xii) to the knowledge of Deep Dish, the information technology systems used by Deep Dish and the Deep Dish Subsidiaries in connection with the Deep Dish Business, including all computer hardware, software, firmware, and telecommunications systems, perform in all material respects in accordance with their respective specifications and documentation. To the knowledge of Deep Dish, Deep Dish has provided for the recovery and security of all business data that is material to the conduct of the Deep Dish Business, as well the recovery and security of material management information systems, in a commercially reasonable manner.

3.19 Customers. No Deep Dish Restaurant Client that is party to a Deep Dish Material Contract has notified Deep Dish or any Deep Dish Subsidiary that it has canceled or otherwise terminated its relationship with Deep Dish or any Deep Dish Subsidiary or has materially decreased its usage or purchase of the services of Deep Dish and the Deep Dish Subsidiaries. No Deep Dish Restaurant Client that is party to a Deep Dish Material Contract has, to the knowledge of Deep Dish, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Deep Dish and the Deep Dish Subsidiaries or to decrease materially or limit its usage, purchase or distribution of the services of Deep Dish or the Deep Dish Subsidiaries.

3.20 Suppliers. No supplier or vendor, excluding the Deep Dish Restaurant Clients, that Deep Dish and/or any Deep Dish Subsidiary has paid or is under Contract to pay $100,000 or more within the twelve (12) months preceding the date of this Agreement (a “Deep Dish Supplier”) has notified Deep Dish or any Deep Dish Subsidiary that is has canceled, materially modified, or otherwise terminated its relationship with Deep Dish or any Deep Dish Subsidiary, or materially decreased its services, supplies or materials to Deep Dish and the Deep

Dish Subsidiaries. Schedule 3.20 sets forth all Contracts and other written agreements with Deep Dish Suppliers. To the knowledge of Deep Dish, no Deep Dish Supplier has any plan or intention to do any of the foregoing.

3.21 Illegal Payments. Neither Deep Dish nor any Deep Dish Subsidiary is, or has at any time been, in violation of the U.S. Foreign Corrupt Practices Act (as amended from time to time). Neither Deep Dish, any Deep Dish Subsidiary nor, to Deep Dish’s knowledge, any Person affiliated with Deep Dish or its Affiliates has ever offered, made or received on behalf of Deep Dish or any Deep Dish Subsidiary any illegal payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities, to any Persons.

3.22 Sales Incentives. Schedule 3.22 sets forth, (i) the aggregate amount (determined in accordance with GAAP) of all sales coupons, sales concessions, sales incentives, allowances, and similar promotional incentives (“Deep Dish Sales Incentives”) of Deep Dish and the Deep Dish Subsidiaries that were redeemed during Deep Dish’s 2011 and 2012 fiscal years, and during the period from January 1, 2013 through March 31, 2013, and (ii) the aggregate amount of all Deep Dish Sales Incentives outstanding as of the date of this Agreement.

3.23 Broker’s Fee. Except as set forth on Schedule 3.23, no broker, investment banker, financial advisor, finder or other Person retained by Deep Dish or any of its Affiliates is entitled to any brokerage, investment banker’s, financial advisor’s, finder’s or other fee or commission for which Thin Crust or any of its Affiliates will be liable in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THIN CRUST

Subject to the qualifications and exceptions set forth in the Thin Crust Disclosure Schedule, Thin Crust hereby represents and warrants to Deep Dish as follows.

4.1 Organization, Existence and Authority. Thin Crust has been duly formed and is validly existing as a limited liability company in good standing under the laws of Delaware and has all requisite organizational power and authority to carry on its business as now being conducted. Thin Crust is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction listed on Schedule 4.1, which constitute all of the jurisdictions in which the conduct of the business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Thin Crust Material Adverse Effect.

4.2 Capitalization; Subsidiaries; Investments.

(a) As of the date hereof, the number and classes of authorized, issued and outstanding Equity Securities of Thin Crust and the lawful record and beneficial owners of such Equity Securities (the “Thin Crust LLC Equityholders”) are as set forth on Schedule 4.2(a). As of the date hereof, Thin Crust does not have any Equity Securities outstanding, except as set forth in Schedule 4.2(a). Neither Thin Crust nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire, retire or issue any Equity Securities, except as set forth in Schedule 4.2(a). Except as set forth in this Section 4.2(a) and on Schedule 4.2(b), there are no Equity Securities of Thin Crust, or any securities convertible into or exchangeable or exercisable for Equity Securities of Thin Crust, outstanding as of the date hereof.

(b) Schedule 4.2(b) sets forth each outstanding option to purchase Equity Securities of Thin Crust (each, a “Thin Crust Option”), including the name of the holder of such Thin Crust Option, the date of grant or issuance of such Thin Crust Option, the number of Thin Crust Common Units subject to such Thin Crust Option, the exercise price per unit of such Thin Crust Option, the extent to which such Thin Crust Option is vested to the date of this Agreement and whether and to what extent the vesting and exercisability of such Thin Crust Option may accelerate in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, whether actual or contingent).

(c) Except as set forth on Schedule 4.2(c), there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the Equity Securities of Thin Crust or any of the Thin Crust Subsidiaries to which Thin Crust, any of the Thin Crust Subsidiaries or any of the Thin Crust LLC Equityholders is a party, by which the Thin Crust, any of the Thin Crust Subsidiaries or any of the Thin Crust LLC Equityholders is bound, or of which Thin Crust has knowledge, or (ii) agreements or understandings to which Thin Crust, any of the Thin Crust Subsidiaries or any of the Thin Crust LLC Equityholders is a party, by which Thin Crust, any of the Thin Crust Subsidiaries or any of the Thin Crust LLC Equityholders is bound, or of which Thin Crust has knowledge relating to preemptive rights relating to any Equity Securities of Thin Crust or any Thin Crust Subsidiary, or the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Equity Securities of Thin Crust or any of the Thin Crust Subsidiaries. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby does not implicate any rights or obligations under the Organizational Documents of Thin Crust or any of the Thin Crust Subsidiaries that have not been complied with or waived.

(d) Schedule 4.2(d) sets forth a true and correct list of all Subsidiaries of Thin Crust (each, a “Thin Crust Subsidiary” and collectively, the “Thin Crust Subsidiaries”).

(e) Thin Crust owns, free and clear of all Liens, 100% of all issued and outstanding Equity Securities of the Thin Crust Subsidiaries, as applicable, and except for such shares or membership interests, as applicable, neither Thin Crust nor any Thin Crust Subsidiary owns any Equity Securities in, or controls, directly or indirectly, any other Person, and neither Thin Crust nor any Thin Crust Subsidiary is, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

(f) Each Thin Crust Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Each Thin Crust Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have a Thin Crust Material Adverse Effect.

Each Thin Crust Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign entity in each jurisdiction listed on Schedule 4.2(f), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Thin Crust Material Adverse Effect.

(g) All outstanding Equity Securities of each Thin Crust Subsidiary (i) have been duly authorized and validly issued and not subject to preemptive rights or similar rights created by statute, the Organizational Documents of such Thin Crust Subsidiary or any agreement to which such Thin Crust Subsidiary is a party, and (ii) have been offered, sold, issued and delivered by such Thin Crust Subsidiary in compliance with all applicable Laws. Except as set forth on Schedule 4.2(g), such Thin Crust Subsidiary does not have any other Equity Securities (whether voting or non-voting) authorized, designated, issued, reserved for issuance, issuable or outstanding and there are no securities convertible into or exchangeable or exercisable for Equity Securities of any Thin Crust Subsidiary outstanding as of the date hereof.

4.3 Authorization. Thin Crust has the requisite limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements and the consummation by Thin Crust of the Transactions, have been duly authorized by all necessary limited liability company action on the part of Thin Crust. This Agreement has been duly executed and delivered by Thin Crust, and constitutes a valid and binding obligation of Thin Crust, enforceable against Thin Crust in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.4 Consents and Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any party to any Thin Crust Material Contract or Thin Crust Lease is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Related Agreements, except where the failure to obtain or make any such consent, approval authorization, designation, declaration or filing (i) would not be material to the Thin Crust Business and (ii) as set forth on Schedule 4.4.

(b) The execution and delivery by Thin Crust of this Agreement and the Related Agreements to which it is or will be a party and the consummation of the Transactions do not and will not (i) conflict with or result in any breach of any provision of the Organizational Documents of Thin Crust or any Thin Crust Subsidiary, (ii) result in the creation or imposition of any Lien of any nature upon the properties or assets of Thin Crust or any Thin Crust Subsidiary, (iii) except as set forth on Schedule 4.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any Thin Crust Material Contract or Thin Crust Lease, or (iv) violate in any material respect any Law or Order applicable to Thin Crust or any Thin Crust Subsidiary or any of their respective properties or assets.

4.5 Financial Statements.

(a) Thin Crust has made available to Deep Dish the following information (collectively, the “Thin Crust Financial Statements”): (i) the audited consolidated balance sheet of Thin Crust and the Thin Crust Subsidiaries, as of September 30, 2012 (the “2012 Thin Crust Balance Sheet”) and September 30, 2011, and the related audited consolidated statements of income, members’ capital and cash flows for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of Thin Crust and the Thin Crust Subsidiaries, as of February 28, 2013 (the “Latest Thin Crust Balance Sheet”), and the related unaudited consolidated statements of income, members’ capital and cash flows for the five (5) month period then ended, subject to normal year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes.

(b) Except as set forth on Schedule 4.5(b), the Thin Crust Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of Thin Crust and the Thin Crust Subsidiaries as of the dates and for the periods indicated, and have been prepared based on the books and records of Thin Crust in accordance with GAAP consistently applied throughout the periods covered thereby (except as set forth in the notes thereto).

(c) As of the date hereof, neither Thin Crust nor any Thin Crust Subsidiaries has any Indebtedness.

4.6 Absence of Undisclosed Liabilities. Neither Thin Crust nor any Thin Crust Subsidiary has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (a) stated or adequately reserved against in the 2012 Thin Crust Balance Sheet, (b) incurred in the ordinary course of business since the date of the 2012 Thin Crust Balance Sheet (the “Thin Crust Balance Sheet Date”), consistent with past practice or otherwise pursuant to the terms and conditions of this Agreement, (c) under, and in accordance with the terms of, Contracts to which Thin Crust or any Thin Crust Subsidiary is a party, other than in respect of a breach, (d) under the Thin Crust Benefit Plans (but not liabilities or obligations from the failure by Thin Crust or any Thin Crust Subsidiary to maintain Thin Crust Benefit Plan in accordance with the terms thereof or applicable Law), or (e) as set forth on Schedule 4.6.

4.7 Absence of Certain Changes or Events. Except as set forth on Schedule 4.7, from the Thin Crust Balance Sheet Date there has not been any event that has caused or is reasonably likely to cause a Thin Crust Material Adverse Effect. Except as set forth on Schedule 4.7, since the Thin Crust Balance Sheet Date, Thin Crust has caused the Thin Crust Business to be conducted in the ordinary course consistent with past practices. Without limiting the foregoing, except as set forth on Schedule 4.7, since the Thin Crust Balance Sheet Date neither Thin Crust nor any of its Subsidiaries has:

(a) redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on (other than dividends paid to Thin Crust or a Thin Crust Subsidiary) or made any other distributions (whether in cash or in kind) with respect to, any shares of its capital stock or other Equity Securities, except for distributions to pay Taxes in amounts calculated consistently with the applicable Organizational Documents or applicable Laws or otherwise made in compliance with Section 6.1(c)(ii);

(b) sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of any of its material tangible or intangible assets;

(c) made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies of Thin Crust or any of the Thin Crust Subsidiaries;

(d) made any material capital expenditures not provided for in a budget approved in accordance with standard practices;

(e) made any material loans or advances to, or guarantees for the benefit of, any Persons;

(f) instituted, settled, or been made a party to any material Claim;

(g) acquired any other material business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(h) made or changed any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(i) incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person, except for Indebtedness incurred in the ordinary course of business in a principal amount not, in the aggregate, in excess of $100,000 for Thin Crust and each Thin Crust Subsidiary taken as a whole;

(j) issued, sold, pledged, disposed of, encumbered or transferred any Equity Securities of Thin Crust or any Thin Crust Subsidiary, in each case other than issuances of options under the Thin Crust 2011 Equity Incentive Plan, and issuances of Equity Securities upon the exercise of options granted under such plan (or any predecessor plan);

(k) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(l) (i) accelerated or delayed, in any material respect, the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) delayed or accelerated payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; or (iii) made any material changes to cash management policies;

(m) write up, write down or write off the book value of any assets, individually or in the aggregate, for Thin Crust and the Thin Crust Subsidiaries taken as a whole, in excess of $100,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(n) entered into, or performed, any transaction with, or for the benefit of, any Thin Crust Equityholder or any Affiliate of Thin Crust, in each case other than compensation payments made to officers, directors and employees in the ordinary course of business consistent with past practice; or

(o) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.

4.8 Litigation. Except as disclosed on Schedule 4.8, (a) there is no, and during the three (3) year period prior to the date hereof, there has been no, material Claim pending or, to the knowledge of Thin Crust, threatened against or affecting Thin Crust or any Thin Crust Subsidiary and (b) there is no Order outstanding against Thin Crust or any Thin Crust Subsidiary.

4.9 Contracts. Schedule 4.9 sets forth a true and accurate list of the Thin Crust Material Contracts, other than the Thin Crust Material Contracts with the Thin Crust Restaurant Clients and the Thin Crust Corporate Clients. Except as set forth on Schedule 4.9, (a) each Thin Crust Material Contract is in full force and effect and enforceable against, and to Thin Crust’s knowledge, by Thin Crust or the applicable Thin Crust Subsidiary in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity, (b) neither Thin Crust nor any Thin Crust Subsidiary is in breach of or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any Thin Crust Material Contract nor, to Thin Crust’s knowledge, is any other party thereto, (c) neither Thin Crust nor any Thin Crust Subsidiary has given nor has Thin Crust or any Thin Crust Subsidiary received from any other Person, any notice regarding the existence of any breach of, or default under, any Thin Crust Material Contract and (d) neither Thin Crust nor any Thin Crust Subsidiary has received notice that the counterparty with respect to any Thin Crust Material Contract is terminating such Thin Crust Material Contract. Thin Crust has made available to Deep Dish or its representatives correct and complete copies of all Thin Crust Material Contracts.

4.10 Compliance with Laws.

(a) Each of Thin Crust and each Thin Crust Subsidiary is in compliance, and has complied, in all material respects with all applicable Laws. Except as set forth on Schedule 4.10, neither Thin Crust nor any Thin Crust Subsidiary has received any written communication since January 1, 2010, nor, to Thin Crust’s knowledge, has Thin Crust or any Thin Crust Subsidiary received any other communication since January 1, 2010 from any Governmental Entity that alleges that Thin Crust or such Thin Crust Subsidiary is not in compliance with any applicable Law.

(b) Thin Crust and the Thin Crust Subsidiaries hold all material Permits that are required to conduct the Thin Crust Business, such Permits are valid and in full force and effect, and since January 1, 2010, neither Thin Crust nor any Thin Crust Subsidiary has received written notice of any Claim relating to the revocation or modification of any such material Permit. Thin Crust and the applicable Thin Crust Subsidiaries are in compliance in all material respects with such material Permits.

4.11 Employment and Labor Relations.

(a) Each Thin Crust and each Thin Crust Subsidiary (i) is in compliance in all material respects with all applicable Laws, collective bargaining agreements and arrangements, Orders and binding customs respecting labor and employment, including Laws relating to fair employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and (ii) with respect to their respective employees (A) has withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (B) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (C) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(b) There are no actions, suits, claims or administrative matters pending or, to the knowledge of Thin Crust, threatened against Thin Crust or any Thin Crust Subsidiary with respect to any of their respective employees or threatened against any of their respective employees. There are no pending or, to the knowledge of the Thin Crust, threatened claims or actions against Thin Crust, any Thin Crust Subsidiary or any trustee under any worker’s compensation policy. Neither Thin Crust nor any Thin Crust Subsidiary is party to or bound by any conciliation agreement, consent decree or other agreement or Order with any Governmental Entity with respect to employment practices. The services provided by Thin Crust’s and each Thin Crust Subsidiary’s employees are terminable at will and, except as set forth in Schedule 4.11(b), without liability to Thin Crust or any Thin Crust Subsidiary. Each Person providing services to Thin Crust or any Thin Crust Subsidiary has been properly classified as an independent contractor or employee for all purposes, and neither Thin Crust nor any Thin Crust Subsidiary has any direct or indirect liability with respect to any misclassification of any such Person, or with respect to any employee leased from another employer or any employee currently or formerly classified as exempt from overtime wages.

(c) Except as set forth in Schedule 4.11(c), (a) neither Thin Crust nor any Thin Crust Subsidiary is a party to any collective bargaining agreement or similar agreement, (b) there are no unfair labor practice complaints pending against Thin Crust or any Thin Crust Subsidiary or threatened in writing against any of them before the National Labor Relations Board and (c) no strike, labor dispute, slowdown or stoppage is pending or, to the knowledge of Thin Crust, threatened against Thin Crust or any Thin Crust Subsidiary.

(d) Schedule 4.11(d) contains a list of the directors and officers of Thin Crust and each Thin Crust Subsidiary and each Thin Crust Key Employee, describing for each such Person his or her position or title, business location, and employment or similar agreement, if any. No Thin Crust Key Employee has informed Thin Crust or any Thin Crust Subsidiary (whether orally or in writing) of any plan to terminate employment with or services for Thin Crust or any Thin Crust Subsidiary and, to the knowledge of Thin Crust, no such Person has any current intention to terminate such employment or service.

(e) Except as set forth on Schedule 4.11(e), since January 1, 2010, neither Thin Crust nor any of the Thin Crust Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or Regulation affecting any site of employment of Thin Crust or any Thin Crust Subsidiary, and, during the 90-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Thin Crust or any Thin Crust Subsidiary.

4.12 Affiliate Transactions. Except as set forth in this Agreement or on Schedule 4.12, there are no loans, leases or other agreements or transactions between any Thin Crust Subsidiary, on the one hand, and any present or former equityholder, member, director, or officer or of Thin Crust or any Thin Crust Subsidiary, or any of their respective Affiliates, or any Thin Crust Key Employee, on the other hand. Except as set forth in Schedule 4.12, no equityholder, member, director, or officer of Thin Crust or any Thin Crust Subsidiary, or any Thin Crust Key Employee, owns directly or indirectly (through an Affiliate or otherwise), on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor of Thin Crust or any Thin Crust Subsidiary, any Thin Crust Restaurant Client, Thin Crust Corporate Client, or Thin Crust Supplier, or any organization which has a Contract or arrangement with Thin Crust or any Thin Crust Subsidiary. Except as set forth in Schedule 4.12, no Affiliate of Thin Crust, nor any present or former equityholder, member, director, or officer of Thin Crust or any Thin Crust Subsidiary, nor any Thin Crust Key Employee, owns any assets that are used by Thin Crust or any of the Thin Crust Subsidiaries, or are necessary for use in connection with the Thin Crust Business.

4.13 Environmental Matters.

(a) Except as set forth on Schedule 4.13, neither Thin Crust nor any of the Thin Crust Subsidiaries or their respective predecessors has generated, transported, used, handled, processed, stored, treated, disposed of or managed any Hazardous Material other than in accordance with all Environmental Laws. No Hazardous Material, other than in accordance with all Environmental Laws, (i) has been or is threatened to be spilled, released, discharged, disposed, or transported from any real property owned, leased or operated by Thin Crust or any of the Thin Crust Subsidiaries or their respective predecessors; (ii) is present in, on, or under any such property except as necessary for Thin Crust and the Thin Crust Subsidiaries to operate in the ordinary course and in material compliance with all Environmental Laws; or (iii) has been transported from any such property for treatment, storage, or disposal at any other place. Thin Crust and each of the Thin Crust Subsidiaries are, and at all times have been, in compliance in all material respects with all Environmental Laws, and with all Permits required under such Environmental Laws. Neither Thin Crust nor any of the Thin Crust Subsidiaries is aware of any fact or circumstance which could involve Thin Crust or any Thin Crust Subsidiary in any litigation, or impose upon Thin Crust or any Thin Crust Subsidiary any liability, arising under any Environmental Laws. Thin Crust has provided to Deep Dish copies of all documents, records and information available to Thin Crust and each of the Thin Crust Subsidiaries concerning any environmental or health and safety matter materially relevant to Thin Crust or any of the Thin Crust Subsidiaries, whether generated by Thin Crust, any of the Thin Crust Subsidiaries or others.

4.14 ERISA Compliance.

(a) Schedule 4.14(a) sets forth a true, complete and correct list of every Employee Program that is sponsored, contributed to or maintained by Thin Crust or any Thin Crust Subsidiary with respect to which Thin Crust or any Thin Crust Subsidiary has or may have any liability (the “Thin Crust Benefit Plans”).

(b) Each Thin Crust Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or advisory letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Thin Crust Benefit Plan and, to the knowledge of Thin Crust, no event or omission has occurred that would reasonably be expected to cause any Thin Crust Benefit Plan to lose such qualification.

(c) (i) Each Thin Crust Benefit Plan is, and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Thin Crust, threatened with respect to any Thin Crust Benefit Plan or any fiduciary or service provider thereof, and, to the knowledge of Thin Crust, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Thin Crust Benefit Plans either have been made or, if not yet due, have been accrued in accordance with the terms of the applicable Thin Crust Benefit Plan and applicable Law.

(d) No Thin Crust Benefit Plan is, and none of Thin Crust, any Thin Crust Subsidiary or any of their respective ERISA Affiliates maintains or has ever maintained any defined benefit pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, a multiple employer plan, as defined in Section 413(c) of ERISA, a multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA or a Multiemployer Plan, and none of Thin Crust, any Thin Crust Subsidiary nor any of their respective ERISA Affiliates has incurred any liability under Title IV of ERISA that has not been paid in full. Neither Thin Crust nor any of its ERISA Affiliates has any liability with respect to any defined benefit pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA that is or was maintained, sponsored or contributed to by Aramark or any of its Affiliates (other than Thin Crust and its Subsidiaries) and in which any employee of Thin Crust or any Thin Crust Subsidiary is or was a participant.

(e) None of the Thin Crust Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and none of Thin Crust, any Thin Crust Subsidiary or any of their respective ERISA Affiliates has ever promised to provide such post-termination benefits.

(f) (i) Each Thin Crust Option was duly authorized no later than the date on which such grant was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of Thin Crust or an appropriate committee thereof, as applicable, and any required shareholder approval by the necessary number of votes or written consents. Each Thin Crust Option was granted in accordance with the terms of the applicable Thin Crust equity plan and all applicable Laws. The per share exercise price of each Thin Crust Option is no less than the fair market value of a Thin Crust Common Unit on the date of grant of such Thin Crust Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code and no Thin Crust Option is otherwise subject to Section 409A of the Code. (ii) Each Thin Crust Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. (iii) No compensation has been or will be included in the gross income of any “service provider” of Thin Crust or any Thin Crust Subsidiary (within the meaning of Section 409A of the Code) as a result of the operation of Section 409A of the Code.

(g) Except as set forth on Schedule 4.14(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Thin Crust or any Thin Crust Subsidiary; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of Thin Crust or any Thin Crust Subsidiary.

(h) No Thin Crust Benefit Plan is subject to the laws of any jurisdiction outside the United States.

4.15 Insurance Coverage. Schedule 4.15 contains a list of the insurance policies currently maintained by Thin Crust and each Thin Crust Subsidiary. The insurance policies set forth on Schedule 4.15 are in full force and effect. Except for the matters set forth on Schedule 4.15, there are no claims pending against Thin Crust or any Thin Crust Subsidiary under any insurance policies set forth on Schedule 4.15 currently in effect and covering the property, business or employees of Thin Crust or any Thin Crust Subsidiary, and all premiums due and payable with respect to such policies have been paid to date. Neither Thin Crust nor any Thin Crust Subsidiary has received written notice of any threatened termination of any such policies or arrangements. Schedule 4.15 sets forth by year, for the current policy year and for each of the two (2) preceding policy years, all claims under such policies.

4.16 Taxes. Schedule 4.16 contains a list of the states, territories and jurisdictions (whether foreign or domestic) in which Thin Crust and any of the Thin Crust Subsidiaries have filed Tax Returns. Except as set forth on Schedule 4.16:

(a) Thin Crust and each of the Thin Crust Subsidiaries have timely filed all Tax Returns that are due, taking into account extensions of time in which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects;

(b) all Tax Returns filed since June 6, 2011 have been made available to Deep Dish and all documents relating to any audits or proceedings against Thin Crust or the Thin Crust Subsidiaries by any taxing authority have been made available to Deep Dish;

(c) all Taxes required to be paid by Thin Crust and each of the Thin Crust Subsidiaries (whether or not shown on a Tax Return) have been paid;

(d) the unpaid Taxes of Thin Crust and the Thin Crust Subsidiaries did not, as of the date of the Latest Thin Crust Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Latest Thin Crust Balance Sheet, and since the date of the Latest Thin Crust Balance Sheet, neither Thin Crust nor any Thin Crust Subsidiary has incurred any Tax outside the ordinary course of business or otherwise inconsistent with past practices;

(e) except for Slick City Media, Inc., Thin Crust and each of the Thin Crust Subsidiaries are and always have been, partnerships or disregarded entities for U.S. federal, state and local income tax purposes for every state in which they are subject to Tax;

(f) Slick City Media, Inc. is a corporation for U.S. federal and state income tax purposes;

(g) neither Thin Crust nor any of the Thin Crust Subsidiaries has ever been a “publicly traded partnership” within the meaning of Section 7704 of the Code;

(h) neither Thin Crust nor any of the Thin Crust Subsidiaries is a party to any Tax allocation, indemnification or sharing arrangement;

(i) there are no Liens for Taxes upon any of the assets of Thin Crust or any of the Thin Crust Subsidiaries other than Thin Crust Permitted Liens for Taxes;

(j) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity against Thin Crust or any of the Thin Crust Subsidiaries;

(k) there is no action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing pending against or with respect to Thin Crust or any of the Thin Crust Subsidiaries regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to Thin Crust or any of the Thin Crust Subsidiaries regarding Taxes;

(l) neither Thin Crust nor any Thin Crust Subsidiary has waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made which waiver or extension is still outstanding and no such request has been made by any Governmental Entity;

(m) no claim has ever been made by a taxing authority in a jurisdiction where Thin Crust or any Thin Crust Subsidiary does not file Tax Returns that either Thin Crust or such Thin Crust Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

(n) neither Thin Crust nor any of the Thin Crust Subsidiaries has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by Contract, or otherwise;

(o) Thin Crust and each of the Thin Crust Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(p) neither Thin Crust nor any Thin Crust Subsidiary has, or has ever had, a permanent establishment in any jurisdiction other than the United States or any State or subdivision thereof, and has not engaged in a trade or business in any jurisdiction other than the United States or any State or subdivision thereof or been subject to tax on its net income in any jurisdiction other than the United States or any State or subdivision thereof;

(q) neither Thin Crust nor any Thin Crust Subsidiary has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law;

(r) Thin Crust would not be an “investment company” (within the meaning of Section 351 of the Code) if Thin Crust were incorporated;

(s) Neither Thin Crust nor any Thin Crust Subsidiary has taken any action or knows of any fact or circumstance that (or failed to take any action, which failure) would prevent the Organization Transactions from qualifying under Section 351 of the Code; and

(t) notwithstanding anything to the contrary in this Agreement, Thin Crust makes no representation or warranty as to the existence, amount or availability of any net operating or capital loss carryover of Thin Crust or any of the Thin Crust Subsidiaries.

4.17 Title to Properties; Condition of Assets.

(a) Neither Thin Crust nor any Thin Crust Subsidiary owns any real property.

(b) Schedule 4.17(b) contains a list of all real property leases (such real property included in such leases, the “Thin Crust Leased Real Property”) to which Thin Crust or any Thin Crust Subsidiary is a party (the “Thin Crust Leases”). Each Thin Crust Lease is in full force and effect and has not been modified or amended except as disclosed on Schedule 4.17(b). Thin Crust or the applicable Thin Crust Subsidiary holds a valid and existing leasehold interest under each such Thin Crust Lease free and clear of any Liens except Thin Crust Permitted Liens.

(c) The Thin Crust Leased Real Property constitutes all of the real property used, held of use or occupied by Thin Crust and the Thin Crust Subsidiaries in connection with the conduct of the Thin Crust Business.

(d) Neither Thin Crust nor any Thin Crust Subsidiary has received written notice alleging that Thin Crust or any of the Thin Crust Subsidiaries, as the case may be, is in breach or default under any of the Thin Crust Leases. To the knowledge of Thin Crust, no other party to any Thin Crust Lease is in breach or default under any of the Thin Crust Leases, and, to the knowledge of Thin Crust, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination or acceleration under any of the Thin Crust Leases.

(e) Thin Crust or the applicable Thin Crust Subsidiary is in peaceful and undisturbed possession of each parcel of Thin Crust Leased Real Property, and to the knowledge of Thin Crust, there are no contractual or legal restrictions that preclude or restrict the ability to use the Thin Crust Leased Real Property for the purposes for which it is currently being used. No Thin Crust Leased Real Property is subleased by Deep Dish or any Deep Dish Subsidiary to any third party.

(f) Except as set forth on Schedule 4.17(f), all tangible personal property and equipment of Thin Crust and the Thin Crust Subsidiaries is, in the aggregate, in all material respects in good condition and repair, reasonable wear and tear excepted, is usable in the ordinary course of business and is adequate for the uses for which it is presently being used.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a list of all registered Intellectual Property, and Intellectual Property that is the subject of an application for registration with any Governmental Entity (including domain name registrations), in each case, owned or purported to be owned by Thin Crust or any Thin Crust Subsidiary (the “Thin Crust Registered Intellectual Property”), and the Thin Crust Registered Intellectual Property has been duly registered in, maintained (including the payment of maintenance fees), filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency anywhere in the world and are not expired, cancelled or abandoned and, to the knowledge of Thin Crust, are valid and enforceable, except in each case any Thin Crust Registered Intellectual Property that Thin Crust or any Thin Crust Subsidiary, as applicable, knowingly abandoned based upon a reasonable business decision. Thin Crust or the Thin Crust Subsidiaries own all right, title and interest in and to, or has a right to use as currently used in or as currently proposed to be used in Thin Crust’s and any Thin Crust Subsidiary’s businesses, all Thin Crust Intellectual Property, free and clear of all Liens granted by Thin Crust or any Thin Crust Subsidiary, other than Thin Crust Permitted Liens; provided, however, that the foregoing is not intended to be a representation with respect to non-infringement, which is addressed in Section 4.18(d) below.

(b) Except as set forth on Schedule 4.18(b), neither Thin Crust nor any Thin Crust Subsidiary has transferred ownership of, or granted any license (except for the nonexclusive license of the Thin Crust Software Products in object code form, or the provision of any of Thin Crust’s services in the ordinary course of business, in either case pursuant to standard end-user customer agreements that do not materially differ in substance from Thin Crust or any Thin Crust Subsidiary’s standard forms of such agreements provided to Deep Dish) with respect to, any Intellectual Property to any other Person.

(c) Schedule 4.18(c) contains a complete and accurate list of all licenses and similar agreements pursuant to which Thin Crust or any Thin Crust Subsidiary holds rights to third-party Intellectual Property (excluding (i) standard, generally commercially available, “off-the-shelf” third-party software products in object code form and standard commercially available services that are not and will not to any extent be incorporated into or used to develop or provide Thin Crust Software Products or any other of Thin Crust or any Thin Crust Subsidiary’s products or services, or (ii) Open Source Software used or held for use by Thin Crust or any Thin Crust Subsidiary for any purpose).

(d) Except as set forth on Schedule 4.18(d):

(i) neither Thin Crust nor any Thin Crust Subsidiary has received any written notice from any Person challenging in any respect the validity, enforceability, or right of Thin Crust or such Thin Crust Subsidiary to use any Thin Crust Intellectual Property or any rights thereunder (other than office actions and similar communications received from any Governmental Authority in the normal course of prosecuting applications for issuance or registration of any Thin Crust Intellectual Property or any renewals or recordations thereof), including any written correspondence from third parties offering to license patents to Thin Crust or any Thin Crust Subsidiary;

(ii) except with respect to continuing obligations under written agreements set forth on Schedule 4.18(b), neither Thin Crust nor any Thin Crust Subsidiary has any obligation to grant to any Person licenses or other rights to any Thin Crust Intellectual Property;

(iii) neither the operation of the Thin Crust Business, nor any activity by Thin Crust or any Thin Crust Subsidiary infringes, misappropriates or violates (or in the last three (3) years has infringed, misappropriated or violated) (A) any Third-Party IP, other than the rights of any Person under any patent, and (B) to the knowledge of Thin Crust, the rights of any Person under any patent;

(iv) no Thin Crust Intellectual Property is jointly owned by Thin Crust or any Thin Crust Subsidiary, on the one hand, with any other Person, on the other hand, and no claim brought against Thin Crust or any Thin Crust Subsidiary regarding the rights of others in or to any Thin Crust Intellectual Property owned by or purported to be owned by Thin Crust or any Thin Crust Subsidiary is pending or, to the knowledge of Thin Crust, has been threatened;

(v) to the knowledge of Thin Crust, there is no, nor has there been in the last three (3) years any, infringement or violation by any Person of any Thin Crust Intellectual Property owned by Thin Crust or any Thin Crust Subsidiary;

(vi) Thin Crust and the Thin Crust Subsidiaries own all applicable rights, title and interest in and to the Intellectual Property created by all current and former employees and consultants of Thin Crust or any Thin Crust Subsidiary in the scope of the employment or engagement, as applicable, of such employees;

(vii) Thin Crust and all Thin Crust Subsidiaries, as applicable, have taken reasonable security measures to protect the confidentiality of any and all trade secrets owned by Thin Crust or any Thin Crust Subsidiary or used or held for use by Thin Crust or the Thin Crust Subsidiaries;

(viii) (A) neither Thin Crust nor any of the Thin Crust Subsidiaries has granted any current or contingent rights, licenses or interests in or to the source code of the software products developed by or on behalf of Thin Crust or any of the Thin Crust Subsidiaries (the “Thin Crust Software Products”), and (B) since the development of the source code of the Thin Crust Software Products, neither Thin Crust nor any of the Thin Crust Subsidiaries has provided or disclosed the source code of the Thin Crust Software Products to any person or entity other than employees or consultants of Thin Crust or any of the Thin Crust Subsidiaries;

(ix) (A) none of the Thin Crust Software Products contain, incorporate, link or call to or otherwise use Open Source Software, and (B) the incorporation, linking, calling or other use of Open Source Software by or on behalf of Thin Crust or any Thin Crust Subsidiary in any Thin Crust Software Product does not (1) obligate Thin Crust or any Thin Crust Subsidiary to disclose, make available, license, offer or deliver any portion of the source code of any Thin Crust Software Product or the subject matter of any other Thin Crust Intellectual Property to any third party other than the Open Source Software or (2) impose any restriction on the consideration to be charged for the distribution of any Thin Crust Software Product (other than the Open Source Software) or the subject matter of any other Intellectual Property owned by Thin Crust or any Thin Crust Subsidiary;

(x) to the knowledge of Thin Crust, the Thin Crust Software Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Thin Crust Software Products or equipment upon which the Thin Crust Software Products operate, or the integrity of the data, information or signals the Thin Crust Software Products produce;

(xi) immediately following the Closing, Thin Crust and the Thin Crust Subsidiaries will have the same rights and privileges in the Thin Crust Intellectual Property as Thin Crust and the Thin Crust Subsidiaries had in the Intellectual Property owned or purported to be owned by Thin Crust and the Thin Crust Subsidiaries immediately prior to the Closing; and

(xii) to the knowledge of Thin Crust, the information technology systems used by Thin Crust and the Thin Crust Subsidiaries in connection with the Thin Crust Business, including all computer hardware, software, firmware, and telecommunications systems, perform in all material respects in accordance with their respective specifications and documentation. To the knowledge of Thin Crust, Thin Crust has provided for the recovery and security of all business data that is material to the conduct of the Thin Crust Business, as well the recovery and security of material management information systems, in a commercially reasonable manner.

4.19 Customers. Thin Crust has provided to Deep Dish or its representatives in a separate folder in Thin Crust’s online data room correct and complete copies of all Thin Crust Material Contracts between Thin Crust and the Thin Crust Corporate Clients that were the top twenty (20) Thin Crust Corporate Clients during the twelve (12) months ended February 28, 2013 (as determined by reference to the aggregate dollar value of orders from the Thin Crust Corporate Clients during such period). No Thin Crust Corporate Client that is party to a Thin Crust Material Contract or Thin Crust Restaurant Client that is party to a Thin Crust Material Contract has notified Thin Crust or any Thin Crust Subsidiary that it has canceled or otherwise terminated its relationship with Thin Crust or any Thin Crust Subsidiary or has materially decreased its usage or purchase of the services of Thin Crust and the Thin Crust Subsidiaries. No Thin Crust Corporate Client that is party to a Thin Crust Material Contract or Thin Crust Restaurant Client that is party to a Thin Crust Material Contract has, to the knowledge of Thin Crust, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Thin Crust and the Thin Crust Subsidiaries or to decrease materially or limit its usage, purchase or distribution of the services of Thin Crust or the Thin Crust Subsidiaries.

4.20 Suppliers. No supplier or vendor, excluding the Thin Crust Corporate Clients and Thin Crust Restaurant Clients, that Thin Crust and/or any Thin Crust Subsidiary has paid or is under Contract to pay $100,000, or more within the twelve months preceding the date of this Agreement (a “Thin Crust Supplier”) has notified Thin Crust or any Thin Crust Subsidiary that is has canceled, materially modified, or otherwise terminated its relationship with Thin Crust or any Thin Crust Subsidiary, or materially decreased its services, supplies or materials to Thin Crust and the Thin Crust Subsidiaries. Schedule 4.20 sets forth all Contracts and other written agreements with Thin Crust Suppliers. To the knowledge of Thin Crust, no Thin Crust Supplier has any plan or intention to do any of the foregoing.

4.21 Illegal Payments. Neither Thin Crust nor any Thin Crust Subsidiary is, or has at any time been, in violation of the U.S. Foreign Corrupt Practices Act (as amended from time to time). Neither Thin Crust, any Thin Crust Subsidiary nor, to Thin Crust’s knowledge, any Person affiliated with Thin Crust or its Affiliates has ever offered, made or received on behalf of Thin Crust or any Thin Crust Subsidiary any illegal payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities, to any Persons.

4.22 Sales Incentives. Schedule 4.22 sets forth, (i) the aggregate amount (determined in accordance with GAAP) of all sales coupons, sales concessions, sales incentives, allowances, and similar promotional incentives (“Thin Crust Sales Incentives”) of Thin Crust and the Thin Crust Subsidiaries that were redeemed during Thin Crust’s 2011 and 2012 fiscal years, and during the period from October 1, 2012 through March 31, 2013, and (ii) the aggregate amount of all Thin Crust Sales Incentives outstanding as of the date of this Agreement.

4.23 Broker’s Fee. Except as set forth on Schedule 4.23, no broker, investment banker, financial advisor, finder or other Person retained by Thin Crust or any of its Affiliates is entitled to any brokerage, investment banker’s, financial advisor’s, finder’s or other fee or commission for which Deep Dish or any of its Affiliates will be liable in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE THIN CRUST EQUITYHOLDERS

5.1 Representations and Warranties of Thin Crust Equityholder LLC. Thin Crust Equityholder LLC hereby represents and warrants to Deep Dish as follows:

(a) Organization, Existence and Authority. Thin Crust Equityholder LLC has been duly formed and is validly existing as a limited liability company in good standing under the laws of Delaware and has all requisite organizational power and authority to carry on its business as now being conducted. Thin Crust Equityholder LLC is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the conduct of the business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Thin Crust Material Adverse Effect.

(b) Authorization. Thin Crust Equityholder LLC has the requisite limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation by Thin Crust Equityholder LLC of the Transactions, have been duly authorized by all necessary limited liability company action on the part of Thin Crust Equityholder LLC. This Agreement has been duly executed and delivered by Thin Crust Equityholder LLC and constitutes a valid and binding obligation of Thin Crust Equityholder LLC enforceable against Thin Crust Equityholder LLC in accordance with its terms; except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(c) Consents and Approvals; No Violations.

(i) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person is required to be obtained in connection with the execution, delivery and performance by Thin Crust Equityholder LLC of this Agreement and the Related Agreements, except where the failure to obtain or make any such consent, approval authorization, designation, declaration or filing would not be material.

(ii) The execution and delivery by Thin Crust Equityholder LLC of this Agreement and the Related Agreements to which Thin Crust Equityholder LLC is or will be a party and the consummation of the Transactions do not and will not (i) conflict with or result in any breach of any provision of the Organizational Documents of Thin Crust Equityholder LLC, (ii) result in the creation or imposition of any Lien of any nature upon the properties or assets of Thin Crust Equityholder LLC, or (iii) violate in any material respect any Law or Order applicable to Thin Crust Equityholder LLC or any of its properties or assets.

(d) Liabilities. Thin Crust Equityholder LLC has no liabilities that are payable or may become payable by Thin Crust on behalf of such Thin Crust Equityholder other than liabilities (i) in respect of Taxes or (ii) incurred in connection with the Transactions in respect of outside counsel and other advisors.

(e) Broker’s Fee. No broker, investment banker, financial advisor, finder or other Person retained by Thin Crust Equityholder LLC or its Affiliates is entitled to any brokerage, investment banker’s, financial advisor’s, finder’s or other fee or commission for which Thin Crust, Deep Dish or any of their respective Affiliates will be liable in connection with the transactions contemplated by this Agreement.

(f) Thin Crust Equityholder LLC owns, free and clear of all Liens, all of the Thin Crust Units set forth across from its name on Schedule 4.2(a).

5.2 Representations and Warranties of Thin Crust Equityholder Corp. Thin Crust Equityholder Corp. hereby represents and warrants to Deep Dish as follows:

(a) Organization, Existence and Authority. Thin Crust Equityholder Corp. has been duly formed and is validly existing as a corporation in good standing under the laws of Delaware and has all requisite organizational power and authority to carry on its business as now being conducted. Thin Crust Equityholder Corp. is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of the business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Thin Crust Material Adverse Effect.

(b) Authorization. Thin Crust Equityholder Corp. has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation by Thin Crust Equityholder Corp. of the Transactions, have been duly authorized by all necessary corporate action on the part of Thin Crust Equityholder Corp. This Agreement has been duly executed and delivered by Thin Crust Equityholder Corp. and constitutes a valid and binding obligation of Thin Crust Equityholder Corp. enforceable against Thin Crust Equityholder Corp. in accordance with its terms; except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles. Since its inception, Thin Crust Equityholder Corp. has not engaged in any business activities other than holding interests in Thin Crust.

(c) Consents and Approvals; No Violations.

(i) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person is required to be obtained in connection with the execution, delivery and performance by Thin Crust Equityholder Corp. of this Agreement and the Related Agreements, except where the failure to obtain or make any such consent, approval authorization, designation, declaration or filing would not be material.

(ii) Assuming the Thin Crust Requisite Stockholder Approval is obtained, the execution and delivery by Thin Crust Equityholder Corp. of this Agreement and the Related Agreements to which it is or will be a party and the consummation of the Transactions do not and will not (i) conflict with or result in any breach of any provision of the Organizational Documents of Thin Crust Equityholder Corp., (ii) result in the creation or imposition of any Lien of any nature upon the properties or assets of Thin Crust Equityholder Corp., or (iii) violate in any material respect any Law or Order applicable to Thin Crust Equityholder Corp. or any of its properties or assets.

(d) Liabilities. Thin Crust Equityholder Corp. has no liabilities other than liabilities (i) in respect of Taxes arising out of the operation of Thin Crust, (ii) arising in the ordinary course of business in connection with Thin Crust Equityholder Corp.’s obligations as a holding company holding equity interests in Thin Crust, or (iii) incurred in connection with the Transactions in respect of outside counsel and other advisors. Without limiting the foregoing, Thin Crust Equityholder Corp. has no liabilities that would be required to be set forth on its balance sheet other than liabilities (y) in respect of Taxes arising out of the operation of Thin Crust or (z) incurred in connection with the Transactions in respect of outside counsel and other advisors.

(e) Broker’s Fee. No broker, investment banker, financial advisor, finder or other Person retained by Thin Crust Equityholder Corp. or its Affiliates is entitled to any brokerage, investment banker’s, financial advisor’s, finder’s or other fee or commission for which Thin Crust, Deep Dish or any of their respective Affiliates will be liable in connection with the transactions contemplated by this Agreement.

(f) Taxes.

(i) Thin Crust Equityholder Corp. has timely filed all Tax Returns that are due, taking into account extensions of time in which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Tax Returns filed since Thin Crust Equityholder Corp.’s formation have been made available to Deep Dish and Thin Crust Equityholder LLC and all documents relating to any audits or proceedings against Thin Crust Equityholder Corp. by any taxing authority have been made available to Deep Dish and Thin Crust Equityholder LLC;

(iii) all Taxes required to be paid by Thin Crust Equityholder Corp. (whether or not shown on a Tax Return) have been paid;

(iv) the unpaid Taxes of Thin Crust Equityholder Corp. did not, as of the date of the latest Thin Crust Equityholder Corp. balance sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the latest Thin Crust Equityholder Corp. balance sheet, and since the date of the latest Thin Crust Equityholder Corp. balance sheet, Thin Crust Equityholder Corp. has not incurred any Tax outside the ordinary course of business or otherwise inconsistent with past practices;

(v) Thin Crust Equityholder Corp. is and always has been a corporation for U.S. federal, state and local income tax purposes for every state in which it is subject to Tax;

(vi) other than the existing Tax Matters Agreement, dated as of October 26, 2012, by and between ARAMARK Holdings Corporation and Thin Crust Equityholder Corp. (which will be superseded as of the Closing by the Tax Matters Agreement), Thin Crust Equityholder Corp. is not a party to any Tax allocation, indemnification or sharing arrangement;

(vii) there are no Liens for Taxes upon any of the assets of Thin Crust Equityholder Corp.;

(viii) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity against Thin Crust Equityholder Corp.;

(ix) there is no action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing pending against or with respect to Thin Crust Equityholder Corp. regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to Thin Crust Equityholder Corp. regarding Taxes;

(x) Thin Crust Equityholder Corp. has not waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made which waiver or extension is still outstanding and no such request has been made by any Governmental Entity;

(xi) no claim has ever been made by a taxing authority in a jurisdiction where Thin Crust Equityholder Corp. does not file Tax Returns that Thin Crust Equityholder Corp. is or may be subject to Taxes assessed by such jurisdiction;

(xii) Thin Crust Equityholder Corp. has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) (other than with respect to the group the common parent of which is ARAMARK Holdings Corporation or any of its Subsidiaries), as a transferee or successor, by Contract (other than the existing Tax Matters Agreement, dated as of October 26, 2012, by and between ARAMARK Holdings Corporation and Thin Crust Equityholder Corp., which will be superseded as of the Closing by the Tax Matters Agreement), or otherwise;

(xiii) Thin Crust Equityholder Corp. has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(xiv) Thin Crust Equityholder Corp. has not, nor has it ever had, a permanent establishment in any jurisdiction other than the United States or any State or subdivision thereof, and has not engaged in a trade or business in any jurisdiction other than the United States or any State or subdivision thereof or been subject to tax on its net income in any jurisdiction other than the United States or any State or subdivision thereof;

(xv) Thin Crust Equityholder Corp. has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law;

(xvi) Thin Crust Equityholder Corp. is not an “investment company” within the meaning of Section 351 of the Code;

(xvii) Thin Crust Equityholder Corp. has not taken any action or knows of any fact or circumstance that (or failed to take any action, which failure) would prevent the Organization Transactions from qualifying under Section 351 of the Code; and

(xviii) notwithstanding anything to the contrary in this Agreement, Thin Crust Equityholder Corp. makes no representation or warranty as to the existence, amount or availability of any net operating or capital loss carryover of Thin Crust Equityholder Corp.

(g) Cash. As of immediately prior to the Thin Crust Effective Time, Thin Crust Equityholder Corp. will have available cash on hand held in bank accounts in its name of no less than the sum of (i) $2,600,000 plus (ii) the aggregate amount of Tax distributions made to Thin Crust Equityholder Corp. by Thin Crust since the date of this Agreement and not paid to the applicable Governmental Entity, if any.

(h) Accredited Investors. As of immediately prior to the Thin Crust Effective Time, Thin Crust Equityholder Corp. Stockholders holding no more than 763,612 shares, in the aggregate, of Thin Crust Equityholder Corp. Common Stock (i) shall fail to qualify as “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended or, if applicable, (ii) shall not be permitted to be issued shares of Parent Common Stock in compliance with Regulation S promulgated under the Securities Act of 1933, as amended.

5.3 Representations and Warranties of Joining Thin Crust Equityholders. Each Joining Thin Crust Equityholder hereby represents and warrants as to himself or herself to Deep Dish as follows:

(a) Authorization. The Joining Thin Crust Equityholder has the requisite power and authority to execute and deliver the Joinder Agreement and the Related Agreements to which he or she is a party, and to consummate the Transactions. The Joinder Agreement has been duly executed and delivered by the Joining Thin Crust Equityholder and constitutes a valid and binding obligation of such Joining Thin Crust Equityholder enforceable against such Joining Thin Crust Equityholder in accordance with its terms; except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) Consents and Approvals; No Violations.

(i) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person is required to be obtained in connection with the execution, delivery and performance by the Joining Thin Crust Equityholder of the Joinder Agreement and the Related Agreements, except where the failure to obtain or make any such consent, approval authorization, designation, declaration or filing would not be material.

(ii) The execution and delivery by Joining Thin Crust Equityholder of the Joinder Agreement and the Related Agreements to which Joining Thin Crust Equityholder is or will be a party and the consummation of the Transactions do not and will not (i) result in the creation or imposition of any Lien of any nature upon the properties or assets of such Joining Thin Crust Equityholder, or (ii) violate in any material respect any Law or Order applicable to such Joining Thin Crust Equityholder or any of its properties or assets.

(c) Liabilities. The Joining Thin Crust Equityholder has no liabilities that are payable or may become payable by Thin Crust on behalf of such Joining Thin Crust Equityholder.

(d) Broker’s Fee. No broker, investment banker, financial advisor, finder or other Person retained by the Joining Thin Crust Equityholder is entitled to any brokerage, investment banker’s, financial advisor’s, finder’s or other fee or commission for which Thin Crust, Deep Dish or any of their respective Affiliates will be liable in connection with the transactions contemplated by this Agreement.

(e) The Joining Thin Crust Equityholder owns, free and clear of all Liens, all of the Thin Crust Units set forth across from his or her name on Schedule 4.2(a).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Business Pending the Closing.

(a) During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of Thin Crust, which consent shall not be unreasonably withheld, conditioned or delayed, Deep Dish shall, and shall cause the Deep Dish Subsidiaries to, except as required by Law, (i) carry on its business in the ordinary course consistent with past practice in all material respects; (ii) use its commercially reasonable efforts to preserve its present business organization and relationships; (iii) use its commercially reasonable efforts to keep available the present services of its employees and independent contractors; and (iv) use its commercially reasonable efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business.

(b) During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of Deep Dish, which consent shall not be unreasonably withheld, conditioned or delayed, Thin Crust shall, and shall cause the Thin Crust Subsidiaries to, except as required by Law, (i) carry on its business in the ordinary course consistent with past practice in all material respects; (ii) use its commercially reasonable efforts to preserve its present business organization and relationships; (iii) use its commercially reasonable efforts to keep available the present services of its employees and independent contractors; and (iv) use its commercially reasonable efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business.

(c) Without limiting the generality of Sections 6.1(a) and 6.1(b), during the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, neither Deep Dish nor Thin Crust shall, and Deep Dish shall cause the Deep Dish Subsidiaries and Thin Crust shall cause the Thin Crust Subsidiaries not to, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed: (i) issue or agree to issue any Equity Securities, or reclassify, exchange, recapitalize, or otherwise amend the terms of its Equity Securities, other than issuances of Equity Securities upon the exercise of Deep Dish Options or Thin Crust Options, as applicable, outstanding as of the date hereof, (ii) declare or make any payments or distributions to stockholders or members or purchase or redeem any capital stock or membership interests, except for (A) distributions by Thin Crust and the Thin Crust Subsidiaries to pay Taxes through the Closing Date, and (B) distributions by the Deep Dish Subsidiaries to Deep Dish to pay Taxes through the Closing Date, (iii) incur any material Indebtedness, other than in the ordinary course of business, (iv) make or commit to make any material capital expenditures or capital additions not consistent with the current budget that has been previously delivered to the other party, (v) acquire, commit to acquire or sell, assign, dispose of, mortgage, subject to any Lien or otherwise encumber or transfer any material asset or line of business, individually or in the aggregate, (vi) enter into any transactions with their respective Affiliates other than pursuant to written agreements existing as of the date hereof; provided, that any such written agreements may not be amended, restated, supplemented or modified prior to the Closing Date without the prior written consent of each of Deep Dish and Thin Crust, (vii) increase the compensation or other benefits (including any termination, severance, change of control bonus, equity incentive or similar compensation) payable to their respective employees, officers, directors, or service providers, other than (A) in the ordinary course of business consistent with past practice or (B) pursuant to written agreements with any Deep Dish Key Employees or Thin Crust Key Employees, as applicable, in existence on the date hereof and disclosed in the Deep Dish Disclosure Schedule or the Thin Crust Disclosure Schedule, as applicable, (viii) except for the Employment Agreements expressly contemplated by this Agreement (which, for the avoidance of doubt, shall not be amended, restated, supplemented, or modified prior to the Closing Date without the prior written consent of each of Deep Dish and Thin Crust), enter into or amend any employment agreement or similar agreement, (ix) effect any internal promotions or changes in title of any personnel above a Director or comparable title, (x) enter into, amend, modify, accelerate or terminate any Deep Dish Material Contract or Thin Crust Material Contract; provided, that (1) Deep Dish and its Subsidiaries may amend, modify or terminate any Deep Dish Material Contracts with the Deep Dish Restaurant Clients and the Deep Dish Suppliers in the ordinary course of business, and enter into Contracts which would constitute such Contracts in the ordinary course of business, and (2) Thin Crust and its Subsidiaries may amend, modify or terminate any Thin Crust Material Contracts with the Thin Crust Restaurant Clients, the Thin Crust Corporate Clients and the Thin Crust Suppliers in the ordinary course of business, and enter into Contracts which would constitute such Contracts in the ordinary course of business, or (xi) take any other action that, if not listed on the applicable Schedule, would cause a breach of representations and warranties set forth in Section 3.7 or 4.7, as applicable.

(d) During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, none of Parent, DD Acquisition Sub, or TC Acquisition Sub will conduct any business activities or incur any liabilities, except as necessary in connection with this Agreement and consummation of the transactions contemplated hereby.

(e) During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, Thin Crust Equityholder Corp. will not conduct any business activities or incur any liabilities other than those incidental to its holding of Thin Crust interests or otherwise in connection with the consummation of the transactions contemplated by this Agreement and/or any Related Agreements; provided, that it is understood and agreed that that Thin Crust Equityholder Corp. may (i) make repurchases of its outstanding capital stock pursuant to Article IV, Section 4.8 of the certificate of incorporation of Thin Crust Equityholder Corp. (collectively, the “Permitted Repurchases”) and/or (ii) declare and pay one or more dividends to Thin Crust Equityholder Corp. Stockholders.

6.2 Access to Information; Confidentiality. From the date hereof until the Closing Date or earlier termination of this Agreement pursuant to Section 8.1 hereof, each of Deep Dish and Thin Crust shall provide the other party and their representatives with reasonable access during normal business hours to the operations of Thin Crust and the Thin Crust Subsidiaries or Deep Dish and the Deep Dish Subsidiaries, as applicable, their principal personnel and representatives, and such books and records pertaining to Thin Crust and the Thin Crust Subsidiaries or Deep Dish and the Deep Dish Subsidiaries, as applicable, as the other party may reasonably request; provided, that (a) Thin Crust and Deep Dish agree that such access will give due regard to minimizing interference with the operations, activities and employees of the Thin Crust and the Thin Crust Subsidiaries and Deep Dish and the Deep Dish Subsidiaries, (b) such access and disclosure would not violate the terms of any agreement to which Thin Crust or any Thin Crust Subsidiary or Deep Dish or any Deep Dish Subsidiary, as applicable, is bound or any applicable Law and (c) all arrangements for access shall be made in advance. Deep Dish and Thin Crust shall, and shall cause their Affiliates to keep all information obtained during the course of such access and disclosure confidential in accordance with the terms of that certain Confidentiality Agreement, dated February 13, 2013, between Thin Crust and Deep Dish (the “Confidentiality Agreement”).

6.3 Efforts; Further Assurances Generally.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Deep Dish and Thin Crust agrees to use its reasonable best efforts to promptly consummate and make effective the Transactions (including the Contribution) following the date hereof and to satisfy the conditions set forth in ARTICLE VII, including by executing and delivering all documents required by ARTICLE VII to be executed and delivered in connection with the Closing. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Deep Dish and Thin Crust shall use their commercially reasonable efforts to take, or cause to be taken, all such necessary or desirable actions.

(b) No later than ten (10) days after the receipt by Thin Crust Equityholder Corp. and TC Acquisition Sub of the Thin Crust Requisite Stockholder Approval, Thin Crust Equityholder Corp. and TC Acquisition Sub shall deliver notice thereof to their respective stockholders in compliance with Sections 228(e) and 262 of the DGCL; provided, that prior to delivery of such notice to such stockholders, Thin Crust Equityholder Corp. and TC Acquisition Sub shall have provided Deep Dish a reasonable opportunity to review and comment on such notices.

(c) No later than ten (10) days after the receipt by Deep Dish of the requisite stockholder approval of the Deep Dish Recapitalization, Deep Dish shall deliver notice thereof to its stockholders in compliance with Sections 228(e) of the DGCL; provided, that prior to delivery of such notice to such stockholders, Deep Dish shall have provided Thin Crust a reasonable opportunity to review and comment on such notice.

(d) Immediately after execution of this Agreement, Parent shall file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware amending and restating its certificate of incorporation in its entirety as set forth on Exhibit F (the “Amended Parent Charter”).

(e) Immediately after execution of this Agreement, each of Parent and TC Acquisition Sub shall present this Agreement to its stockholders for adoption by written consent.

(f) Immediately after execution of this Agreement, Thin Crust Equityholder Corp. shall obtain the written consent of stockholders necessary to satisfy clause (i) of the definition of Thin Crust Requisite Stockholder Approval.

(g) The stockholders of Thin Crust Equityholder Corp. set forth on Schedule 6.3(g) shall invoke the “Drag-Along Right” as “Dragging Stockholders,” as each term is defined in and pursuant to the Amended and Restated Certificate of Incorporation of Thin Crust Equityholder Corp and shall provide the requisite notice to the other holders of common stock of Thin Crust Equityholder Corp. at least ten (10) Business Days’ prior to the Thin Crust Effective Time.

(h) If necessary, Thin Crust shall invoke the “Drag-Along Right” pursuant to Section 9.4 of the Second Amended and Restated Limited Liability Company Agreement of Thin Crust and shall provide the requisite notice to the equityholders of Thin Crust within five (5) Business Days following the date hereof.

(i) During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof (i) Thin Crust will use commercially reasonable efforts to collect executed counterparts to the Parent Stockholders’ Agreement from the Remaining Thin Crust Equityholders and (ii) Deep Dish will use commercially reasonable efforts to collect executed counterparts to the Parent Stockholders’ Agreement from the Deep Dish Equityholders.

6.4 HSR Approval; Consents and Approvals of Governmental Entities Generally. Without limiting the generality of Section 6.3:

(a) Each of Thin Crust and Deep Dish will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of, any Governmental Entities which are necessary to consummate the Transactions. Without limiting the generality of the foregoing, within five (5) Business Days of the date hereof, each of Thin Crust Equityholder Corp. and Deep Dish will file a Premerger Notification and Report Form under and in compliance with the HSR Act and the Regulations promulgated thereunder with respect to the Transactions (the “HSR Act Filings”). Each of Thin Crust, Thin Crust Equityholder Corp. and Deep Dish shall cooperate with one another, and furnish to one another such necessary information and reasonable assistance as the other may request, in connection with its preparation of the HSR Act Filings.

(b) Notwithstanding the foregoing, each of Thin Crust, Thin Crust Equityholder Corp. and Deep Dish will use its reasonable best efforts to take such actions as may be required to cause the early termination or expiration of the applicable waiting periods under the HSR Act with respect to the Transactions as promptly as possible after the execution of this Agreement and to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Without limiting the foregoing, each of the aforementioned parties shall (i) promptly inform the other parties of any written or oral communication received from any Governmental Entity relating to its HSR Act Filing or the Transactions (and if in writing, furnish such other parties with a copy of such communication); (ii) respond as promptly as practicable to, and if made pursuant to the HSR Act to certify substantial compliance with, any request from any Governmental Entity for additional information and documentary materials; (iii) provide to such other parties, and permit such other parties to review and comment in advance of submission, all proposed correspondence, filings, and written communications to any Governmental Entity with respect to the Transactions; and (iv) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any investigation or inquiry concerning the Transactions unless it consults with such other parties in advance and, except as prohibited by applicable Law or Governmental Entity, gives such other parties the opportunity to attend and participate thereat. The parties will consult and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Law, except as may be prohibited or restricted by Law.

(c) For purposes of Section 6.3 and this Section 6.4, the use of either “reasonable best efforts” or “commercially reasonable efforts” shall not, unless otherwise mutually agreed, require any party hereto, in connection with obtaining any consent, waiver, confirmation, novation or approval of any Person (including any Governmental Entity) in order to effectuate any of the Transactions, including the Contribution, to: (i) commence, defend or participate in any litigation; (ii) pay any money to any Person (except as expressly set forth in a given Contract with such Person), or offer or grant other financial or other accommodations to any Person; or (iii) undertake, agree to undertake, or permit any divestitures, abandonments or other dispositions of assets, Contracts, or rights which constitute a Material Divestiture; or (iv) except with respect to divestitures, abandonments, or other dispositions of assets, Contracts, or rights (which are addressed in clause (iii)), agree to any restrictions or conditions with respect to the conduct of the Deep Dish Business, the Thin Crust Business or the Business or any of such party’s (or any of its respective Affiliates’) assets or properties, other than restrictions or conditions that both parties reasonably agree are not material to the Business.

(d) Deep Dish shall promptly, and in any event no later than five (5) Business Days after payment is made by Thin Crust, reimburse Thin Crust for one-half (1/2) of the filing fee incurred by Thin Crust Equityholder Corp. pursuant to the HSR Act in connection with the Transaction.

6.5 Public Announcements. Deep Dish and Thin Crust shall consult with and obtain the approval of the other party before issuing any press release or making any other public disclosure with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public disclosure and shall cooperate to limit the scope of disclosure to the minimal amount of information required by Law).

6.6 Exclusivity.

(a) Thin Crust will not, and will not authorize or permit any officer, director or employee of Thin Crust or any Subsidiary of Thin Crust or authorize any investment banker, attorney, accountant or other representative retained by Thin Crust or any equityholder of Thin Crust, Thin Crust Equityholder LLC or Thin Crust Equityholder Corp. to, directly or indirectly, solicit or encourage, or furnish information with respect to Thin Crust or the Thin Crust Business, or engage in any discussions with any Person in connection with, or enter into any agreements, whether written or oral, pertaining to, any proposal for the acquisition of all or any portion of the Thin Crust Business (whether by asset or stock acquisition, merger, exclusive license or similar transaction), or any financing, reorganization, or other transaction that would have a similar effect (each, a “Thin Crust Competing Transaction”), other than as contemplated by this Agreement. Thin Crust will promptly notify Deep Dish of any proposal received from a third party that could reasonably be expected to lead to a Thin Crust Competing Transaction. Thin Crust will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Deep Dish) with respect to any Thin Crust Competing Transaction and will promptly request the return of any confidential information provided to any Person (other than Deep Dish) in connection with any Thin Crust Competing Transaction.

(b) Deep Dish will not, and will not authorize or permit any officer, director or employee of Deep Dish or any Subsidiary of Deep Dish or authorize any investment banker, attorney, accountant or other representative retained by Deep Dish or any stockholder of Deep Dish to, directly or indirectly, solicit or encourage, or furnish information with respect to Deep Dish or the Deep Dish Business, or engage in any discussions with any Person in connection with, or enter into any agreements, whether written or oral, pertaining to, any proposal for the acquisition of all or any portion of the Deep Dish Business (whether by asset or stock acquisition, merger, exclusive license or similar transaction), or any financing, reorganization, or other transaction that would have a similar effect (each, a “Deep Dish Competing Transaction”) other than as contemplated by this Agreement. Deep Dish will promptly notify Thin Crust and the Thin Crust Equityholders of any proposal received from a third party that could reasonably be expected to lead to a Deep Dish Competing Transaction. Deep Dish will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Thin Crust) with respect to any Deep Dish Competing Transaction and will promptly request the return of any confidential information provided to any Person (other than Thin Crust or the Thin Crust Equityholders) in connection with any Deep Dish Competing Transaction.

6.7 Reserved.

6.8 Option Matters.

(a) Prior to the Closing Date, Parent shall take all action necessary to adopt the Parent 2013 Omnibus Incentive Plan in substantially the form attached to this Agreement as Exhibit K (the “Option Plan”).

(b) Effective upon the Closing, each Thin Crust Option that is outstanding immediately prior to the Closing (whether vested or unvested) shall be substituted for an option to purchase Parent Common Stock granted under the Option Plan, with such substitution to be effected in a manner that is consistent with the requirements of Section 409A of the Code. Each Thin Crust Option so substituted by Parent under this Agreement (each, a “Thin Crust Substituted Option”) will, from and after the Closing, be subject to the Option Plan but have substantially the same terms and conditions of the Deep Dish Option for which it is substituted (including vesting schedule), except that (i) each such Thin Crust Substituted Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the number of Thin Crust Common Units that were subject to such Thin Crust Option immediately prior to the Closing and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Thin Crust Substituted Option will be equal to the exercise price per Thin Crust Common Unit at which such Thin Crust Option was exercisable immediately prior to the Closing. At the Closing, the Parent board of directors or a committee thereof shall succeed to the authority and responsibility of the Thin Crust board of directors or any committee thereof with respect to each Thin Crust Substituted Option. Following the Closing, each holder of Thin Crust Substituted Options shall be provided with, and shall be directed to execute, a new agreement containing the terms and conditions of such Thin Crust Substituted Options.

(c) Effective upon the Closing, each Deep Dish Option that is outstanding immediately prior to the Closing (whether vested or unvested) shall be substituted for an option to purchase Parent Common Stock granted under the Option Plan, with such substitution to be effected in a manner that is consistent with the requirements of Section 409A of the Code. Each Deep Dish Option so substituted by Parent under this Agreement (each, a “Deep Dish Substituted Option” and, together with the Thin Crust Substituted Options, the “Substituted Options”) will, from and after the Closing, be subject to the Option Plan but have substantially the same terms and conditions of the Deep Dish Option for which it is substituted (including vesting schedule), except that (i) each such Deep Dish Substituted Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Deep Dish Common Stock that were subject to such Deep Dish Option immediately prior to the Deep Dish Recapitalization multiplied by the Deep Dish Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Deep Dish Substituted Option will be equal to the quotient determined by dividing the exercise price per share of Deep Dish Common Stock at which such Deep Dish Option was exercisable immediately prior to the Deep Dish Recapitalization by the Deep Dish Exchange Ratio, rounded up to the nearest whole cent, it being understood that the application of the Deep Dish Exchange Ratio to the foregoing calculations may be accomplished by way of an adjustment to the Deep Dish Options made in connection with the Deep Dish Recapitalization, and in such event, the application of the Deep Dish Exchange Ratio to the Deep Dish Options shall not be duplicated. At the Closing, the Parent board of directors or a committee thereof shall succeed to the authority and responsibility of the Deep Dish board of directors or any committee thereof with respect to each Deep Dish Substituted Option. Following the Closing, each holder of Deep Dish Substituted Options shall be provided with, and shall be directed to execute, a new agreement containing the terms and conditions of such Deep Dish Substituted Options.

6.9 Insurance Policies. Prior to the Closing:

(a) Each of Deep Dish and Thin Crust shall purchase directors’ and officers’ “tail” insurance policies for a period of six (6) years, at the expense of Parent.

(b) Parent shall purchase standard directors’ and officers’ liability insurance policies naming each director and officer of Parent and its Subsidiaries from and after the Closing as a named insured thereunder, which policies shall be on terms previously approved in writing by Thin Crust Equityholder Corp., Thin Crust Equityholder LLC and Deep Dish.

(c) Thin Crust shall cause its existing crime insurance policy and errors and omissions insurance policy to be amended naming Deep Dish from and after the Closing as a named insured thereunder.

6.10 Code Section 280G. As soon as practicable following the date of this Agreement, but in no event less than five (5) Business Days prior to the Closing Date, Deep Dish shall (a) obtain and deliver to Thin Crust prior to the initiation of the requisite stockholder approval procedure under clause (b) from each Person who is, with respect to Deep Dish, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such requisite stockholder approval procedure (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), a waiver of such Disqualified Individual’s rights to all such payments and/or benefits applicable to such Disqualified Individuals so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to its stockholders for approval (in a manner satisfactory to Thin Crust) by such number of shareholders in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Thin Crust or Deep Dish reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. All waivers and materials to be submitted to the stockholders of Deep Dish pursuant to this Section 6.10 shall be subject to review and approval by Thin Crust.

6.11 Repurchase.

(a) During the period beginning on the Closing Date and ending at the close of business, Central Standard Time, on the ninetieth (90th) day following the Closing Date (the “Repurchase Period”), Parent shall, from time to time, make offers (each a “Repurchase Offer”) to the Deep Dish Sellers to repurchase all or any portion of the shares of Parent Common Stock and Parent Preferred Stock held by the Deep Dish Sellers, in such amounts and to such Deep Dish Sellers as may be determined by unanimous consent of the Repurchase Committee of the Parent board of directors in its sole discretion; provided, that (i) each such Repurchase Offer shall be at a price per share of Parent Common Stock equal to $6.28 in cash and a price per share of Parent Preferred Stock equal to $6.28 in cash, and (ii) Parent shall make Repurchase Offers for the purchase of no more than 4,774,501 shares of Parent Common Stock and/or Parent Preferred Stock, in the aggregate (as such numbers shall be reduced by the number of shares of Parent Common Stock and/or Parent Preferred Stock sold by the Deep Dish Sellers to third parties during the Repurchase Period in accordance with the Parent Stockholders’ Agreement).

(b) Any Deep Dish Seller who shall have received a Repurchase Offer may accept such Repurchase Offer by delivering to Parent, prior to the earlier to occur of (i) the revocation by Parent of such Repurchase Offer and (ii) the expiration of the Repurchase Period, an executed Stock Repurchase Agreement in substantially the form attached hereto as Exhibit J, together with instruments of transfer as may be reasonably required by Parent.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Mutual Conditions. The respective obligations of Thin Crust, Deep Dish, Parent, DD Acquisition Sub, TC Acquisition Sub, Thin Crust Equityholder LLC and Thin Crust Equityholder Corp. to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions (which may be waived by the mutual written agreement of Thin Crust, Thin Crust Equityholder LLC, Thin Crust Equityholder Corp. and Deep Dish):

(a) No Restraints. No Law or Regulation shall be in effect and no Order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the consummation of the Transactions.

(b) Governmental Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act or under other applicable Laws shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of Governmental Entities that are required to be issued prior to the consummation of the Transactions.

(c) No Governmental Litigation. No Claim brought by a Governmental Entity shall be pending or threatened in writing before (or that could come before) any Court or Governmental Entity of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an Order would (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation.

(d) Thin Crust Requisite Stockholder Approval. The Thin Crust Requisite Stockholder Approval shall have been obtained.

(e) Deep Dish Recapitalization Approval. The Deep Dish Recapitalization Approval shall have been obtained.

(f) Parent Charter Approval. The Parent Charter Approval shall have been obtained.

(g) TC Stockholder Approval. The TC Stockholder Approval shall have been obtained.

(h) Parent Stockholders’ Agreement. The Parent Stockholders’ Agreement shall be in full force and effect.

(i) Tax Matters Agreement. The Tax Matters Agreement shall be in full force and effect and shall not have been modified, amended or rescinded.

(j) Registration Rights Agreement. Parent shall have executed a counterpart to the Registration Rights Agreement, in the form set forth on Exhibit D.

(k) Option Plan. Parent shall have duly adopted the Option Plan in substantially the form attached hereto as Exhibit K.

7.2 Additional Conditions to Obligations of Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub. The obligations of Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub to consummate the transactions contemplated by this Agreement, are also subject, unless waived by Deep Dish in its sole discretion, to the following conditions:

(a) Representations and Warranties. The representations and warranties of Thin Crust contained in ARTICLE IV, the representations and warranties of the Thin Crust Equityholders contained in ARTICLE V shall be true and correct in all respects (disregarding for purposes of this Section 7.2(a) all Thin Crust Material Adverse Effect and materiality qualifications contained therein), on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) except in each case to the extent that the failure of such representations and warranties to be true and correct could not, individually or in the aggregate, be reasonably expected to have a Thin Crust Material Adverse Effect.

(b) Covenants and Agreements. Thin Crust, Thin Crust Equityholder LLC, and Thin Crust Equityholder Corp. shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Bring Down Certificates. Deep Dish shall have received a certificate of an executive officer of Thin Crust that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Good Standing Certificates. Deep Dish shall have received a certificate issued by the secretary of state of the state of organization of Thin Crust and each Thin Crust Subsidiary certifying that each such entity is in good standing.

(e) Secretary’s Certificate. Deep Dish shall have received a certificate executed by the Secretary of Thin Crust certifying (i) the Organizational Documents of Thin Crust, (ii) the names of the officers of Thin Crust authorized to sign this Agreement and the Related Agreements (as applicable), together with the true signatures of such officers; and (iii) copies of consent actions taken by the board of directors of Thin Crust authorizing the appropriate officers of Thin Crust to execute and deliver this Agreement and all agreements, documents and instruments executed by Thin Crust pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(f) Thin Crust Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Thin Crust Material Adverse Effect.

(g) No Third Party Litigation. No Claim brought before a Governmental Entity by any Person other than a Governmental Entity against Thin Crust or any Thin Crust Subsidiary shall be pending or threatened in writing before (or that could come before) any Court or Governmental Entity of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator that has a reasonable likelihood of success on the merits and wherein an Order would (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation.

(h) Appraisal Rights. (i) Thin Crust Equityhoder Corp. Stockholders who, after giving effect to the Thin Crust Merger would be holders of not more than 0.75% of the outstanding capital stock of Parent immediately after the Closing shall have (1) initiated proceedings for appraisal rights under Section 262 of the DGCL, and (2) not withdrawn or otherwise failed to perfect their assertion of appraisal rights as provided in Section 262 of the DGCL and (ii) the period during which holders of Thin Crust Equityholder Corp. Common Stock may exercise and perfect appraisal rights under Section 262 of the DGCL shall have elapsed.

(i) Individual Thin Crust Equityholders. All Individual Thin Crust Equityholders shall have executed and delivered to Joinder Agreements to Deep Dish.

7.3 Additional Conditions to Obligations of Thin Crust, Thin Crust Equityholder LLC and Thin Crust Equityholder Corp. The obligations of Thin Crust, Thin Crust Equityholder LLC and Thin Crust Equityholder Corp. to consummate the transactions contemplated by this Agreement, are also subject, unless waived by Thin Crust, Thin Crust Equityholder LLC and Thin Crust Equityholder Corp., each in their respective sole discretion, to the following conditions:

(a) Representations and Warranties. The representations and warranties of Deep Dish contained in ARTICLE III shall be true and correct in all respects (disregarding for purposes of this Section 7.3(a) all Deep Dish Material Adverse Effect and materiality qualifications contained therein), on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) except in each case to the extent that the failure of such representations and warranties to be true and correct could not, individually or in the aggregate, be reasonably expected to have a Deep Dish Material Adverse Effect.

(b) Covenants and Agreements. Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Bring Down Certificates. Thin Crust shall have received a certificate of an executive officer of Deep Dish that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Good Standing Certificates. Thin Crust shall have received a certificate issued by the secretary of state of the state of organization of Deep Dish and each Deep Dish Subsidiary certifying that each such entity is in good standing.

(e) Secretary’s Certificate. Thin Crust shall have received a certificate executed by the Secretary of Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub certifying (i) the Organizational Documents of Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub, (ii) the names of the officers of Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub authorized to sign this Agreement and the other agreements, documents and instruments executed by Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub pursuant hereto, together with the true signatures of such officers; and (iii) copies of consent actions taken by the board of directors and stockholders of Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub (as applicable) authorizing the appropriate officers of Deep Dish to execute and deliver this Agreement and all agreements, documents and instruments executed by Parent, Deep Dish, DD Acquisition Sub and TC Acquisition Sub pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(f) Deep Dish Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Deep Dish Material Adverse Effect.

(g) Code Section 280G. Deep Dish shall have provided to Thin Crust evidence reasonably acceptable to Thin Crust that (i) the requisite approval, as described in Section 280G(b)(5) of the Code and Regulations thereunder, with respect to payments or benefits made to any “Disqualified Individual” that could reasonably be expected to result in the imposition of any excise taxes under Section 4999 of the Code has been obtained, or (ii) such payments or benefits will not be paid or provided.

(h) No Third Party Litigation. No Claim brought before a Governmental Entity by any Person other than a Governmental Entity against Deep Dish or any Deep Dish Subsidiary shall be pending or threatened in writing before (or that could come before) any Court or Governmental Entity of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator that has a reasonable likelihood of success on the merits and wherein an Order would (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation.

ARTICLE VIII

TERMINATION; FEES AND EXPENSES

8.1 Termination. This Agreement may be terminated and transactions contemplated hereby abandoned at any time prior to Closing:

(a) by mutual written consent of Thin Crust and Deep Dish;

(b) by either Thin Crust or Deep Dish, if the conditions to the obligations of the parties set forth in ARTICLE VII shall not have been satisfied or waived on or before the three (3) month anniversary of the date hereof (the “End Date”); provided, that if the Closing has not occurred by the End Date by reason of the nonsatisfaction of the condition set forth in Section 7.1(b) and all other conditions set forth in ARTICLE VII have been satisfied or waived or are then capable of being satisfied, then the End Date shall automatically be extended for an additional one hundred eighty (180) days; and provided further that the termination right under this Section 8.1(b) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the any such condition to have been satisfied on or before the End Date;

(c) by either Thin Crust or Deep Dish, if a Court or Governmental Entity shall have issued an Order or taken any other action that is final and non appealable and that restrains, enjoins or otherwise prohibits the consummation of the Transactions;

(d) by Thin Crust, if it is not in material breach of its obligations under this Agreement, and if there shall have been a material breach by Deep Dish of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a) or Section 7.3(b) and which breach is incapable of being cured prior to the End Date;

(e) by Deep Dish, if it is not in material breach of its obligations under this Agreement, and if there shall have been a material breach by Thin Crust of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or Section 7.2(b) and which breach is incapable of being cured prior to the End Date;

(f) by Thin Crust, by giving written notice to Deep Dish, if stockholder written consents sufficient to constitute the Thin Crust Requisite Stockholder Approval in the case of TC Acquisition Sub have not been executed and delivered to Thin Crust within 24 hours after the execution and delivery of this Agreement; provided that the termination right under this Section 8.1(f) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the any such condition to have been satisfied on or before the End Date;

(g) by Deep Dish, by giving written notice to Thin Crust, if stockholder written consents sufficient to constitute the Thin Crust Requisite Stockholder Approval in the case of Thin Crust Equityholder Corp. have not been executed and delivered to Deep Dish within 24 hours after the execution and delivery of this Agreement; provided that the termination right under this Section 8.1(g) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the any such condition to have been satisfied on or before the End Date;

(h) by Thin Crust, by giving written notice to Deep Dish, if stockholder written consents sufficient to constitute the Deep Dish Recapitalization Approval have not been executed and delivered to Thin Crust within seven (7) days after the execution and delivery of this Agreement; provided that the termination right under this Section 8.1(h) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the any such condition to have been satisfied on or before the End Date; or

(i) by Deep Dish, by giving written notice to Thin Crust, if Joinder Agreements have not been executed and delivered to Deep Dish by or on behalf of each of the

Individual Thin Crust Equityholders within seven (7) days after the execution and delivery of this Agreement; provided that the termination right under this Section 8.1(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the any such condition to have been satisfied on or before the End Date.

8.2 Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of termination of this Agreement as provided in Section 8.1 hereof, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in the last sentence of Section 6.2 and Sections 6.5, 8.2, 8.3, and ARTICLE XI, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms hereof, and (b) there shall be no liability on the part of Thin Crust, any Thin Crust Equityholder or Deep Dish (or any of their respective Affiliates, directors, officers, employees, shareholders, agents or representatives); provided, however, that nothing herein shall prevent a party from bringing a specific performance claim (or a claim for injunctive relief) or shall relieve a party from liability (or limit such liability) for any failure to close when required hereunder or for any willful or intentional breach hereof occurring prior to such termination.

8.3 Fees and Expenses. Except as expressly set forth herein, all fees and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses; provided, that, in the event the Closing takes place, Thin Crust shall be responsible for the payment of accounting and legal expenses incurred by Deep Dish and Thin Crust Equityholder Corp. in connection with this Agreement.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1 In General; Survival of Representations and Warranties.

(a) All representations, warranties, covenants, and agreements of Thin Crust, Thin Crust Equityholder LLC, Thin Crust Equityholder Corp., and Deep Dish made in this Agreement or in any certificate or similar instrument executed and delivered in connection herewith shall bind the parties’ successors and assigns (including any successor to Thin Crust or Deep Dish by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and assigns, whether so expressed or not.

(b) Subject to the limitations set forth in Section 9.7, the representations and warranties contained in this Agreement or in any certificate or similar instrument executed and delivered in connection herewith shall expire and terminate and be of no further force and effect on the eighteen (18) month anniversary of the Closing Date, except that (i) (A) the Fundamental Representations and (B) the representations and warranties contained in Sections 3.2 (Capitalization; Subsidiaries; Investments) and 4.2 (Capitalization; Subsidiaries; Investments) (collectively, the “Capitalization Representations”) shall survive until the expiration of the applicable statute of limitations (as the same may be extended or waived) and (ii) those representations and warranties set forth in Sections 3.16 (Taxes), 4.16 (Taxes) and 5.2(j) (Taxes of Thin Crust Equityholder Corp.), and any other representations and warranties to the extent of any claims for Tax Losses that could be made with respect to such representation or warranty, shall expire and terminate, and be of no further force and effect, immediately following the Closing, provided, however, that this clause (ii) shall not prevent indemnification for Taxes that represent Losses arising from any non-Tax claim. Notwithstanding the foregoing, any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim. Any such written claim by any party with respect to fraud or intentional misrepresentation by any other party may be given at any time.

(c) The representations, warranties, covenants and other obligations of any party hereto, and the rights and remedies that may be exercised by any other party hereto in respect of a breach of any such representation, warranty, covenant or obligation, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or knowledge of, such other party.

9.2 Indemnification.

(a) In connection with and as a result of the Thin Crust Merger and the Contribution (and, for the avoidance of doubt, not the Deep Dish Merger), subject to the limitations set forth in this ARTICLE IX, from and after the Closing, Deep Dish Post-Merger Equityholders shall indemnify and hold the Thin Crust Equityholders harmless from and against, and compensate and reimburse the Thin Crust Equityholders for, any and all Losses which may be sustained, suffered or incurred by or made against Parent or any of its Subsidiaries, based upon, arising out of, or by reason of:

(i) the failure of any representation or warranty set forth in ARTICLE III of this Agreement, or in any certificate or similar instrument executed and delivered in connection herewith to be true and correct in all respects as of the Closing Date or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting any such failure (disregarding for purposes of the calculation of Losses and the determination of whether a breach has occurred, any qualifications or limitations based on “materiality” or “Deep Dish Material Adverse Effect”);

(ii) any failure by Deep Dish, Parent, DD Acquisition Sub or TC Acquisition Sub to fully perform, fulfill or comply with any covenant or agreement set forth herein;

(iii) (A) all Taxes of Deep Dish and the Deep Dish Subsidiaries for any Pre-Closing Tax Period or, for any Straddle Period, to the extent allocable (as determined in accordance with Section 10.4) to the portion of such period beginning before and ending on the Closing Date and (B) any Liability of Deep Dish or any Deep Dish Subsidiary for the Taxes of any other Person under Treasury Regulation Section 1.1502-6

(or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, in each case under this clause (B) as a result of any action, event or agreement prior to Closing; or

(iv) fraud or intentional misrepresentation by or on behalf of Deep Dish in connection with the Transactions.

(b) In connection with and as a result of the Thin Crust Merger and the Contribution (and, for the avoidance of doubt, not the Deep Dish Merger), subject to the limitations set forth in this ARTICLE IX, from and after the Closing, the Thin Crust Equityholders shall indemnify and hold the Deep Dish Post-Merger Equityholders harmless from and against, and compensate and reimburse the Deep Dish Post-Merger Equityholders for, any and all Losses which may be sustained, suffered or incurred by or made against Parent or any of its Subsidiaries based upon, arising out of, or by reason of:

(i) the failure of any representation or warranty set forth in ARTICLE IV or ARTICLE V of this Agreement, to be true and correct in all respects as of the Closing Date or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting any such failure (disregarding for purposes of the calculation of Losses and the determination of whether a breach has occurred, any qualifications or limitations based on “materiality” or “Thin Crust Material Adverse Effect”);

(ii) any failure by Thin Crust or any Thin Crust Equityholder to fully perform, fulfill or comply with any covenant or agreement set forth herein;

(iii) (A) all Taxes of Thin Crust and the Thin Crust Subsidiaries for any Pre-Closing Tax Period or, for any Straddle Period, to the extent allocable (as determined in accordance with Section 10.4) to the portion of such period beginning before and ending on the Closing Date, and (B) any Liability of Thin Crust or any Thin Crust Subsidiary for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, in each case under this clause (B) as a result of any action, event or agreement prior to Closing; or

(iv) fraud or intentional misrepresentation by or on behalf of Thin Crust or any Thin Crust Equityholder in connection with the Transactions.

(c) In connection with and as a result of the Thin Crust Merger and the Contribution (and, for the avoidance of doubt, not the Deep Dish Merger), subject to the limitations set forth in this ARTICLE IX, from and after the Closing, the Thin Crust Equityholder Corp. Stockholders shall indemnify and hold the Deep Dish Post-Merger Equityholders and the Remaining Thin Crust Equityholders harmless from and against, and compensate and reimburse the Deep Dish Post-Merger Equityholders and the Remaining Thin Crust Equityholders for any and all Losses which may be sustained, suffered or incurred by or made against Parent or any of its Subsidiaries based upon, arising out of, or by reason of: (A) all Taxes of Thin Crust Equityholder Corp. for any Pre-Closing Tax Period or, for any Straddle

Period, to the extent allocable (as determined in accordance with Section 10.4) to the portion of such period beginning before and ending on the Closing Date (except to the extent of the excess, if any, of (i) the amount of Tax distributions from Thin Crust to Thin Crust Equityholder Corp. during the period beginning on the date hereof and ending on the Closing Date, over (ii) the amount of income Taxes paid by Thin Crust Equityholder Corp. during such period), and (B) any Liability of Thin Crust Equityholder Corp. for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, in each case under this clause (B) as a result of any action, event or agreement prior to Closing; provided, however, that the foregoing shall not require indemnification for any Losses in respect of any Taxes for which Parent is responsible under the Tax Matters Agreement.

9.3 Limitations on Indemnification Obligations. Notwithstanding the foregoing, (a) the right of the Thin Crust Equityholders to indemnification under Section 9.2(a), (b) the right of the Deep Dish Post-Merger Equityholders to indemnification under Section 9.2(b) and (c) the right of the Remaining Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders to indemnification under Section 9.2(c) shall be subject to the following provisions:

(a) No indemnification shall be available (i) pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii) above to Thin Crust Equityholders, (ii) pursuant to Section 9.2(b)(i) or Section 9.2(b)(iii) above to the Deep Dish Post-Merger Equityholders or (iii) pursuant to Section 9.2(c)(A) above to the Remaining Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders, in each case unless the total of all claims for indemnification pursuant to the applicable Sections shall exceed Ten Million Dollars ($10,000,000) in the aggregate (the “Deductible”), whereupon the full amount of Losses from the first dollar thereof shall be recoverable in accordance with the terms hereof; provided, however, that (A) the Deductible shall not apply to any claims for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) in respect of a breach of any of the Fundamental Representations the Capitalization Representations, or the representations and warranties contained in Section 5.2(g), or in the case of any claim arising out of fraud or intentional misrepresentation committed by or on behalf of any other party hereto, and the Deep Dish Post-Merger Equityholders or the Thin Crust Equityholders, as applicable, shall, subject to Section 9.3(b) below, be entitled to full recovery in seeking indemnification in respect of Losses incurred in connection with any breach of any Fundamental Representations, Capitalization Representations, the representations and warranties contained in Section 5.2(g), or fraud or intentional misrepresentation;

(b) notwithstanding Section 9.3(a), no indemnification shall be available pursuant to Section 9.2(a)(i) above to the Thin Crust Equityholders or pursuant to Section 9.2(b)(i) above to the Deep Dish Post-Merger Equityholders, in each case solely in respect of any breach of the Capitalization Representations, unless the total of all claims for indemnification pursuant to the applicable Sections shall exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, whereupon the full amount of Losses from the first dollar thereof shall be recoverable in accordance with the terms hereof;

(c) the maximum amount indemnifiable (i) by the Deep Dish Post-Merger Equityholders with respect to claims asserted pursuant to Section 9.2(a)(i) or (ii) by the Thin

Crust Equityholders with respect to claims asserted pursuant to Section 9.2(b)(i) in each case shall be, in the aggregate, One Hundred Million Dollars ($100,000,000) (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to any claims for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) in respect of a breach of any of the Fundamental Representations or the Capitalization Representations or in the case of any claim arising out of fraud or intentional misrepresentation committed by or on behalf of any other party hereto, and the Deep Dish Post-Merger Equityholders or the Thin Crust Equityholders, as applicable, shall be entitled to full recovery in seeking indemnification in respect of Losses incurred in connection with any breach of any Fundamental Representations or Capitalization Representations, or fraud or intentional misrepresentation;

(d) the amount of any indemnifiable Losses payable under this ARTICLE IX by shall be net of amounts actually recovered (i) under applicable insurance policies or (ii) from any other third party with indemnification or contribution obligations, in each case, net of the costs of recovery of such amounts and net of any deductibles or co-payments paid by the Indemnified Party and any retro-premium adjustments.

(e) none of the Thin Crust Equityholders or the Deep Dish Post-Merger Equityholders shall be liable for any punitive or similar damages, except for those payable pursuant to a Third-Party Claim.

9.4 Indemnification Procedures. The following procedures shall govern claims for indemnification under this ARTICLE IX:

(a) In the event that Parent (which for purposes of this Section 9.4 shall include all Subsidiaries of Parent involved in such Third-Party Claim) is or becomes the subject of a claim made by any Person who is not a party to this Agreement (a “Third-Party Claim”), and such Third-Party claim may give rise to an indemnification obligation pursuant to this ARTICLE IX, then (i) Parent shall notify the Deep Dish Stockholder Representative and the Thin Crust Equityholder Representative of such Third-Party Claim promptly following receipt thereof, and deliver to each of the Deep Dish Stockholder Representative and the Thin Crust Equityholder Representative copies of all notices and documents (including court papers) received by Parent relating to the Third-Party Claim. If, following the notification provided for in this Section 9.4(a), either the Thin Crust Equityholder Representative, on the one hand, or the Deep Dish Stockholder Representative, on the other hand believes that such Third-Party Claim may give rise to a right on the part of such party to indemnification under this ARTICLE IX and the Thin Crust Equityholder Representative (on behalf of the Thin Crust Equityholders) or the Deep Dish Stockholder Representative (on behalf of the Deep Dish Stockholder Representative), as the case may be, intend to seek indemnification hereunder, then the Thin Crust Equityholder Representative or the Deep Dish Stockholder Representative shall notify Deep Dish Stockholder Representative or the Thin Crust Equityholder Representative, as the case may be promptly in writing that it intends to seek indemnification therefor; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. As used herein, the “Indemnified Party” shall mean the Thin Crust Equityholders or the Deep Dish Post-Merger Equityholders, as the case may be, on whose behalf a claim for indemnification is being made, and the “Indemnifying Party” shall mean the Thin Crust Equityholders or the Deep

Dish Post-Merger Equityholders, as the case may be, against whom a claim for indemnification is being made. In each case, such indemnification claims shall be made by, the defense of such indemnification claims shall be managed by and all notices to an Indemnified Party or an Indemnifying Party shall be made to, the Thin Crust Equityholder Representative (on behalf of the Thin Crust Equityholders) or the Deep Dish Stockholder Representative (on behalf of the Deep Dish Post-Merger Equityholders), as applicable. Notwithstanding anything to the contrary herein, Thin Crust Equityholder Corp. Stockholder Representative shall serve in lieu of Thin Crust Equityholder Representative for purposes of this paragraph for (i) indemnification obligations pursuant to Section 9.2(c), (ii) indemnification obligations for which the sole Indemnified Party is the Thin Crust Equityholder Corp. Stockholders, or (iii) indemnification obligations for which the sole Indemnifying Party is the Thin Crust Equityholder Corp. Stockholders.

(b) The defense of any such Third-Party Claim shall be conducted by Parent; provided, however, that in the event that the Indemnifying Party seeks to direct the defense of such Third-Party Claim through Parent, the Indemnifying Party shall notify Parent and the Indemnified Party of such election (which notification shall constitute an acknowledgment by the Indemnifying Party that (y) the claims made in such Third-Party Claim are within the scope of, and subject to, indemnification hereunder and (z) the Indemnified Party shall, subject to the limitations on indemnification set forth in this ARTICLE IX, be indemnified for the full amount of any Losses arising out of such Third-Party Claim), and following delivery of such notification, all decisions pertaining to the conduct of such defense by Parent (including the selection of legal counsel and other advisors on behalf of Parent) shall be made by a special committee established by the Parent board of directors and consisting of all members of the Parent board of directors other than those members designated by the equityholders against whom such indemnification claim is being made in consultation with the representative appointed by the Indemnifying Party pursuant to Section 11.2 or 11.3, as applicable; provided, however, that if the defendants in any such Third-Party Claim include both Parent and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there exists any actual conflict of interest between the Indemnifying Party and Parent, the Indemnifying Party shall not have the right to direct the defense of such action but shall have the right to retain one separate counsel reasonably satisfactory to Parent to defend such action on behalf of the Indemnifying Party. Should the Indemnifying Party so elect to direct the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in (but not direct) the defense thereof and to employ counsel separate from the counsel selected by the special committee referenced above.

(c) If the Indemnifying Party chooses to direct the defense of a Third-Party Claim in accordance with Section 9.4(b), (i) Parent shall cooperate in the defense or prosecution thereof, (ii) Parent shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent and (iii) the Indemnifying Party shall not agree to any settlement, compromise or discharge of such Third-Party Claim without Parent’s prior written consent unless such settlement, compromise or discharge (y) does not require any payment or other action by, or limitation on, Parent and (z) fully releases Parent in connection with such Third-Party Claim.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party under this ARTICLE IX that does not involve a Third-Party Claim, the

Indemnified Party shall, in order to have a proper notice hereunder, deliver written notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same specifying in reasonable detail the basis for such indemnification and stating the amount of the Losses and details of the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(e) Within twenty (20) Business Days after receiving prior written notice of a claim for an indemnifiable Loss pursuant to Section 9.4(d) that is not a Third-Party Claim, the Indemnifying Party shall, by written notice to the Indemnified Party, either concede or deny liability for the claim in whole or in part. If the Indemnifying Party denies liability in whole or in part then no equity ownership adjustment pursuant to Section 9.5 shall be made (except for the amount of any conceded liability) until the matter is fully resolved in accordance with this Agreement (i.e., to the extent mutually agreed by the Indemnified Party and Indemnifying Party or otherwise finally resolved (as between the parties) by a Court of competent jurisdiction).

(f) The fees, costs and other disbursements payable to any outside legal counsel, accountant, consultant or other advisor reasonably retained by Parent in connection with any claim for indemnification made in accordance with this ARTICLE IX shall be deemed indemnifiable Losses of the prevailing party (whether such party is the Indemnified Party or the Indemnifying Party) for purposes of calculating any adjustment to the equity holdings under Section 9.5. Each Indemnified Party and each Indemnifying Party may, instead of paying the out-of-pocket fees, costs and other disbursements incurred in connection with its retention or other engagement of outside legal counsel, accountants, consultants and other advisors related to any such claim for indemnification, seek payment from Parent of any and all invoiced amounts for all such reasonably retained advisors, it being understood that upon the final resolution of any claim for indemnification hereunder in accordance with this Agreement (i.e., to the extent mutually agreed by the Indemnified Party and Indemnifying Party or otherwise finally resolved (as between the parties) by a Court of competent jurisdiction), the aggregate amount of such payments shall be deemed indemnifiable Losses of the prevailing party (whether such party is the Indemnified Party or the Indemnifying Party) for purposes of calculating any adjustment to the equity holdings of the parties hereto under Section 9.5.

9.5 Settlement of Indemnification Claims. Notwithstanding anything herein to the contrary, any indemnifiable Losses hereunder shall not be settled in cash, but rather shall be settled as follows:

(a) Procedure.

(i) Either the Thin Crust Equityholder Representative (on behalf of the Thin Crust Equityholders) or the Deep Dish Stockholder Representative (on behalf of the Deep Dish Post-Merger Equityholders) may from time to time make claims for indemnification (each, an “Indemnification Claim”) pursuant to Sections 9.2(a) and 9.2(b), as applicable, by submitting to Parent (1) a joint settlement agreement, signed by both the Thin Crust Equityholder Representative and the Deep Dish Stockholder Representative, setting forth, in reasonable detail, the parties’ proposed settlement of any indemnifiable Loss or (2) a court order or other final determination from a court of competent jurisdiction (which court order shall have been obtained in accordance with Section 11.14 of this Agreement) that either the Deep Dish Post-Merger Equityholders or the Thin Crust Equityholders are entitled to indemnification pursuant to Sections 9.2(a) or 9.2(b), as applicable (the parties seeking indemnification pursuant to any Indemnification Claim, whether it be the Thin Crust Equityholders the Deep Dish Post-Merger Equityholders, or the SHC Tax Indemnified Parties, are referred to as the “Indemnified Group” with respect to such Indemnification Claim). Notwithstanding anything to the contrary herein, Thin Crust Equityholder Corp. Stockholder Representative shall serve in lieu of Thin Crust Equityholder Representative for purposes of this paragraph for (i) indemnification obligations pursuant to Section 9.2(c), (ii) indemnification obligations for which the sole Indemnified Party is the Thin Crust Equityholder Corp. Stockholders, or (iii) indemnification obligations for which the sole Indemnifying Party is the Thin Crust Equityholder Corp. Stockholders.

(ii) The Thin Crust Equityholder Representative or the Deep Dish Stockholder Representative (on behalf of the SHC Tax Indemnified Parties) may from time to time make Indemnification Claims pursuant to Section 9.2(c) by submitting to Parent (1) a settlement agreement, signed by each of the Thin Crust Equityholder Representative, the Deep Dish Stockholder Representative, and the Thin Crust Equityholder Corp. Stockholder Representative setting forth, in reasonable detail, the parties’ proposed settlement of any indemnifiable Loss or (2) a court order or other final determination from a court of competent jurisdiction (which court order shall have been obtained in accordance with Section 11.14 of this Agreement) that the SHC Tax Indemnified Parties are entitled to indemnification pursuant to Section 9.2(c). In connection with any indemnity claim under Section 9.2(c), the Deep Dish Stockholder Representative acknowledges that it will be acting as a representative of the SHC Tax Indemnified Parties.

(iii) Parent hereby covenants and agrees to effect a Deep Dish Indemnity Issuance, a Thin Crust Indemnity Issuance, or an SHC Tax Indemnity Issuance, as applicable, in settlement of any Indemnification Claim which is properly submitted to Parent in accordance with Sections 9.5(a)(i) or 9.5(a)(ii) above. The Indemnification Committee shall be responsible for the administration and approval of any such Indemnity Issuance, in each case in accordance with the terms of Section 2.2(c) of the Parent Stockholders’ Agreement.

(b) In the event that it is finally determined in accordance with Sections 9.4 and 9.5(a) above that an Indemnified Group is entitled to indemnification pursuant to this Article IX, then:

(i) (1) if the Indemnified Group is the Deep Dish Post-Merger Equityholders, Parent shall issue to the Deep Dish Post-Merger Equityholders (pro-rata in accordance with each Deep Dish Post-Merger Equityholder’s Deep Dish Pro Rata Share) an aggregate number of shares of Parent Common Stock such that the Deep Dish Aggregate Pro Rata Share equals the Deep Dish Adjusted Percentage (a “Deep Dish Indemnity Issuance”), (2) if the Indemnified Group is the Thin Crust Equityholders, Parent shall issue to the Thin Crust Equityholders (pro-rata in accordance with each Thin

Crust Equityholder’s Thin Crust Pro Rata Share) an aggregate number of shares of Parent Common Stock such that the Thin Crust Aggregate Pro Rata Share equals the Thin Crust Adjusted Percentage (a “Thin Crust Indemnity Issuance”), and (3) if the Indemnified Group is the SHC Tax Indemnified Parties in connection with a claim for indemnification pursuant to Section 9.2(c), then Parent shall issue to the SHC Tax Indemnified Parties (pro-rata in accordance with their respective SHC Tax Pro Rata Shares) an aggregate number of shares of Parent Common Stock such that the SHC Tax Aggregate Pro Rata Share equals the SHC Tax Adjusted Percentage (an “SHC Tax Indemnity Issuance”), in each case as determined using the following methodologies:

in the case of a Deep Dish Indemnity Issuance:

Deep Dish Aggregate Pro Rata Share	=	NDD / NTOTAL
Deep Dish Adjusted Percentage	=	VDD / (V-L)
Where:
VDD	=	DDPCT * V

in the case of a Thin Crust Indemnity Issuance:

Thin Crust Aggregate Pro Rata Share	=	NTC / NTOTAL
Thin Crust Adjusted Percentage	=	VTC / (V-L)
Where:
VTC	=	TCPCT * V

in the case of an SHC Tax Indemnity Issuance:

SHC Tax Aggregate Pro Rata Share	=	NTAX / NTOTAL
SHC Tax Adjusted Percentage	=	VTAX / (V-L)
Where:
VTAX	=	TaxPCT* V

(ii) For purposes of the foregoing formulas, the following definitions shall apply:

(A) “NDD” shall mean the aggregate number of shares of Parent Common Stock actually held by all Deep Dish Post-Merger Equityholders (on an as-converted to Parent Common Stock basis), (1) after giving effect to the applicable Deep Dish Indemnity Issuance, and (2) without giving effect to any issuances of Parent Capital Stock to any of the Deep Dish Equityholders or Thin Crust Equityholders other than (y) issuances resulting from the consummation of the Transactions and (z) prior Indemnity Issuances, if any;

(B) “NTC” shall mean the aggregate number of shares of Parent Common Stock held by all Thin Crust Equityholders (on an as-converted to Parent Common Stock basis), (1) after giving effect to the applicable Thin Crust Indemnity Issuance, and (2) without giving effect to any issuances of Parent Capital Stock to any of the Deep Dish Post-Merger Equityholders or Thin Crust Equityholders other than (y) issuances resulting from the consummation of the Transactions and (z) prior Indemnity Issuances, if any;

(C) “NTAX” shall mean the aggregate number of shares of Parent Common Stock held by all SHC Tax Indemnified Parties (on an as-converted to Parent Common Stock basis), (1) after giving effect to the applicable SHC Tax Indemnity Issuance, and (2) without giving effect to any issuances of Parent Capital Stock to any of the Deep Dish Post-Merger Equityholders or Thin Crust Equityholders other than (y) issuances resulting from the consummation of the Transactions and (z) prior Indemnity Issuances, if any;

(D) “NTOTAL” shall mean the aggregate number of shares of Parent Common Stock held by all Thin Crust Equityholders and Deep Dish Post-Merger Equityholders, collectively, in each case, (1) after giving effect to the applicable Indemnity Issuance and (2) without giving effect to any issuances of Parent Capital Stock to any of the Deep Dish Post-Merger Equityholders or Thin Crust Equityholders other than (y) issuances resulting from the consummation of the Transactions and (z) prior Indemnity Issuances, if any;

(E) “DDPCT” shall mean (i) if no prior Deep Dish Indemnity Issuances or Thin Crust Indemnity Issuances shall have occurred, the Deep Dish Closing Date Percentage, and (ii) if any prior Indemnity Issuances shall have occurred, the amount, expressed as a percentage, obtained by dividing (y) the aggregate number of shares of Parent Common Stock held by all Deep Dish Post-Merger Equityholders (on an as-converted to Parent Common Stock basis); by (z) the aggregate number of shares of Parent Common Stock held by the Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders, collectively (on an as-converted to Parent Common Stock basis), in each case (1) after giving effect to the immediately preceding Indemnity Issuance, and (2) without giving effect to any issuances of Parent Capital Stock to any of the Deep Dish Post-Merger Equityholders or Thin Crust Equityholders other than (y) issuances resulting from the consummation of the Transactions and (z) prior Indemnity Issuances, if any;

(F) “TCPCT” shall mean (i) if no prior Deep Dish Indemnity Issuances or Thin Crust Indemnity Issuances shall have occurred, the Thin Crust Closing Date Percentage, and (ii) if any prior Indemnity Issuances shall have occurred, the amount, expressed as a percentage, obtained by dividing (y) the aggregate number of shares of Parent Common Stock held by all Thin Crust Equityholders (on an as-converted to Parent Common

Stock basis); by (z) the aggregate number of shares of Parent Common Stock held by the Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders, collectively (on an as-converted to Parent Common Stock basis), in each case (1) after giving effect to the immediately preceding Indemnity Issuance, and (2) without giving effect to any issuances of Parent Capital Stock to any of the Deep Dish Post-Merger Equityholders or Thin Crust Equityholders other than (y) issuances resulting from the consummation of the Transactions and (z) prior Indemnity Issuances, if any;

(G) “TaxPCT” shall mean (i) if no prior Indemnity Issuances shall have occurred, the Tax Closing Date Percentage, and (ii) if any prior Indemnity Issuances shall have occurred, the amount, expressed as a percentage, obtained by dividing (y) the aggregate number of shares of Parent Common Stock held by all SHC Tax Indemnified Parties (on an as-converted to Parent Common Stock basis); by (z) the aggregate number of shares of Parent Common Stock held by the Thin Crust Equityholders and the Deep Dish Post-Merger Equityholders, collectively (on an as-converted to Parent Common Stock basis), in each case (1) after giving effect to the immediately preceding Indemnity Issuance, and (2) without giving effect to any issuances of Parent Capital Stock to any of the Deep Dish Post-Merger Equityholders or Thin Crust Equityholders other than (y) issuances resulting from the consummation of the Transactions and (z) prior Indemnity Issuances;

(H) “L” shall mean, with respect to any claim for indemnification under this Agreement, the absolute value of the Loss or Losses giving rise to such claim; and

(I) “V” shall mean an amount equal to the greater of (y) $1.75 Billion and (z) the implied aggregate equity value of Parent as determined by reference to the then most recent 409A valuation obtained by Parent.

9.6 Exclusive Remedy. Except for actions grounded in fraud or intentional misrepresentation, the indemnification provided for in this ARTICLE IX shall be the sole post-Closing remedy available to an Indemnified Party in connection with any Losses arising out of matters set forth in this Agreement or the Transactions; provided that nothing herein will limit any Indemnified Party’s rights hereunder or otherwise to injunctive or other similar equitable relief to enforce its rights under this Agreement.

9.7 Termination Upon IPO or Change of Control. Notwithstanding anything in this ARTICLE IX to the contrary, the indemnification provided for in this ARTICLE IX shall terminate automatically upon the earlier to occur of (i) the consummation of an initial public offering of Parent’s or any applicable successor entity’s securities of any class (other than debt securities containing no equity features and which are not convertible into Equity Securities) in accordance with the provisions of the Securities Act of 1933, as amended and (ii) a Change of Control (as defined in the Parent Stockholders’ Agreement).

9.8 Tax Treatment of Indemnification. The parties hereto agree to treat any indemnification made pursuant to this ARTICLE IX as an adjustment to the number of shares of Parent Preferred Stock or Parent Common Stock, as applicable, issued to the Indemnified Group as part of the Organization Transactions, unless otherwise required by Law.

9.9 Purpose of Indemnification. For the avoidance of doubt, the indemnification rights and obligations provided for in this ARTICLE IX are intended to allocate risk among the Deep Dish Post-Merger Equityholders, on the one hand, and the Thin Crust Equityholders, on the other hand, arising out of the Thin Crust Merger and the Contribution (independent of the Deep Dish Merger), and such rights and obligations do not result from, and in no way are a term of, the Deep Dish Merger.

ARTICLE X

TAX MATTERS

10.1 Transfer Taxes. Parent shall be liable for, and shall pay when due, any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement.

10.2 Cooperation on Tax Matters. The parties hereto shall cooperate reasonably with each other in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

10.3 Filing of Tax Returns.

(a) Filing of Pre-Closing Tax Returns After the Closing Date.

(i) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Deep Dish and the Deep Dish Subsidiaries for all Pre-Closing Tax Periods that are filed after the Closing Date. At least ten (10) Business Days prior to filing any such Tax Return, Parent shall provide each such Tax Return described in the preceding sentence to the Deep Dish Stockholder Representative and (1) if any Taxes shown as due on such Tax Return would not reasonably be expected to be payable by the Deep Dish Post-Merger Equityholders pursuant to their indemnification obligations hereunder, shall consider in good faith any changes reasonably requested by the Deep Dish Stockholder Representative and (2) if any Taxes shown as due on such Tax Return would reasonably be expected to be payable by the Deep Dish Post-Merger Equityholders pursuant to their indemnification obligations hereunder, shall make any changes reasonably requested by the Deep Dish Stockholder Representative.

(ii) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Thin Crust and the Thin Crust Subsidiaries for all Pre-Closing Tax Periods that are filed after the Closing Date. At least ten (10) Business Days prior to filing any such Tax Return, Parent shall provide each such Tax Return described in the preceding sentence to the Thin Crust Equityholder LLC and the Thin Crust Equityholder

Corp. Stockholder Representative and (1) if any Taxes shown as due on such Tax Return would not reasonably be expected to be payable by the Thin Crust Equityholders pursuant to their indemnification obligations hereunder or otherwise or payable by ARAMARK Holdings Corporation or any of its Subsidiaries or any of the direct or indirect owners of the Thin Crust Equityholders, shall consider in good faith any changes reasonably requested by the Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative and (2) if any Taxes shown as due on such Tax Return would reasonably be expected to be payable by the Thin Crust Equityholders pursuant to their indemnification obligations hereunder or otherwise or payable by ARAMARK Holdings Corporation or any of its Subsidiaries or any of the direct or indirect owners of the Thin Crust Equityholders, shall make any changes reasonably requested by the Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative.

(iii) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Thin Crust Equityholder Corp. (other than any consolidated, combined, unitary or similar Tax Returns filed or required to be filed by any group the common parent of which is ARAMARK Holdings Corporation or any of its Subsidiaries) for all Pre-Closing Tax Periods that are filed after the Closing Date. At least ten (10) Business Days prior to filing any such Tax Return, Parent shall provide each such Tax Return described in the preceding sentence to the Thin Crust Equityholder Corp. Stockholder Representative and (1) if any Taxes shown as due on such Tax Return would not reasonably be expected to be payable by the Thin Crust Equityholder Corp. Stockholders pursuant to their indemnification obligations hereunder, shall consider in good faith any changes reasonably requested by the Thin Crust Equityholder Corp. Stockholder Representative and (2) if any Taxes shown as due on such Tax Return would reasonably be expected to be payable by the Thin Crust Equityholder Corp. Stockholders pursuant to their indemnification obligations hereunder, shall make any changes reasonably requested by the Thin Crust Equityholder Corp. Stockholder Representative.

(b) Filing of Straddle Period Returns.

(i) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Deep Dish and the Deep Dish Subsidiaries for Straddle Periods. At least ten (10) Business Days prior to filing any such Tax Return, Parent shall provide each such Tax Return described in the preceding sentence to the Deep Dish Stockholder Representative and (1) if any Taxes shown as due on such Tax Return would not reasonably be expected to be payable by the Deep Dish Post-Merger Equityholders pursuant to their indemnification obligations hereunder, shall consider in good faith any changes reasonably requested by the Deep Dish Stockholder Representative and (2) if any Taxes shown as due on such Tax Return would reasonably be expected to be payable by the Deep Dish Post-Merger Equityholders pursuant to their indemnification obligations hereunder, shall make any changes reasonably requested by the Deep Dish Stockholder Representative to the extent such changes would relate to the portion of such Taxes reported on such Tax Return that would reasonably be expected to be payable by the Deep Dish Post-Merger Equityholders pursuant to their indemnification obligations hereunder.

(ii) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Thin Crust and the Thin Crust Subsidiaries for Straddle Periods. At least ten (10) Business Days prior to filing any such Tax Return, Parent shall provide each such Tax Return described in the preceding sentence to the Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative and (1) if any Taxes shown as due on such Tax Return would not reasonably be expected to be payable by the Thin Crust Equityholders pursuant to their indemnification obligations hereunder or otherwise or payable by ARAMARK Holdings Corporation or any of its Subsidiaries or any of the direct or indirect owners of the Thin Crust Equityholders, shall consider in good faith any changes reasonably requested by the Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative and (2) if any Taxes shown as due on such Tax Return would reasonably be expected to be payable by the Thin Crust Equityholders pursuant to their indemnification obligations hereunder or otherwise or payable by ARAMARK Holdings Corporation of any or its Subsidiaries or any of the direct or indirect owners of the Thin Crust Equityholders, shall make any changes reasonably requested by the Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative to the extent such changes would relate to the portion of such Taxes reported on such Tax Return that would reasonably be expected to be payable by the Thin Crust Equityholders pursuant to their indemnification obligations hereunder.

(iii) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Thin Crust Equityholder Corp. for Straddle Periods. At least ten (10) Business Days prior to filing any such Tax Return, Parent shall provide each such Tax Return described in the preceding sentence to the Thin Crust Equityholder Corp. Stockholder Representative and (1) if any Taxes shown as due on such Tax Return would not reasonably be expected to be payable by the Thin Crust Equityholder Corp. Stockholders pursuant to their indemnification obligations hereunder, shall consider in good faith any changes reasonably requested by the Thin Crust Equityholder Corp. Stockholder Representative and (2) if any Taxes shown as due on such Tax Return would reasonably be expected to be payable by the Thin Crust Equityholder Corp. Stockholders pursuant to their indemnification obligations hereunder, shall make any changes reasonably requested by the Thin Crust Equityholder Corp. Stockholder Representative to the extent such changes would relate to the portion of such Taxes reported on such Tax Return that would reasonably be expected to be payable by the Thin Crust Equityholder Corp. Stockholders pursuant to their indemnification obligations hereunder.

10.4 Tax Proration. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

10.5 Contest Provisions.

(a) The Deep Dish Stockholder Representative and Parent shall give prompt notice to the other of any Tax Contest with respect to any Tax Return of Deep Dish or any Deep Dish Subsidiary for a Pre-Closing Tax Period. Parent shall have the right to control the conduct and resolution of such Tax Contest; provided, however, the Deep Dish Stockholder Representative may control any such Tax Contest to the extent such Tax Contest could reasonably be expected to result in Taxes payable by the Deep Dish Post-Merger Equityholders pursuant to their indemnification obligations hereunder, but, in such case, (i) Parent shall be permitted at its own expense to participate in the portion of such Tax Contest that is controlled by the Deep Dish Stockholder Representative, and (ii) any settlement, compromise, or discharge of such Tax Contest by the Deep Dish Stockholder Representative shall be subject to the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

(b) Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative, on the one hand, and Parent, on the other hand, shall give prompt notice to the other of any Tax Contest with respect to any Tax Return of Thin Crust or any Thin Crust Subsidiary for a Pre-Closing Tax Period. Parent shall have the right to control the conduct and resolution of such Tax Contest; provided, however, Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative may control any such Tax Contest to the extent such Tax Contest could reasonably be expected to result in Taxes payable by the Thin Crust Equityholders pursuant to their indemnification obligations hereunder or otherwise or payable by ARAMARK Holdings Corporation or any of its Subsidiaries or any of the direct or indirect owners of the Thin Crust Equityholders, but, in such case (i) Parent shall be permitted at its own expense to participate in the portion of such Tax Contest that is controlled by Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative, and (ii) any settlement, compromise, or discharge of such Tax Contest by the Thin Crust Equityholder LLC and the Thin Crust Equityholder Corp. Stockholder Representative shall be subject to the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

(c) Thin Crust Equityholder Corp. Stockholder Representative and Parent shall give prompt notice to the other of any Tax Contest with respect to any Tax Return of Thin Crust Equityholder Corp. for a Pre-Closing Tax Period. Parent shall have the right to control the conduct and resolution of such Tax Contest; provided, however, the Thin Crust Equityholder Corp. Stockholder Representative may control any such Tax Contest to the extent such Tax Contest could reasonably be expected to result in Taxes payable by the Thin Crust Equityholder Corp. Stockholders pursuant to their indemnification obligations hereunder, but, in such case (i) Parent shall be permitted at its own expense to participate in the portion of such Tax Contest that is controlled by the Thin Crust Equityholder Corp. Stockholder Representative, and (ii) any settlement, compromise, or discharge of such Tax Contest by the Thin Crust Equityholder Corp. Stockholder Representative shall be subject to the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed; provided, however, the foregoing shall not apply to any Tax Contests relating to any consolidated, combined, unitary or similar Tax Returns filed or required to be filed by any group the common parent of which is ARAMARK Holdings Corporation or any of its Subsidiaries), which shall be solely controlled by ARAMARK Holdings Corporation of its Subsidiaries (but, for the avoidance of doubt, shall be subject to any applicable rights of Parent under the Tax Matters Agreement).

10.6 FIRPTA Certificate. At or before the Closing, each of Deep Dish, Thin Crust Equityholder Corp, and the Remaining Thin Crust Equityholders shall deliver to Parent such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to Parent, certifying that the transactions hereunder are exempt from withholding under Section 1445 of the Code.

10.7 Overlap. In the event of any conflict or overlap between the provisions of this ARTICLE X and the provisions of ARTICLE IX, the provisions of this ARTICLE X shall govern.

10.8 Additional Tax Matters.

(a) Each of the parties to this Agreement shall treat (i) the Organization Transactions as part of an integrated transaction by which (A) each Deep Dish Equityholder, (B) each Thin Crust Equityholder Corp. Stockholder, (C) Thin Crust Equityholder LLC, and (D) the other Remaining Thin Crust Equityholders are treated as transferring (I) Deep Dish shares, (II) Thin Crust Equityholder Corp. shares, (III) Thin Crust Preferred Units, and (IV) Thin Crust Common Units, respectively, to Parent in a transaction qualifying under Section 351 of the Code, (ii) the Deep Dish Recapitalization as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code, (iii) the Thin Crust Merger as a “reorganization” within the meaning of Section 368(a) of the Code and (iv) the Deep Dish Merger as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto shall file their Tax Returns consistent with the foregoing and shall take no action inconsistent with the foregoing, unless otherwise required by Law.

(b) The parties hereto shall each use its commercially reasonable efforts to cause the Organization Transactions to qualify, and shall use its commercially reasonable efforts not to, and not to permit or cause any of its Affiliates to, take any action not expressly contemplated by this Agreement that could reasonably be expected prevent or impede (i) the Organization Transactions from qualifying under Section 351 of the Code, (ii) the Deep Dish Recapitalization from qualifying as a reorganization pursuant to Section 368(a)(1)(E) of the Code and (iii) the Thin Crust Merger from qualifying as a “reorganization” under Section 368(a) of the Code and (iv) the Deep Dish Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(c) Immediately after the Closing, Parent shall have no plan or intention of causing the Parent to become an “investment company” within the meaning of Section 351 of the Code.

(d) Parent shall have no plan or intent to cause the dissolution of Deep Dish or Thin Crust Equityholder Corp. following the Closing, and Parent shall not voluntarily cause such dissolution of Deep Dish or Thin Crust Equityholder Corp. within a period of twelve months following the Closing.

(e) Not later than 60 days following the date audited financials for Thin Crust are available for the taxable year that includes the Closing Date, Parent and Thin Crust Equityholder LLC shall cooperate to determine the amount of taxable income that was properly allocable to Thin Crust Equityholder LLC for the portion of such taxable year ending on the

Closing Date based on a closing of the books method, and to the extent that the difference between (x) the tax distributions recalculated by multiplying the amount of such properly allocable taxable income by 44% (“Recalculated TC Tax Distributions”) and (y) the actual tax distributions that Thin Crust made to Thin Crust Equityholder LLC with respect to such taxable year (“Actual TC Tax Distributions”) exceeds $25,000, then (i) Thin Crust shall pay to Thin Crust Equityholder LLC the excess, if any, of the Recalculated TC Tax Distributions over the Actual TC Tax Distributions or (ii) Thin Crust Equityholder LLC shall pay to Thin Crust the excess, if any, of the Actual Tax Distributions over the Recalculated TC Tax Distributions.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by Deep Dish and Thin Crust.

11.2 Thin Crust Equityholder Representative.

(a) Each of the Thin Crust Equityholders hereby constitutes and appoints, effective from and after the date hereof, the Thin Crust Equityholder Representative, as the agent and attorney-in-fact of such Thin Crust Equityholders to act under this Agreement in accordance with the terms of this Section 11.2.

(b) The Thin Crust Equityholder Representative has been authorized by the Thin Crust Equityholders for or on behalf of such Thin Crust Equityholders, to:

(i) administer any Third-Party Claim or indemnity claim hereunder on behalf of the Thin Crust Equityholders as a group arising in accordance with ARTICLE IX, and to engage special counsel, accountants and other advisors on behalf of the Thin Crust Equityholders and incur such other expenses in connection with any of the foregoing;

(ii) cause the covenants and agreements of the Thin Crust Equityholders contained in this Agreement to be performed; and

(iii) take such other action after the Closing on behalf of the Thin Crust Equityholders under this Agreement as such Thin Crust Equityholder Representative may deem appropriate.

(c) Deep Dish and Thin Crust shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Thin Crust Equityholder Representative without independent investigation. Deep Dish and Thin Crust shall have no liability whatsoever to any Thin Crust Equityholders for any acts or omissions of the Thin Crust Equityholder Representative, or any acts or omissions taken or not taken by Deep Dish and Thin Crust or any other Persons at the direction of the Thin Crust Equityholder Representative.

(d) To the maximum extent permissible by Law, the Thin Crust Equityholders’ Representative will incur no liability to the Thin Crust Equityholders with respect to any action or inaction taken or failed to be taken in connection with its services as the Thin

Crust Equityholder Representative, except for its own fraud or willful misconduct. In all questions arising under this Agreement, the Thin Crust Equityholder Representative may rely on the advice of counsel, and the Thin Crust Equityholder Representative will not be liable to any Thin Crust Equityholder for anything done, omitted or suffered in good faith by the Thin Crust Equityholder Representative based on such advice.

11.3 Thin Crust Equityholder Corp. Stockholder Representative.

(a) Each of the Thin Crust Equityholder Corp. Stockholders hereby constitutes and appoints, effective from and after the date hereof, the Thin Crust Equityholder Corp. Stockholder Representative, as the agent and attorney-in-fact of such Thin Crust Equityholder Corp. Stockholders to act under this Agreement in accordance with the terms of this Section 11.3.

(b) The Thin Crust Equityholder Corp. Stockholders Representative has been authorized by the Thin Crust Equityholder Corp. Stockholders for or on behalf of such Thin Crust Equityholder Corp. Stockholders, to:

(i) administer any Third-Party Claim or indemnity claim hereunder on behalf of the Thin Crust Equityholder Corp. Stockholders as a group arising in accordance with ARTICLE IX, and to engage special counsel, accountants and other advisors on behalf of the Thin Crust Equityholder Corp. Stockholders and incur such other expenses in connection with any of the foregoing;

(ii) cause the covenants and agreements of the Thin Crust Equityholder Corp. Stockholders contained in this Agreement to be performed; and

(iii) take such other action after the Closing on behalf of the Thin Crust Equityholder Corp. Stockholders under this Agreement as such Thin Crust Equityholder Corp. Stockholder Representative may deem appropriate.

(c) Deep Dish and Thin Crust shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Thin Crust Equityholder Corp. Stockholder Representative without independent investigation. Deep Dish and Thin Crust shall have no liability whatsoever to any Thin Crust Equityholder Corp. Stockholders for any acts or omissions of the Thin Crust Equityholder Corp. Stockholder Representative, or any acts or omissions taken or not taken by Deep Dish and Thin Crust or any other Persons at the direction of the Thin Crust Equityholder Corp. Stockholder Representative.

(d) To the maximum extent permissible by Law, the Thin Crust Equityholder Corp. Stockholder Representative will incur no liability to the Thin Crust Equityholder Corp. Stockholders with respect to any action or inaction taken or failed to be taken in connection with its services as the Thin Crust Equityholder Corp. Stockholder Representative, except for its own fraud or willful misconduct. In all questions arising under this Agreement, the Thin Crust Equityholder Corp. Stockholder Representative may rely on the advice of counsel, and the Thin Crust Equityholder Corp. Stockholder Representative will not be liable to any Thin Crust Equityholder Corp. Stockholders for anything done, omitted or suffered in good faith by the Thin Crust Equityholder Corp. Stockholder Representative based on such advice.

11.4 Deep Dish Stockholder Representative.

(a) The Deep Dish Equityholders hereby constitute and appoint, effective from and after the date hereof, the Deep Dish Stockholder Representative, as the agent and attorney-in-fact of the Deep Dish Equityholders to act under this Agreement in accordance with the terms of this Section 11.4.

(b) The Deep Dish Stockholder Representative has been authorized by the Deep Dish Equityholders for or on behalf of the Deep Dish Equityholders, to:

(i) administer any Third-Party Claim or indemnity claim hereunder on behalf of the Deep Dish Equityholders arising in accordance with ARTICLE IX, and to engage special counsel, accountants and other advisors on behalf of the Deep Dish Equityholders and incur such other expenses in connection with any of the foregoing;

(ii) cause the covenants and agreements of Deep Dish contained in this Agreement to be performed following the Closing, as applicable; and

(iii) take such other action after the Closing on behalf of the Deep Dish Equityholders under this Agreement as such Deep Dish Stockholder Representative may deem appropriate.

(c) Parent, any Subsidiary of Parent and the Thin Crust Equityholders shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Deep Dish Stockholder Representative without independent investigation. None of Parent, any Parent Subsidiary or the Thin Crust Equityholders shall have any liability whatsoever to the Deep Dish Equityholders for any acts or omissions of the Deep Dish Stockholder Representative, or any acts or omissions taken or not taken by Parent, any Parent Subsidiary or any Thin Crust Equityholders or any other Persons at the direction of the Deep Dish Stockholder Representative.

(d) To the maximum extent permissible by Law, the Deep Dish Stockholder Representative will incur no liability to the Deep Dish Equityholders with respect to any action or inaction taken or failed to be taken in connection with its services as the Deep Dish Stockholder Representative, except for its own willful misconduct. In all questions arising under this Agreement, the Deep Dish Stockholder Representative may rely on the advice of counsel, and Deep Dish Stockholder Representative will not be liable to any Deep Dish Equityholder for anything done, omitted or suffered in good faith by the Deep Dish Stockholder Representative based on such advice.

11.5 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Related Agreements shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by facsimile (with written confirmation of transmission) as follows:

(a)	If, prior to the Closing, to Deep Dish:

111 W. Washington St., Suite 2100

Chicago, IL 60602

Attention: Matt Maloney

Facsimile: (312) 252-1830

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Craig Schmitz, Esq.

Facsimile: (650) 752-3266

(b)	If, following the Closing, to Parent:

111 W. Washington St., Suite 2100

Chicago, IL 60602

Attention: Matt Maloney

Facsimile: (312) 252-1830

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Craig Schmitz, Esq.

Facsimile: (650) 752-3266

(c)	If, prior to the Closing, to Thin Crust:

Seamless North America, LLC

1065 Avenue of the Americas, Floor 15

New York, NY 10018

Attention: Margo Drucker

Facsimile: (646) 417-6850

with a copy (which shall not constitute notice) to:

Latham & Watkins

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Scott R. Haber, Esq.

Facsimile: (415) 395-8095

(d)	If to the Thin Crust Equityholders:

Seamless Holdings Corporation

1101 Market Street

Philadelphia, PA 19107

Attention: President

Facsimile: (215) 238-3388

and

Spectrum Equity Investors

333 Middlefield Road

Menlo Park, CA 94025

Attention: Benjamin C. Spero

Facsimile: (415) 464-4601

with a copy (which shall not constitute notice) to:

Latham & Watkins

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Scott R. Haber, Esq.

Facsimile: (415) 395-8095

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Steven C. Todrys, Esq.

Facsimile: (212) 455-2502

(e)	If to the Thin Crust Equityholder Representative:

Benjamin C. Spero

c/o Spectrum Equity Investors

333 Middlefield Road

Menlo Park, CA 94025

Attention: Benjamin C. Spero

Facsimile: (415) 464-4601

with a copy (which shall not constitute notice) to:

Latham & Watkins

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Scott R. Haber, Esq.

Facsimile: (415) 395-8095

(f)	If to the Thin Crust Equityholder Corp. Stockholder Representative:

Justin Sadrian

c/o Warburg Pincus

One Market Plaza

Spear Tower, Suite 1700

San Francisco, CA 94105

Facsimile: (415) 659-0045

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Steven C. Todrys, Esq.

Facsimile: (212) 455-2502

(g)	If to the Deep Dish Equityholders:

Steven Spurlock

c/o Benchmark Capital

2480 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Facsimile: (650) 475-8490

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Craig Schmitz, Esq.

Facsimile: (650) 752-3266

(h)	If to the Deep Dish Stockholder Representative:

Steven Spurlock

c/o Benchmark Capital

2480 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Facsimile: (650) 475-8490

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Craig Schmitz, Esq.

Facsimile: (650) 752-3266

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 11.6. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile, upon receipt.

11.7 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction, specific performance or other equitable remedy to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties agree that each party shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the other parties’ obligations to effect the Closing on the terms and conditions set forth herein in the event that, where Deep Dish is the party seeking to specifically enforce Thin Crust’s obligations to effect the Closing, the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at the Closing) have been satisfied (and remain satisfied) or waived (the “Deep Dish Closing Conditions”), and where Thin Crust is the party seeking to specifically enforce Deep Dish’s obligations to effect the Closing, the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at the Closing) have been satisfied (and remain satisfied) or waived (the “Thin Crust Closing Conditions”). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that solely with respect to the equitable remedy to specifically enforce a party’s obligations to effect the Closing, such party may oppose the granting of specific performance only on the basis that one of the Deep Dish Closing Conditions or Thin Crust Closing Conditions, as applicable, has not been satisfied or waived. The parties hereto further agree that (i) by seeking the remedies provided for in this

Section 11.6, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated, and (ii) nothing set forth in this Section 11.7 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.7 prior or as a condition to exercising any termination right under ARTICLE VIII (and pursuing damages after such termination), nor shall the commencement of any proceeding pursuant to this Section 11.7 or anything set forth in this Section 11.7 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE VIII or, subject to Section 8.2, pursue any other remedies under this Agreement that may be available at any time.

11.8 Interpretation.

(a) When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” Terms defined in the singular shall include the plural and vice versa, and any reference to the masculine, feminine or neuter gender shall include each other gender. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties, covenants or agreements, shall mean material in relation to such party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

(b) The Disclosure Schedules are hereby incorporated by reference into the sections in which they are directly referenced. The disclosures in any Section or subsection of the Disclosure Schedules shall qualify other Sections and subsections of this Agreement only to the extent it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure will be deemed to be disclosed with respect to any other Section or subsection of the Agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify, limit and provide information described in, as applicable, the representations, warranties, covenants and agreements of the parties contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements.

11.9 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

11.10 Entire Agreement. This Agreement, together with the Deep Dish Disclosure Schedule, the Thin Crust Disclosure Schedule, the Related Agreements, and the documents and instruments referred to herein that are to be delivered at the Closing, contain the entire agreement among the parties with respect to the Transactions, and supersede all prior or contemporaneous agreements, written or oral, among the parties or their respective Affiliates with respect thereto, other than the Confidentiality Agreement which shall survive execution of this Agreement and shall terminate in accordance with the provisions thereof. Except as specifically set forth in this Agreement, there are no representations or warranties by any party in connection with the transactions contemplated by this Agreement.

11.11 Binding Effect; Third Party Beneficiaries; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this.

(b) No assignment of this Agreement or of any rights or obligations hereunder may be made by parties hereto directly or indirectly (by operation of law or otherwise), without the prior written consent of Thin Crust, in the case of an assignment by Deep Dish, and Deep Dish, in the case of an assignment by Thin Crust, or the Thin Crust Equityholders, and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the assigning party of any such obligations or of any liability for any breach by such party or its assignee of any such obligations.

11.12 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.

11.13 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of law principles that would require the application of any other Law.

11.14 CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL

JURISDICTION OF THE DELAWARE COURTS IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR ANY OF THE TRANSACTIONS IN ANY COURT OTHER THAN THE DELAWARE COURTS UNLESS VENUE WOULD NOT BE PROPER UNDER RULES APPLICABLE IN SUCH COURTS.

11.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

11.16 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement. Facsimile or other electronic signatures to this Agreement shall have the same effect as original signatures.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THIN CRUST:

SEAMLESS NORTH AMERICA, LLC

By:	/s/ Jonathan Zabusky
Name: Jonathan Zabusky
Title: Chief Executive Officer

DEEP DISH:

GRUBHUB, INC.

By:	/s/ Matthew Maloney
Name: Matthew Maloney
Title: Chief Executive Officer

PARENT:

GRUBHUB HOLDINGS INC.

By:	/s/ Matthew Maloney
Name: Matthew Maloney
Title: President

DD ACQUISITION SUB:

PIZZA 1 CO.

By:	/s/ Matthew Maloney
Name: Matthew Maloney
Title: President

TC ACQUISITION SUB:

PIZZA 2 CO.

By:	/s/ Matthew Maloney
Name: Matthew Maloney
Title: President

THIN CRUST EQUITYHOLDERS:

SLW INVESTOR, LLC

By:	/s/ Benjamin C. Spero
Name: Benjamin C. Spero
Title: President

SEAMLESS HOLDINGS CORPORATION

By:	/s/ L. Frederick Sutherland
Name: L. Frederick Sutherland
Title: President

THIN CRUST EQUITYHOLDERS’ REPRESENTATIVE:

By:	/s/ Benjamin C. Spero
Name: Benjamin C. Spero

THIN CRUST EQUITYHOLDER CORP. STOCKHOLDER REPRESENTATIVE:

By:	/s/ Justin Sadrian
Name: Justin Sadrian

DEEP DISH STOCKHOLDER REPRESENTATIVE:

By:	/s/ Steven Spurlock
Name: Steven Spurlock